Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

DATED AS OF AUGUST 11, 2023

AMONG

GREC WAREHOUSE HOLDINGS 1 LLC,

as Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

THE LC ISSUERS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

AND

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Bookrunner

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Continuation/Conversion

EXHIBIT B-1	—	Form of LC Note
EXHIBIT B-2	—	Form of Revolving Loan Note
EXHIBIT C	—	Form of LC Participating Certificate
EXHIBIT D-1	—	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-2	—	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-3	—	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-4	—	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT E	—	Form of Assignment and Acceptance
EXHIBIT F	—	Form of Solvency Certificate
EXHIBIT G-1	—	Form of Holdco Pledge Agreement
EXHIBIT G-2	—	Form of Security Agreement
EXHIBIT H	—	Form of Affiliate Subordination Agreement
EXHIBIT I	—	Form of Sponsor Guaranty
EXHIBIT J	—	Form of Sponsor Certificate
EXHIBIT K	—	Form of Guarantor Supplement
EXHIBIT L	—	Independent Engineer’s Scope of Review
EXHIBIT M	—	Form of Compliance Certificate
EXHIBIT N	—	Form of Diligence Summary Memo
EXHIBIT O	—	Facility Milestone Schedule
EXHIBIT P	—	Form of Construction Report
EXHIBIT Q	—	Form of Operating Report
EXHIBIT R	—	Form of O&M Contract
EXHIBIT S	—	Form of Concentration Limits Certificate
EXHIBIT T	—	Form of REC Services Agreement
EXHIBIT U	—	Sustainability Loan Terms and Conditions
EXHIBIT V	—	Form of EPC Contractor Qualifications
EXHIBIT W	—	Form of Debt Service Reserve Letter of Credit

SCHEDULE 1.1(a)	—	Concentration Limits
SCHEDULE 1.1(b)	—	Eligibility Criteria
SCHEDULE 1.1(c)	—	Pre-Approved Vendors; Eligible Tax Equity Investors
SCHEDULE 1.1(d)	—	Commitments
SCHEDULE 1.1(e)	—	Permitted Indebtedness
SCHEDULE 1.1(f)	—	Permitted Liens
SCHEDULE 1.1(g)	—	Borrowing Base and Debt Sizing Criteria
SCHEDULE 1.1(h)	—	Permitted Tax Equity Arrangement Criteria
SCHEDULE 1.1(i)	—	Approved Markets
SCHEDULE 6.4	—	Investments
SCHEDULE 6.6	—	No Conflicts
SCHEDULE 6.9	—	Litigation
SCHEDULE 8.26	—	Additional Borrower Covenants
SCHEDULE 9.3	—	Affiliate Transactions

CREDIT AND GUARANTY AGREEMENT

This Credit and Guaranty Agreement (this “Agreement”) is entered into as of August 11, 2023, by and among (i) GREC WAREHOUSE HOLDINGS 1 LLC, a Delaware limited liability company (the “Borrower”), (ii) THE GUARANTORS FROM TIME TO TIME PARTY HERETO (together with the Borrower, being the “Obligors”), (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed pursuant to Section 12 in such capacity, the “Administrative Agent”) and as the initial LC Issuer (as defined below), and (iv) THE LC ISSUERS AND LENDERS FROM TIME TO TIME PARTY HERETO, and with WELLS FARGO SECURITIES, LLC, as sole lead arranger and bookrunner (the “Lead Arranger”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 1.1 hereof.

PRELIMINARY STATEMENT

WHEREAS, the Borrower has, subject to the terms and conditions set forth in this Agreement, requested that the Revolving Loan Lenders (as defined below) extend Revolving Loans and issue Letters of Credit to the Borrower in an initial aggregate principal amount equal to $75,000,000, as may be increased up to $250,000,000 pursuant to the terms hereof, which will be used to support the construction and operation of the Facilities (as defined below), subject to certain limitations set forth herein;

WHEREAS, the Borrower has, subject to the terms and conditions set forth in this Agreement, requested that (a) the LC Lenders (as defined below) commit to make LC Loans (as defined below) to the Borrower in order to fund any drawings on any Letter of Credit (as defined below) issued hereunder and (b) the LC Issuers (as defined below) commit to issue Letters of Credit (as defined below) from time to time to satisfy credit support obligations in respect of the Facilities and debt service reserve account obligations, in each case, subject to the terms and conditions set forth herein and otherwise in accordance with the terms of the Security Agreement; and

WHEREAS, the Revolving Loan Lenders, the LC Lenders and the LC Issuers are willing to provide the above-referenced extensions of credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acceptable Bank” means any bank or trust company which is organized or is licensed as a branch or agency under the laws of the United States of America, or any state or province thereof which has a combined capital and surplus and undivided profits of at least $1,000,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P or “A3” or better by Moody’s.

“Account Control Agreements” means, collectively, control agreement in respect of one or more accounts of any Obligor to be entered into by and among the Collateral Agent, a securities intermediary or depositary bank, and such Obligor on or following the Closing Date, which control agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Accounts” means Deposit Accounts or Securities Accounts (in each case as defined in the Uniform Commercial Code) of any Obligor.

“Acquisition Documents” means, with respect to a Facility, any contract entered into by Borrower or a Subsidiary of Borrower for the purpose of the purchase, sale or acquisition, directly or indirectly, of a Facility, including any contribution agreement, purchase and sale agreement, membership interest purchase agreement, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Administrative Agent” is defined in the preamble of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affected Lender” is defined in Section 2.12 hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Facility” means a solar photovoltaic generation facility, solar photovoltaic generation plus storage facility or standalone storage facility and all components thereof and other facilities ancillary thereto owned by an Affiliate of Borrower from time to time but excluding any Facility for which an Initial Facility Funding Date has occurred.

“Affiliate Facility Letter of Credit” means a Letter of Credit issued under this Agreement to satisfy credit support obligations of Affiliates of Borrower or its Subsidiaries related to any Affiliate Facility.

“Affiliate Subordination Agreement” means a subordination agreement in substantially the form of Exhibit H.

“Agent Indemnitee” is defined in Section 12.5 hereof.

“Agents” has the meaning set forth in the Security Agreement.

“Agreement” is defined in the preamble of this Agreement.

“Albany 1” means Hecate Energy Albany 1 LLC, a Delaware limited liability company.

“Albany 2” means Hecate Energy Albany 2 LLC, a Delaware limited liability company.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Term SOFR in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus one percent (1.00%), provided that the Alternate Base Rate shall never be less than one percent (1.00%). Any change in the Alternate Base Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Rate or Term SOFR, respectively.

“Alternate Base Rate Loan” means a Loan that bears interest based on the Alternate Base Rate.

“Ancillary Services” means services and products related to the attributes of electricity and to the capacity to generate electricity, including black start services, reactive supply and voltage control from generation or other sources, regulation and frequency response service, energy imbalance service, operating reserve-spinning reserve service, operating reserve-supplemental reserve service, generator imbalance service, and other ancillary energy services, in each case, as accepted or approved by (a) FERC under Order No. 888 or 890 or (b) any duly authorized and operating Regional Transmission Organization, Independent System Operator or balancing authority.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or Governmental Approval, or any published directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on a given Person, as the context may require, whether in effect as of the Closing Date or thereafter and, in each case, as amended (including all Environmental Laws and any of the foregoing pertaining to land use or zoning restrictions).

“Applicable Margin” means in respect of each time period set forth in the first column of the table below, the corresponding percentage set forth in the second column:

Time Period	Applicable Margin
Closing Date to (but not including) the second anniversary of the Closing Date	2.025%
Second anniversary of the Closing Date and thereafter	2.275%

“Application” is defined in Section 2.1(d) hereof.

“Approved Excluded Offtakers” means each Shadow-Rated Offtaker (that is not otherwise a Specified Excluded Offtaker) with respect to a Facility subject to a request for an Initial Facility Funding Date for which during the Diligence Period, (a) no Lender (if there are no more than three (3) Lenders party hereto at the time of such Initial Facility Funding Date) or (b) no more than two (2) Lenders (if there are more than three (3) Lenders party hereto at the time of such Initial Facility Funding Date), request(s) to deem as a Non-Investment Grade Offtaker.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Markets” is defined in Schedule 1.1(i) attached hereto.

“Asset Disposition” means any sale, assignment, transfer or other disposition of any assets or property (whether now owned or hereafter acquired) by any Obligor or any of its Subsidiaries to any other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party the consent of which is required by Section 13.18 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, general counsel, principal accounting officer, treasurer, assistant treasurer, secretary, assistant secretary or any vice president of such Person, or the equivalent position of such Person provided pursuant to the applicable Organizational Documents, or such other officer or representative (or individual holding a designated authorized office) specifically authorized by such Person’s managing member, board of directors, management committee or equivalent governing body.

“Available Amount” is defined in Schedule 1.1(g) hereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 13.19(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail -In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 of the United States of America, as amended and as the same may be further amended, and any other Applicable Laws with respect to bankruptcy, insolvency or reorganization that are successors thereto.

“Bankruptcy Proceeding” is defined in Section 10.3 hereof.

“Base Rate” means for any day the rate of interest, per annum, announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, in effect at its principal office in New York City, on such day and notified to the Borrower, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate).

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.2(a) hereof.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 13.19(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)          the sum of (i) Daily Simple SOFR and (ii) 0.10%; or

(b)          the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii)  the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 13.19(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 13.19(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” is defined in Section 13.32(b) hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble of this Agreement.

“Borrowing” means the total of Loans of a Class of a single Type advanced, continued for an additional Interest Period, or converted from a different Type into such Type by the applicable Lenders on a single date and, in the case of SOFR Loans, for a single Interest Period. A Borrowing is “advanced” on the day such Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same Type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one Type of Loan to the other, all as determined pursuant to Section 2.4 hereof.

“Breakage Costs” means the amount, if any, by which (x) the amount of interest which would have accrued on any amount prepaid hereunder for the period from the date of such prepayment to the last day of the then current Interest Period in respect thereof had such amount been paid on the last day of such Interest Period exceeds (y) the amount of interest (as reasonably determined by the Administrative Agent) which would have accrued on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions are authorized or required by Applicable Law to close.

“Cancelled Facility” means any Facility:

(a)         which does not achieve Commercial Operation on or before the date that is sixty (60) days before the Offtake Sunset Date, unless a replacement Power Purchase Agreement consistent with the Debt Sizing Criteria on which such Facility is financed has been executed and is in full force and effect,

(b)          for which the funding conditions under any Permitted Tax Equity Arrangements or Facility Sale documentation are not satisfied on or before the date that is sixty (60) days before TE Sunset Date, unless alternative replacement funding is provided in respect of such Facility, subject, solely in the case of any such alternative replacement funding, to the consent of the Required Lenders and, as a result, the funding commitments are no longer available to such Facility,

(c)          for which any Subsidiary of the Borrower that is a managing member under the Permitted Tax Equity Arrangements for such Facility, such Subsidiary is removed by the Tax Equity Investor as the managing member,

(d)          for which a material Governmental Approval of or from any Governmental Authority necessary for construction, operation or maintenance is modified, suspended, revoked, cancelled, terminated or failed to be obtained by the time required and such modification, suspension, revocation, cancellation, termination or failure is reasonably expected to cause the Commercial Operation of such Facility to occur later than the Outside Target Completion Date,

(e)          for which any Eligibility Representation is determined to have been incorrect in any material respect as of the Initial Facility Funding Date,

(f)           for which, prior to the final funding under the Tax Equity Documents with respect to such Facility, the applicable Tax Equity Investor has become bankrupt, and

(g)          for which any Obligor or any of its Subsidiaries has determined not to proceed with development or construction.

“Capital Lease” means, at any time with respect to any Person, any lease of any property of such Person as lessee that should, in accordance with GAAP, be classified and accounted for as a capital lease or a finance lease on a consolidated balance sheet of such Person.

“Capital Lease Obligations” means, as of any date, the amount of the obligations of a Person as lessee under a Capital Lease that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease, incurred or created or assumed as part of the acquisition, construction or improvements of any fixed or capital asset.

“Cash Equivalents” means any of the following, to the extent owned by the Obligors or any of their Subsidiaries: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than three hundred sixty-five (365) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances, money market deposits and time deposits maturing within three hundred sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating the debt of such bank, an equivalent rating from another nationally recognized statistical rating agency), and (d) investments in any money market fund or money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency).

“Cash Flow Available Amount” means the amount determined pursuant to the Debt Sizing Criteria set forth in clause (a) of Schedule 1.1(g) of the Credit Agreement.

“Cash Flow Available for Debt Service” means, in respect of any period, all cash paid or payable to Permitted Accounts other than (i) the Net Cash Proceeds in respect of any Casualty Event, Event of Eminent Domain, Facility Sale or Partial Facility Sale which are required to be applied to a mandatory prepayment of Indebtedness under the Credit Documents or under Permitted Hedging Agreements, (ii) the proceeds of any Indebtedness (including the Loans), (iii) the proceeds of any Equity Contributions and (iv) the aggregate amount of any capital contribution or other payment by a Tax Equity Investor in connection with a Permitted Tax Equity Arrangement for which one or more Loans were made hereunder.

“Casualty Event” means an event that causes any property of any Obligor or any of its Subsidiaries or all or any part of a Facility to be lost, damaged, destroyed or rendered unfit for its intended use for any reason whatsoever.

“Category A Project” means a Facility that is likely to have significant adverse environmental and social effects that are sensitive, diverse, or unprecedented, and may be irreversible, and which may affect an area or population outside of the immediate area on which a project site and the related project facilities are located.

“Change in Control” shall be deemed to have occurred if (a) (i) at any time prior to a Qualified IPO, Greenbacker Renewable Energy Company LLC shall cease to own, directly or indirectly, more than fifty percent (50%) of the aggregate ordinary voting stock of Sponsor or (ii) at any time after a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding Greenbacker Renewable Energy Company LLC and any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the stock of Sponsor entitled to vote for members of the board of directors or equivalent governing body of Sponsor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) Sponsor fails to (i) retain over fifty percent (50%) of the aggregate voting and economic interest in each of Pledgor, Borrower and Holdco and (ii) Control Pledgor, Borrower or Holdco or (c) Borrower fails to (i) retain one hundred percent (100%) of the aggregate voting and economic interest in any Subsidiary that is a Loan Party and (ii) Control each Subsidiary that is a Loan Party (other than pursuant to a Disposition made in accordance with the terms hereof).

“Class” means, when used in respect of a Commitment, a Revolving Loan Commitment or an LC Commitment, as applicable.

“Closing Date” means the Business Day upon which each condition described in Section 7.1 hereof shall be satisfied or waived in accordance with Section 13.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively, the “Collateral”, as defined in the Security Agreement, the “Pledged Collateral”, as defined in the Holdco Pledge Agreement, and all other assets or property of whatsoever nature purported to be subject to a Lien under any Security Document.

“Collateral Agent” has the meaning set forth in the Security Agreement.

“Commercial Operation” means, with respect to a Facility, that such Facility is able to operate and produce electrical energy for commercial sale in all material respects in accordance with its Facility Documents, Prudent Industry Practices and Applicable Laws and has otherwise commenced operations under each applicable Power Purchase Agreement.

“Commitment” means, individually or collectively, as the context requires, a Revolving Loan Commitment or an LC Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 3.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Community Solar Arrangement” means, with respect to any Facility, any community solar subscription agreement or other customary community solar arrangement, entered into with respect to such Facility for the sale of electrical energy and any Ancillary Services related thereto, which in each case is entered into with a Community Solar Counterparty (a) that satisfies the Eligible Vendor Requirements as of the date of its execution, (b) that is an Affiliate of the Borrower reasonably acceptable to the Required Lenders, or (c) that is a subscriber under a community solar program in an Approved Market.

“Community Solar Counterparty” means, with respect to any Facility, the party under a community solar subscription agreement or other customary community solar arrangement.

“Community Solar Criteria” means, with respect to any Community Solar Facility, the requirement that (a) the related community solar program has at least three (3) years of operating and payment history and Lenders holding at least one third (1/3) of the combined outstanding Loans, LC Obligations and unutilized Commitments do not otherwise object to such program and (b) a Consumer Compliance Memo has been delivered to the extent such Community Solar Facility has residential customers.

“Community Solar Facility” means any Facility in respect of which any Obligor or any of its Subsidiaries has entered into a Community Solar Arrangement.

“Compliance Certificate” means a certificate of the Borrower substantially in the form of Exhibit M.

“Concentration Limits” is defined in Schedule 1.1(a) attached hereto.

“Concentration Limits Certificate” means a certificate of the Borrower, substantially in the form of Exhibit S, certifying to the compliance with the Concentration Limits.

“Concentration Limits Credit Support” means one or more letters of credit from an Acceptable Bank, in each case, non-recourse to the Borrower and its Subsidiaries and otherwise in form and substance reasonably satisfactory to the Lenders.

“Construction Facility” means each Facility that has not achieved Commercial Operation.

“Consumer Compliance Memo” means a consumer compliance memorandum regarding compliance with applicable consumer protection laws and regulations provided by the applicable Community Solar Counterparty reasonably acceptable to the Supermajority Lenders.

“Contingency Reserve” means, with respect to each Facility, a contingency amount for cost overruns in an amount not less than the percentage of Facility Costs for such Facility approved by the Independent Engineer in connection with the Initial Facility Funding Date and consistent with the Pro Forma Model.

“Contingent Obligations” means contingent indemnification obligations or liability under other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to Loans and Letters of Credit.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controls”, “Controlled” and “Controlling” shall have corollary meaning.

“Covered Entity” is defined in Section 13.32(b) hereof.

“Covered Party” is defined in Section 13.32(a) hereof.

“Credit Documents” means this Agreement, each Joinder Agreement, the LC Notes (if any), the Revolving Loan Notes (if any), each Letter of Credit, each Permitted Hedging Agreement, the Fee Letters, the Sponsor Guaranty and the Security Documents.

“Credit Event” means the advancing of any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Exposure” means, at any time with respect to a Lender, that at such time any Commitment of such Lender remains outstanding or any Obligation remains unpaid (unless a relevant Letter of Credit has been cash collateralized in accordance with the procedures set forth in Section 10.4 or other credit support reasonably acceptable to the Administrative Agent and LC Lenders has been provided); provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of Contingent Obligations, absent the assertion of a claim with respect thereto.

“Credit Rating” means, with respect to (a) a Person, the rating assigned by a Rating Agency to the senior long-term unsecured debt obligations of such Person or, if such Person does not have senior unsecured long-term debt that is rated by a Rating Agency, the rating assigned by a Rating Agency as the corporate credit rating or issuer rating of such Person (in each case not supported by any third party credit enhancement) and (b) any Securities, the rating assigned by a Rating Agency to such Securities. In the event two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the lower of the two and, in the event more than two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the second highest of the ratings.

“Credited Contracted Cash Flows” is defined in Schedule 1.1(g) attached hereto.

“Customary Restrictions” means customary provisions permitting indirect transfers of interests in the relevant Subsidiary so long as the transferee satisfies objective creditworthiness requiring the transferee (or a parent company thereof) to have a tangible net worth of no more than $300,000,000 or an Investment Grade Rating and objective experience criteria requiring the transferee (or an operator engaged by transferee) to have no more than two (2) years managing comparable assets.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Service” means, with respect to any period, the sum of the following (without duplication): (a) all interest payments due and payable in respect of Indebtedness of the Obligors (excluding Indebtedness that is subordinated in right of payment to the Obligations), plus (b) bank fees, commitment fees, letter of credit fees and similar fees and charges (excluding any up-front or one time fees and charges) due and payable by the Obligors during such period, plus (c) solely after any Facility achieves Commercial Operation, Imputed Amortization Amounts, all scheduled payments of principal in respect of Indebtedness of the Obligors and paid or payable during such period in accordance with the most recent Pro Forma Model in respect of such Facility (excluding (A) any balloon or similar payment due at the final maturity date of any Indebtedness, (B) any Hedging Termination Value and (C) Indebtedness that is subordinated in right of payment to the Obligations).

“Debt Service Reserve Account” has the meaning assigned to such term in the Security Agreement.

“Debt Service Reserve Required Amount” has the meaning assigned to such term in the Security Agreement.

“Debt Sizing Criteria” is defined in Schedule 1.1(g) attached hereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declassification” is defined in Exhibit U attached hereto.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” is defined in Section 2.8 hereof.

“Default Right” is defined in Section 13.32(b) hereof.

“Defaulting Lender” means, subject to Section 2.13, any Lender that:

(a)       has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due;

(b)       has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)       has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d)       has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action;

provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets (except, in the case of immunity from attachment of assets, to the extent the liabilities of such Lender (including judgments against it) are otherwise paid out of, or payable from, a fund of a governmental authority which was created and is then maintained for such purpose and is funded in an amount at least sufficient to satisfy such liabilities) or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13) upon delivery of written notice of such determination to the Borrower and each Lender.

“Diligence Period” is defined in Section 7.2(a).

“Diligence Summary Memo” means a diligence summary memo in the form attached hereto as Exhibit N.

“Distribution” means, in respect of any Person: (a) dividends or other distributions or payments on Equity Interests of such Person (except distributions made in the form of Equity Interests of such Person); and (b) the redemption or acquisition of Equity Interests of such Person or of warrants, rights or other options to purchase such Equity Interests (except when made solely in exchange for Equity Interests of such Person).

“Dollars” or “U.S.$” or “$” means lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligibility Criteria” is defined in Schedule 1.1(b) attached hereto.

“Eligible Tax Equity Investor” means (a) a Tax Equity Investor identified on Part B of Schedule 1.1(c) or otherwise (b)(i) a Tax Equity Investor that (or whose obligations are irrevocably, directly and fully guaranteed pursuant to customary guarantee documentation in a form reasonably acceptable to the Required Lenders by an entity that) has been assigned a Credit Rating on its long term unsecured senior obligations of (x) “BBB” or better by S&P, or (y) “Baa2” or better by Moody’s or (ii) a Tax Equity Investor reasonably acceptable to the Lenders.

“Eligible Vendor Requirements” means, with respect to any supplier of panels, inverters or batteries for a Facility or community solar subscription manager, the requirement that such Person is either listed on Part A of Schedule 1.1(c) or otherwise reasonably acceptable to each of the Lenders, which Part A of Schedule 1.1(c) may be supplemented, modified or amended as provided in Section 8.10.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, arising under or relating in any way to any Environmental Liability, Environmental Law or any Governmental Approval issued under any such Environmental Law (hereafter as used in this definition, “Claims”), including, without limitation (a) any and all Claims by any Governmental Authority or any other third party for enforcement, cleanup, removal, response, remedial or other actions or damages arising under or pursuant to any applicable Environmental Laws, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or relating to any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with the Release of or exposure to Hazardous Materials.

“Environmental Laws” means any and all Applicable Laws (both statutory and common law) in effect as of the Closing Date pertaining to, regulating, relating to or imposing liability, standards or obligations of conduct concerning pollution or protection of the environment, health, safety (including the health and safety of workers under the U.S. Occupational Safety and Health Act of 1970 (29 U.S.C. §§ 651 et seq.)), flora and fauna, and other natural resources, including without limitation (a) any Applicable Law relating to any actual or threatened Release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances, and (b) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), Resource Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), the Migratory Bird Treaty Act (16 U.S.C. §§ 701 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), and the Endangered Species Act of 1973 (16 U.S.C. §§ 1531 et seq.), all along with any amendments or reauthorization thereto or thereof, and all analogous state and local counterparts or equivalents, and any and all regulations promulgated thereunder any of the foregoing, as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any real property in favor of any Governmental Authority) of any Obligor directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPC Contract” means, with respect to any Construction Facility, the primary engineering, procurement and construction contract, or other similar construction contract entered into for such Facility between the Borrower or any of its Subsidiaries and an EPC Contractor.

“EPC Contractor” means, with respect to any Construction Facility, any contractor or supplier selected by the Borrower with respect to the construction, installation or supply arrangements for such Facility.

“Equator Principles” means the principles so entitled and described in “Equator Principles – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” and available at: https://equator-principles.com/app/uploads/The-Equator-Principles_EP4_July2020.pdf, as adopted in such form by certain financial institutions and as may be applicable to borrowers with respect to projects of the applicable category of the Facilities.

“Equity Contribution” means (a) any cash contribution to the common equity of Borrower or (at the direction of the Borrower) any of its Subsidiaries by Holdco and the Sponsor and its Affiliates (other than the Borrower and its Subsidiaries) and (b) the incurrence of Facility Costs on behalf of a Facility by an Affiliate of Borrower (other than a Subsidiary of the Borrower) without repayment obligations in support thereof by the Borrower or any of its Subsidiaries.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by any Obligor or any of its Subsidiaries after the Closing Date of (i) any of its Equity Interests or (ii) any other security or instrument representing its Equity Interests (or the right to obtain any Equity Interests) in any Obligor or any of its Subsidiaries or (b) the receipt by any Obligor or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution). For the avoidance of doubt, “Equity Issuance” does not include the sale or transfer by any Obligor of any Equity Interests in a Subsidiary of any Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means: (a) any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived; (b) the failure of any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Obligors or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Obligors or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Obligors or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Obligors or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Obligors or any ERISA Affiliate of any notice, concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (h) the incurrence by the Obligors or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 12.9(a).

“Erroneous Payment Deficiency Assignment” is defined in Section 12.9(c) hereof.

“Erroneous Payment Impacted Class” is defined in Section 12.9(c) hereof.

“Erroneous Payment Notice” has the meaning assigned to it in Section 12.9(b).

“Erroneous Payment Return Deficiency” is defined in Section 12.9(c) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 10.1 hereof.

“Event of Eminent Domain” means any compulsory transfer, seizure or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of (x) any material part of the Collateral or (y) any of the Facilities, by any agency, department, authority, commission, board, instrumentality or political subdivision of any State where a Facility is located, the United States or another Governmental Authority having jurisdiction.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that directly owns a Facility or Affiliate Facility or (b) any Tax Equity Vehicle (or Subsidiary of the Borrower formed for the purpose of becoming a Tax Equity Vehicle).

“Excluded Swap Obligations” means, with respect to any Guarantor at any time, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal or prohibited at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in Sec. 1a(18) of the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender, any LC Issuer or the Administrative Agent or required to be withheld or deducted from a payment to any Lender, any LC Issuer or the Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in an Obligation pursuant to a law in effect on (i) the Closing Date, (ii) the date on which the Lender acquires such interest or (iii) the date on which the Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 or Section 13.3, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the recipient’s failure to comply with Section 13.5 or Section 13.6, and (d) any withholding taxes imposed under FATCA.

“Facilities” means, collectively, each of the solar photovoltaic generation facilities, solar photovoltaic generation plus storage facilities or standalone storage facilities and all components thereof and other facilities ancillary thereto owned directly or indirectly by the Borrower from time to time, and “Facility” means any one of them, as the context requires; provided that all facilities and components thereof for which all electrical energy and Ancillary Services related thereto are contracted to the same Power Purchaser(s) under the same Power Purchase Agreement(s) or Community Solar Arrangement(s) shall constitute a single “Facility” for all purposes hereunder if so elected by the Borrower.

“Facility Acquisition” means the acquisition or purchase by the Borrower or any Subsidiary of the Borrower, directly or indirectly, of any Facility (or any Person that, following the consummation of such acquisition or purchase, shall directly own such Facility).

“Facility Costs” means, with respect to any Facility, the cost of the development, Facility Acquisition, design, permitting, engineering, equipping, construction, assembly, inspection, testing, completion, and start-up of a Facility, including, without duplication: (a) all amounts payable under the applicable EPC Contracts and the applicable construction management agreement, site acquisition and preparation costs, any interconnection and transmission upgrade costs payable by the Borrower or its Subsidiaries pursuant to the applicable Power Purchase Agreement or Community Solar Arrangement, and all interconnection expenses payable pursuant to the applicable Interconnection Agreements in respect of such Facility and (b) financing, advisory, engineering, accounting, financial, consulting, legal and other fees.

“Facility Documents” means, with respect to a Facility, any contract to which the Borrower or any of its Subsidiaries is a party (and in the case of credit support, any other Affiliate of the Borrower or such Subsidiaries), with respect to the development, construction, and operation and maintenance of, and sales of and transmission of electricity or other generation or capacity-related assets from, such Facility, including all leases, easements, site control and other real property documents, Power Purchase Agreements, PPA Guaranties, Interconnection Agreements, EPC Contracts (solely with respect to Construction Facilities), O&M Contracts, equipment supply agreements (if any) and Community Solar Arrangements, along with all amendments and supplements thereto, excluding, for the avoidance of doubt, any Tax Equity Documents or any contract in respect of any Indebtedness for borrowed money or other financing of any type.

“Facility Milestone Schedule” is defined in Section 7.2(c) hereof.

“Facility Purchase Option” means any purchase option with respect to a Facility or its owner in favor of a Power Purchaser pursuant to a Power Purchase Agreement or Community Solar Arrangement that is in effect as of the Closing Date or as of the applicable Initial Facility Funding Date (without giving effect to any amendment thereof), or in any replacement contract entered into in accordance with the Credit Documents.

“Facility Sale” means the disposition of all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower, or the sale of all or substantially all of the assets of any such Subsidiary, or the sale of all or substantially all of any Facility owned by any such Subsidiary (excluding, in each case, (a) any such disposition in connection with a Permitted Tax Equity Arrangement and (b) any such disposition to the Borrower or any Wholly-Owned Subsidiary of the Borrower); provided, however, that any restructuring transaction or series of restructuring transactions involving a disposition of all or any portion of the Equity Interests owned, directly or indirectly, by the Borrower in any Subsidiary of the Borrower pursuant to transaction documentation that does not, following the consummation of such transactions, result in a change to the Borrower’s ownership interest on a fully diluted basis of the aggregate voting and economic interests in such Subsidiary shall not constitute a “Facility Sale.”

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by three or more Federal funds brokers of recognized stranding selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, the Wells Fargo Fee Letter and each other fee letter by and between the Borrower and a Lender and/or LC Issuer.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Fitch” means Fitch Ratings, Inc.

“Floor” means a rate of interest equal to 0.00%.

“FPA” means the Federal Power Act, 16 U.S.C. § 791a, et seq., and the rules and regulations adopted thereunder, as amended, modified, supplemented or replaced from time to time.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is a bona fide diversified debt fund primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Good-Faith Contest” means the contest of an item if (a) the item is diligently being contested in good faith and, when applicable, by appropriate proceedings timely instituted,

(b)   adequate reserves are established in accordance with GAAP with respect to the contested item (if and to the extent GAAP require the establishment of such reserves) and (c) during the period of such contest, the enforcement of any contested item is effectively stayed.

“Governmental Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment, plan, directive, order, or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GREC Development” means GREC Development Holdings 1 LLC.

“Group of Non-Key Subsidiaries” means, as of any date, for the Rolling Period most recently ended prior to such date, any group of Non-Key Subsidiaries of the Borrower which, in the aggregate, directly or indirectly own one or more Facilities in respect of which the difference between (i) the aggregate Available Amount, calculated and determined including such Facilities and (ii) the aggregate Available Amount, calculated and determined without reference to such Facilities is at least $10,000,000.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 5.1.

“Guarantor Supplement” means a Guarantor Supplement, substantially in the form of Exhibit K.

“Guarantors” means, collectively, GREC Development each person that delivers a Guarantor Supplement, in accordance with Section 8.12(c).

“Hazardous Material” means (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs) in regulated concentrations, (b) any chemicals, wastes, materials or substances which are as of the Closing Date defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law, (c) any other chemical, waste, material or substance, exposure to which is now or hereafter prohibited, limited or regulated as such under any Environmental Law and (d) all other materials, substances or wastes of any nature with respect to which liability or standards of conduct are imposed under any Environmental Law.

“Hedging Agreement” means any interest rate protection or swap agreement, foreign currency exchange agreement, commodity (or other product) price protection agreement, power or energy swap agreement or other interest or currency exchange rate or commodity (or other product) or power or energy price hedging arrangement, including any forward sale, put option, synthetic put option, floor, cap, collar or other arrangement entered into by any Person to hedge such Person’s exposure to movements in interest rates, exchange rates or the price of commodities, power, energy or other products. “Hedging Agreements” shall not include any type of ancillary service, alternative energy credit, renewable energy credit, energy or capacity sales agreement.

“Hedging Termination Value” means in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as if such Hedging Agreements were to be closed out as of such date and termination value(s) determined in accordance therewith as of such date.

“Hedging Trigger Event” means (a) the occurrence of the first Initial Facility Funding Date hereunder and thereafter, (b) upon each Initial Facility Funding Date which, after giving effect to such funding and any fundings prior to such Initial Facility Funding Date (if any), will result in an increase of the aggregate notional amount of Revolving Loans expected to be outstanding through the Revolving Loan Maturity Date (which such amounts shall be determined by reference to the Pro Forma Model on the applicable Initial Facility Funding Date) in the amount of $15,000,000 or more.

“Historical Debt Service Coverage Ratio” means, for any Rolling Period, the ratio of (a) Cash Flow Available for Debt Service for such Rolling Period to (b) Debt Service during such Rolling Period, as determined by the Borrower and certified to each Lender (which certification will set forth in reasonable detail the relevant calculations of such ratio).

“Holdco” means GREC Warehouse Pledgor 1 LLC, a Delaware limited liability company.

“Holdco Pledge Agreement” means the Pledge Agreement by and among Holdco, as pledgor, the Borrower and the Collateral Agent, in substantially the form of Exhibit G-1, dated as of the Closing Date.

“Imputed Amortization Amounts” means an amount calculated pursuant to the current Pro Forma Model from time to time.

“Increased Amount Date” is defined in Section 2.14(a) hereof.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds (other than surety, appeal, or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person), debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except accrued expenses and trade and accounts payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, if such purchase price is (i) due more than six (6) months from the incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guarantees by such Person of Indebtedness of others; (g) that portion of the obligations with respect to Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty supporting obligations which would otherwise constitute Indebtedness within the meaning of this definition; (i) amounts due and owing by such Person under all Hedging Agreements (excluding Hedging Termination Values); and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing: (x) any Permitted Tax Equity Arrangement shall not constitute “Indebtedness” and (y) any Loan under this Agreement shall constitute “Indebtedness”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” is defined in Section 13.21(b) hereof.

“Independent Engineer” means each of Enertis Solar, Inc., V-Bar Chinook Wind, LLC (doing business as ArcVera Renewables) and VDE Americas, Inc.

“Independent System Operator” means any entity determined by the FERC to meet the essential characteristics of an Independent System Operator as set forth in Order No. 888, as amended (61 FR 21,540 (May 10, 1996), FERC Stats. & Regs. P 31,036 (1996); order on reh’g, Order no. 888-A, 62 FR 12,274 (Mar. 14, 1997), FERC Stats. & Regs. P 31,048 (1997); order on reh’g, Order No. 888-B, 81 FERC ¶ 61, 248 (1997), order on reh’g, Order No. 888-C, 82 FERC 61,046 (1998), aff’d in relevant part sub nom. Transmission Access Policy Study Group, et al. v. FERC, 225 F.3rd 667 (D.C. Cir. 2000), aff’d sub nom. New York v. FERC, 535 U.S. 1 (2002)).

“Information” is defined in Section 13.30(b).

“Initial Facility Funding Date” is defined in Section 7.2 hereof.

“Interconnection Agreement” means, with respect to any Facility, any interconnection agreements to which the Borrower or any of its Subsidiaries and an Interconnection Provider are a party, or from which such Facility benefits.

“Interconnection Provider” means, with respect to any Facility, the provider of interconnection services for such Facility under the Interconnection Agreement for such Facility.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans is advanced, continued or created by conversion and ending thereafter on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter, as specified in the applicable Notice of Borrowing or Notice of Continuation/Conversion; provided that (a) no Interest Period shall extend beyond the applicable Maturity Date, (b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day and (c) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other Securities of, or capital contribution to, any other Person or any agreement to make any such acquisition or contribution; (b) the making of any deposit with, or advance, loan, extension of credit to, or purchase or other acquisition of an interest in, any other Person, but excluding any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (c) the entering into of any Guarantee of Indebtedness of any other Person. Notwithstanding the foregoing, Hedging Agreements shall not constitute “Investments”.

“Investment Grade Offtaker” means (a) a Power Purchaser or Community Solar Counterparty that has an Investment Grade Rating or whose obligations under the Power Purchase Agreement or Community Solar Arrangement, as applicable, are irrevocably, directly and fully guaranteed by an entity that has an Investment Grade Rating or otherwise secured by credit support posted by or on behalf of such Power Purchaser or Community Solar Counterparty, as applicable, that is in form and substance reasonably satisfactory to the Lenders (any such guaranty or other credit support, “Purchaser PPA Security”) or (b) a Shadow-Rated Offtaker with an equivalent Investment Grade Rating as determined using Moody’s RiskCalc or S&P’s Capital IQ for which the financial statements described in Section 8.16(c)(i) have been provided for the most recent applicable annual period as described therein; provided that, with respect to the financial statements referred to in clause (b) hereof, the Borrower shall have a one (1) month grace period to deliver such financial statements prior to such Power Purchaser or Community Solar Counterparty, as applicable, no longer being deemed an Investment Grade Offtaker for all purposes hereunder and provided, further that, Shadow-Rated Offtakers (other than Specified Excluded Offtakers) that constitute Investment Grade Offtakers under this definition shall not exceed the Shadow-Rated Offtaker Cap. For any Shadow-Rated Offtaker for which the financial statements described in Section 8.16(c)(i) were not provided within the period referred to in clause (b) of the immediately preceding sentence, if the Borrower subsequently provides financial statements in respect of such Shadow-Rated Offtaker for the most recent applicable annual period, such Shadow-Rated Offtaker shall be deemed to be an Investment Grade Offtaker on and as of the date the next updated Pro Forma Model is delivered pursuant to Section 8.21.

“Investment Grade Rating” means, with reference to a Person or any Securities, that the Person has or the Securities have been assigned a Credit Rating of: (a) “BBB-” or better by S&P, (b) “Baa3” or better by Moody’s or (c) “BBB” or better by Fitch.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means each joinder agreement entered into pursuant to and in accordance with Section 2.14.

“Key Subsidiaries” means, as of any date, for the Rolling Period most recently ended prior to such date, any Subsidiary of the Borrower which directly or indirectly owns one or more Facilities in respect of which the difference between (i) the aggregate Available Amount, calculated and determined including such Facilities and (ii) the aggregate Available Amount, calculated and determined without reference to such Facilities is at least $10,000,000.

“Knowledge” means, with respect to any Person, the actual knowledge of any chief executive officer, president, chief financial officer, general counsel or principal accounting officer of such Person or any other officer or employee of such Person with responsibility for the matter in question.

“LC Availability Period” means the period from the Closing Date until the earlier of (a) the date on which the Commitments hereunder are terminated or cancelled in full and (b) the Revolving Loan Maturity Date.

“LC Commitment” means, with respect to each LC Lender, the commitment of such LC Lender to acquire participations in the Letters of Credit and make LC Loans pursuant to Section 2.1(g), expressed as an amount representing the maximum aggregate amount that such LC Lender agrees to make available as its Credit Exposure in respect of participations in the Letters of Credit and LC Loans hereunder, as such commitment may be (a) modified from time to time pursuant to Section 13.19 and (b) reduced or increased from time to time pursuant to assignments by or to such LC Lender pursuant to Section 13.18. The initial amount of each LC Lender’s Commitment is set forth on Schedule 1.1(d), Part A or in the Assignment and Acceptance pursuant to which such LC Lender shall have assumed its LC Commitment. During the LC Availability Period, if any Letter of Credit issued under this Agreement ceases to be outstanding (and any Reimbursement Obligations or LC Loans resulting from the drawing of such Letter of Credit have been repaid in full in accordance with the terms of this Agreement), the available amount of each LC Lender’s Commitment shall be increased by the amount of such LC Lender’s Participating Interest in such Letter of Credit.

“LC Issuer” means, initially, Wells Fargo Bank, National Association, and, thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance, in its capacity as an issuer of Letters of Credit. The initial amount of each LC Issuer’s allocation of the LC Sublimit is set forth on Schedule 1.1(b), Part C.

“LC Lenders” means each financial institution from time to time party to this Agreement (a) as an LC Issuer in connection with any LC Loan or LC Obligation or (b) with a Participating Interest in any LC Loan or LC Obligation as set forth on Schedule 1.1(d), including each assignee LC Lender pursuant to Section 13.18 hereof.

“LC Loan” means the Loans in respect of Letters of Credit specified in Section 2.1(e)(ii) or, as the context may require, their principal amount from time to time outstanding, whether outstanding as a Base Rate Loan or SOFR Loan or otherwise (each of which is a Type of Loan hereunder).

“LC Loan Maturity Date” has the meaning assigned to such term in Section 2.5(a).

“LC Note” has the meaning assigned to such term in Section 2.9(d).

“LC Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Reimbursement Obligations with respect to Letters of Credit, if any.

“LC Sublimit” means $50,000,000, as such amount may be reduced pursuant to Section 2.5 or Section 2.11.

“Lead Arranger” is defined in the preamble of this Agreement.

“Lenders” means, individually or collectively, as the context requires, the LC Lenders or the Revolving Loan Lenders.

“Lending Office” is defined in Section 11.4 hereof.

“Letter of Credit” is defined in Section 2.1(c)(i) hereof.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.1(b)(i).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Eligibility Criteria” means the Eligibility Criteria numbered 1, 2a, 4, 5, 6, 9, 10, 11 and 13 in Schedule 1.1(b).

“Loan” means an LC Loan or a Revolving Loan, as the context requires.

“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case of proceeds of business interruption insurance and other payments received for interruption of operations during the applicable period and the proceeds of workers’ compensation, employees’ liability and automobile liability insurance) in respect of any Casualty Event, Event of Eminent Domain or Termination Event.

“Mandatory Payments” has the meaning assigned to such term in Section 2.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Obligors and their Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Sponsor and its Subsidiaries taken as a whole, (b) the ability of the Sponsor and the Obligors (taken as a whole) to perform their material obligations under this Agreement and the other Credit Documents, or (c) the validity or enforceability of this Agreement or the other Credit Documents.

“Material Facility” means as of any Initial Facility Funding Date, a Facility in respect of which the difference between (i) the Available Amount calculated and determined including such Facility and (ii) the Available Amount calculated and determined without reference to such Facility, is at least $7,500,000.

“Material Governmental Approvals” means the Governmental Approvals necessary or required for (a) the execution, delivery and performance by the Obligors of the Credit Documents or (b) the ownership, construction (as applicable), operation and maintenance of the Facilities in accordance with Applicable Law, except, in the case of clause (b), for such Governmental Approvals the failure of which to obtain or maintain could not reasonably be expected to be Material.

“Material Indebtedness” means, at any time, Indebtedness of the Obligors and their Subsidiaries (other than (a) Indebtedness evidenced by any Credit Document, (b) intercompany Indebtedness among the Obligors or among the Obligors and their Subsidiaries, (c) Indebtedness that is subordinated pursuant to an Affiliate Subordination Agreement or (d) Indebtedness which, collectively, has an outstanding principal amount at such time not in excess of the Materiality Threshold).

“Material Properties” means properties that are material to the business, operations, affairs, financial condition, assets or properties of the Obligors and their Subsidiaries taken as a whole.

“Materiality Threshold” means $5,000,000.

“Maturity Date” means the LC Loan Maturity Date and the Revolving Loan Maturity Date, as the context may require.

“Minimum Equity Requirement” means, with respect to any Facility, that the sum of the aggregate amount of Equity Contributions made to the relevant Subsidiary which owns such Facility on or prior to such date is no less than the greater of (a) ten percent (10%) of the projected Facility Costs for such Facility (or twenty percent (20%) in case there is no Tax Equity Investor Commitment) and (b) the positive difference, if any, between the projected Facility Costs for such Facility and the Revolving Loan Commitments in respect of such Facility.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA for which the Obligors or any ERISA Affiliate had an obligation to contribute over the five (5) preceding calendar years.

“Net Cash Proceeds” means, as applicable, with respect to any Casualty Event, Event of Eminent Domain or Termination Event, the aggregate amount of Loss Proceeds actually received by any Obligor (including by distribution from its Subsidiary) in connection with such Casualty Event, Event of Eminent Domain or Termination Event, in cash or Cash Equivalents.

“New Revolving Loan” is defined in Section 2.14(b) hereof.

“New Revolving Loan Commitments” is defined in Section 2.14(a) hereof.

“New Revolving Loan Lender” is defined in Section 2.14(a) hereof.

“Non-Committed TE Facility” means each Facility for which there is no Tax Equity Investor Commitment and denoted as a Non-Committed TE Facility in the Pro Forma Model, as updated from time to time in accordance with this Agreement.

“Non-Credited Cash Flows” is defined in Schedule 1.1(g) attached hereto.

“Non-Investment Grade Offtaker” means any Power Purchaser or Community Solar Counterparty that is not an Investment Grade Offtaker. For the avoidance of doubt, any Power Purchaser or Community Solar Counterparty that is a Shadow-Rated Offtaker with an equivalent Investment Grade Rating but does not fall within the Shadow-Rated Offtaker Cap or otherwise satisfy the requirements of the definition of Investment Grade Offtaker applicable to Shadow-Rated Offtakers shall be deemed to be a Non-Investment Grade Offtaker.

“Non -Key Subsidiaries” means, Subsidiaries of the Borrower which are not Key Subsidiaries.

“Non-Material Facility” means any Facility other than a Material Facility; provided that, solely for purposes of determining the satisfaction of the conditions precedent set forth in Section 7.2, if, as of the Initial Facility Funding Date for any Facility that would otherwise be a Non-Material Facility, fifty percent (50%) or less of the Available Amount is attributable to Material Facilities including such Facility that would otherwise be a Non-Material Facility, such Facility shall be deemed a Material Facility.

“Notice of Borrowing” is defined in Section 2.1(b) hereof.

“Notice of Continuation/Conversion” is defined in Section 2.4(a) hereof.

“O&M Contract” means, with respect to any Facility, the primary contract or agreement regarding the operation and maintenance of such Facility, entered into between the Borrower or any of its Subsidiaries and an O&M Contractor.

“O&M Contractor” means, with respect to any Facility, the contractor or operator selected by Borrower with respect to the operation and maintenance for such Facility.

“Obligations” means (a) all obligations of the Borrower to pay principal and interest on the Loans; (b) until such time that they become Loans pursuant to Section 2.1(e)(ii) and Section 2.1(g), all Reimbursement Obligations; (c) all fees and charges payable under this Agreement; and (d) all other payment obligations of the Sponsor, the Borrower and the other Obligors arising under or in relation to any Credit Document, in each case, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Obligors” is defined in the preamble of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Officer’s Certificate” means a certificate of an Authorized Officer or of any other officer of the Borrower or a Guarantor, as applicable, whose responsibilities extend to the subject matter of such certificate.

“Offtake Sunset Date” means, with respect to a Facility, the earliest date on which any Power Purchaser party to any Power Purchase Agreement for such Facility may terminate such Power Purchase Agreement due to delays in such Project in achieving Commercial Operation, giving effect to any amendments, waivers, available extensions and cure periods (inclusive of extensions to such cure periods afforded to a Subsidiary upon such Subsidiary’s good faith efforts to cause the Project to achieve Commercial Operation) under such Power Purchase Agreement (provided that, any such amendments, waivers, available extensions and cure periods have been made in accordance with the terms of this Agreement).

“Operating Facility” means a Facility that has achieved Commercial Operation.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, partnership agreement or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between any recipient and the jurisdiction imposing such Tax (other than connections arising from the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Funding Date” is defined in Section 7.3 hereof.

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outside Target Completion Date” means, with respect to any Construction Facility, the earlier of (i) the date that is sixty (60) days prior to the Offtake Sunset Date and (ii) the date that is sixty (60) days prior to the TE Sunset Date; provided that if no Permitted Tax Equity Arrangement is in effect with respect to such Facility, the “Outside Target Completion Date” shall be the date set forth in clause (i).

“Overadvance” means, as of any time of determination, the amount by which the aggregate outstanding amount of Revolving Loans at such time exceeds the Available Amount ((a) the portion of such calculation of Available Amount with respect to Construction Facilities being the amount calculated by adding (1) the product of (x) the cumulative percentages of “Cash Flow Advance” indicated in the applicable Facility Milestone Schedule and achieved at such time by each such Construction Facility by (y) the Cash Flow Available Amount for each such Construction Facility plus (2) the product of (x) the cumulative percentages of “Tax Equity Commitment Advance” indicated in the applicable Facility Milestone Schedule and achieved at such time by each such Construction Facility by (y) the Tax Equity Commitment Available Amount for each such Construction Facility and (b) for the avoidance of doubt, the portion of such calculation of the Available Amount with respect to Operating Facilities, as the amount is reduced by the Imputed Amortization Amount) at such time, as determined in the most recently delivered Compliance Certificate.

“Partial Facility Sale” means any Facility Sale with respect to a portion (but less than all) of the Equity Interests in any Person, as long as such Person remains a Subsidiary of the Borrower following the consummation of such Facility Sale.

“Participant Register” is defined in Section 13.17 hereof.

“Participating Interest” is defined in Section 2.1(g)(i) hereof.

“Participating LC Lender” is defined in Section 2.1(g)(i) hereof.

“Patriot Act” is defined in Section 13.29 hereof.

“Payment Dates” means (a) as to any Base Rate Loan, each Quarterly Payment Date, and (b) as to any SOFR Loan, the last day of each Interest Period therefor.

“Payment Recipient” has the meaning in Section 12.9(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Percentage” means, for each Lender in respect of the Commitments, Loans or LC Obligations, as applicable, (i) the percentage of the total LC Commitments or Revolving Loan Commitments, as applicable, represented by such Lender’s Commitment or (ii) if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all LC Loans and LC Obligations, or all Revolving Loans, as applicable, then outstanding. When used in relation to a particular Class, references to Commitments, LC Commitments, LC Loans or LC Obligations in this definition shall refer to Commitments, LC Commitments, LC Loans or LC Obligations solely of such Class.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Accounts” means, collectively (a) any escrow account, (b) any Account of a subsidiary of the Borrower who has become an Obligor after the Closing Date, (c) the Collateral Accounts (as defined in the Security Agreement), (d) any Account required to be established pursuant to any Facility Document or any Tax Equity Document, and (e) any Account of the Borrower or its Subsidiaries maintained with a bank or financial institution that has entered into an Account Control Agreement in respect of such Account.

“Permitted Dispositions” means:

(a)          any Equity Issuance by the Obligors or any of their Subsidiaries;

(b)         (i) any sale, assignment, issuance, transfer or other disposition of any assets or property (A) by any Obligor to any other Obligor or (B) by any Subsidiary of an Obligor (that is not an Obligor) to another such Subsidiary or to an Obligor and (ii) any sale or transfer of any Subsidiary of the Borrower that no longer has any direct or indirect interest in any Subsidiary that directly owns a Facility and does not have any tangible assets other than amounts comprised of Equity Contributions;

(c)         any sale of energy, capacity, alternative energy credits, renewable energy credits, Ancillary Services or other products by an Obligor or any of its Subsidiaries, including under any Power Purchase Agreement, Community Solar Arrangement or REC Agreement;

(d)          the granting or existence of any Permitted Lien;

(e)          any Casualty Event or Event of Eminent Domain;

(f)          any sale, assignment, transfer or other disposition of any assets or property that are determined by an Obligor to be worn-out, obsolete or no longer used or useful in the business of such Obligor or any of its Subsidiaries;

(g)         Restricted Payments permitted under Section 9.8;

(h)          transactions permitted pursuant to Section 9.4;

(i)           any sale pursuant to the exercise of a Facility Purchase Option; and

(j)           dispositions in the form of any Facility Sale or Permitted Tax Equity Arrangement so long as the Borrower prepays or causes to be prepaid, all amounts required to be prepaid pursuant to Section 2.7(a)(i).

“Permitted GREC Development Affiliate Facility Investment” means, with respect to an Affiliate Facility, the acquisition by GREC Development of the equity interests in a project company owning such Affiliate Facility from an Affiliate of Borrower, provided that such acquisition by GREC Development shall occur substantially concurrently with the expected date of initial investment in such Affiliate Facility by a Tax Equity Investor.

“Permitted Hedging Agreement” means any Hedging Agreement entered into by an Obligor with a Permitted Hedging Counterparty that is entered into in the ordinary course of business and not for the purpose of speculation.

“Permitted Hedging Counterparty” means any Person (other than the Borrower) that is the Administrative Agent, a Lender or any of their respective Affiliates at the time such Person enters into a Hedging Agreement with the Borrower.

“Permitted Indebtedness” means:

(a)       Indebtedness pursuant to this Agreement;

(b)       Indebtedness pursuant to the Credit Documents;

(c)       Purchase Money Obligations and Capital Lease Obligations in an aggregate outstanding amount not to exceed $1,250,000 at any time;

(d)       Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(e)       to the extent constituting Indebtedness, obligations under Facility Documents, Tax Equity Documents or Acquisition Documents;

(f)        unsecured Indebtedness owed to an Affiliate; provided that, if such Indebtedness is owing by an Obligor to an Affiliate that is not an Obligor, such Indebtedness, to the extent owing to such Affiliate, is subordinated in right of payment to the Obligations pursuant to an Affiliate Subordination Agreement;

(g)       Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits, including unfunded pension plan and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they are permitted to be unfunded pursuant to Applicable Law, or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person;

(h)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, payment order or other debit drawn, presented or issued against insufficient funds in the ordinary course of business;

(i)        obligations of the Obligors and their Subsidiaries under Permitted Hedging Agreements;

(j)         Indebtedness existing as of the Closing Date and listed on Schedule 1.1(e) hereof;

(k)        to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and indemnification obligations, in each case incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money;

(l)         Indebtedness of any Subsidiary that directly owns a Facility for which an Initial Facility Funding Date has occurred or an Affiliate Facility in respect of letters of credit issued under the RCF Facility (as defined in the Sponsor Guaranty) and related reimbursement obligations thereunder; and

(m)        other unsecured Indebtedness incurred by the Borrower not to exceed the Materiality Threshold in the aggregate at any one time outstanding.

“Permitted Liens” means:

(a)         Liens created pursuant to the Credit Documents;

(b)         Liens imposed by any Governmental Authority for Taxes that are not yet due and payable or that are the subject of a Good-Faith Contest;

(c)         Liens in connection with clauses (b) and (c) of the definition of “Permitted Indebtedness”;

(d)        Liens existing as of the Closing Date and listed on Schedule 1.1(f) hereof;

(e)        Liens created pursuant to (or as contemplated by) the Facility Documents, Acquisition Documents or Tax Equity Documents;

(f)         Liens constituting survey restrictions, encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights-of-way, defects, mineral interests that appear of record, irregularities and rights or restrictions of record on the title or use of real property that do not secure any monetary obligations, would not materially detract from the value of the applicable property for the use as of the date hereof or interfere in any material respect with the ordinary conduct of business of the Obligors as conducted as of the date hereof;

(g)        any Facility Purchase Option;

(h)        deposits or pledges to secure statutory obligations relating to worker’s compensation and/or unemployment insurance or other social security legislation;

(i)         carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, suppliers’, construction or other similar Liens arising in the ordinary course of business in respect of obligations that are (x) not past-due or (y) are being contested in good faith and that are adequately bonded or in respect of which adequate reserves have been established;

(j)         judgment Liens or liens in favor of a Governmental Authority arising in connection with any condemnation or eminent domain proceeding by such Governmental Authority, which proceeding, in each case, does not otherwise constitute an Event of Default;

(k)        Liens, deposits or pledges to secure obligations or performance of bids, leases, tenders, or contracts (other than for the repayment of borrowed money), or for purposes of like nature in the ordinary course of its business;

(l)         customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where an Obligor maintains deposits in the ordinary course of business, which are not created with the intention of effectively securing debt;

(m)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods arising in the ordinary course of business;

(n)        Liens solely from precautionary Uniform Commercial Code financing statement filings with respect to operating leases;

(o)        Liens securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(p)        Liens created pursuant to the Organizational Documents of any Obligor or any of its Subsidiaries (including any Tax Equity Documents);

(q)        Liens attaching solely to renewable energy credits (and any proceeds thereof), granted to the applicable counterparty to secure obligations under transactions related to such renewable energy credits (and the proceeds thereof); and

(r)         other Liens not otherwise permitted by the foregoing clauses (a) through (q) that do not secure Indebtedness for borrowed money so long as at the time of the granting of such Liens, the aggregate outstanding principal amount of the obligations secured by Liens pursuant to this clause (r) does not exceed the Materiality Threshold.

“Permitted Reorganization” is defined in Section 9.4 hereof.

“Permitted Tax Distributions” means cash dividends or other distributions declared and paid for the purpose of funding the payments by the direct or indirect owners of the Borrower of the Taxes owed with respect to the taxable income for such period of the Borrower and any of its Subsidiaries.

“Permitted Tax Equity Arrangement” means, with respect to any Facility, a tax equity arrangement through a “partnership flip,” “sale leaseback,” “inverted lease” or other structure, in each case, that (a) is with an Eligible Tax Equity Investor and (b) (i) satisfies the Permitted Tax Equity Arrangement Criteria and is reasonably acceptable to the Supermajority Lenders or (ii) is reasonably acceptable to each of the Lenders.

“Permitted Tax Equity Arrangement Criteria” is defined in Schedule 1.1(h) attached hereto.

“Permitted Tax Equity Vehicle Affiliate Facility Investment” means, with respect to an Affiliate Facility, the acquisition by a Tax Equity Vehicle of the equity interests in a project company owning such Affiliate Facility from GREC Development, provided that such acquisition by such Tax Equity Vehicle shall occur substantially concurrently with the expected date of initial investment in such Affiliate Facility by a Tax Equity Investor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Placement in Service” means, with respect to a Facility, the date it is placed in service for purposes of Section 48 of the Code.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Obligors or any ERISA Affiliate are (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Power Purchase Agreement” or “PPA” means, with respect to any Facility, (i) any power purchase or other revenue arrangement with a Power Purchaser entered into with respect to such Facility for the sale of electrical energy and any Ancillary Services related thereto, including, if applicable as part of such power purchase or similar agreement, (ii) any REC Agreement with a REC Counterparty, (iii) any net metering arrangement where net metering credits are sold and (iv) any other revenue arrangement with respect to such Facility that is approved as reasonably acceptable to the Required Lenders, in each case described in this definition, other than any Community Solar Arrangements and residential energy supply agreements.

“Power Purchaser” means, with respect to any Facility, the purchaser (or, in the case of a financial hedge arrangement or other revenue arrangement, the rate payer or other offtaker) under a Power Purchase Agreement with respect to such Facility.

“Prepayment Date” is defined in Section 2.7(b) hereof.

“Pro Forma Model” means the financial model entitled “Greenbacker Warehouse Model_v1.93 - Closing Model” containing financial projections dated August 8, 2023 prepared by the Borrower setting forth, among other information, the projected annual cash flow for the Facilities during the period from the Closing Date through December 31, 2075, containing assumptions reasonably satisfactory to the Lenders, and otherwise in form and substance reasonably acceptable to the Lenders (as updated from time to time as provided hereunder).

“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudent Industry Practices” means, with respect to any Person at any time, those practices, methods, equipment, specifications and standards of safety as are engaged in or approved by a significant portion of owners and operators of utility-scale or distributed generation, as applicable, solar photovoltaic generation facilities in the United States of a type and size similar to the facilities comprising the portfolio of Facilities at such time as good, safe and prudent practices in connection with the construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such utility-scale or distributed generation, as applicable, solar photovoltaic generation facility, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of possible acceptable practices, methods or acts generally accepted in the United States utility-scale or distributed generation, as applicable, solar photovoltaic generation facility industry having due regard for, among other things, manufacturers’ warranties and the requirements of any Applicable Law.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Obligations” means any monetary obligation incurred to finance (within two hundred seventy (270) days after), or created or assumed as part of, the acquisition, construction or improvement of any fixed or capital asset, whether or not secured, and any extensions, renewals or refundings of any such obligation; provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased; provided, further, that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“Purchaser PPA Security” has the meaning assigned to such term in the definition of “Investment Grade Offtaker”.

“QF” is defined in Section 6.16(b) hereof.

“QFC” is defined in Section 13.32(b) hereof.

“QFC Credit Support” is defined in Section 13.32 hereof.

“Qualified IPO” means the issuance by Sponsor or any direct or indirect parent of Sponsor of its common stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Payment Date” means the last Business Day in March, June, September and December in each year, the first of which shall be the last Business Day in September 2023.

“Rating Agency” means any of: (a) S&P, Fitch or Moody’s; or (b) any other rating agency that, at the time of its designation hereunder, is designated as a nationally recognized statistical rating organization by the U.S. Securities and Exchange Commission and has had its ratings accepted by the National Association of Insurance Commissioners in determining its equivalent rating designations for reporting and reserving purposes and that is acceptable to the Required Lenders (acting reasonably).

“REC Agreement” means with respect to any Facility, any agreement relating to the purchase, sale, swap, hedge, or similar arrangement relating to the RECs of such Facility.

“REC Counterparty” means, with respect to any Facility, the purchaser or offtaker under a REC Agreement with respect to such Facility.

“RECs” means credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation, storage or delivery of green power or renewable energy) created by a Governmental Authority of any state or local jurisdiction and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any Facility or electricity produced therefrom.

“Regional Transmission Organization” has the meaning assigned to such term in 18 C.F.R. § 35.34(b)(1).

“Register” is defined in Section 13.18(d) hereof.

“Reimbursement Obligation” is defined in Section 2.1(e) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Hazardous Materials, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, on, from, or through the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York or any successor thereto.

“Required Capital Expenditures” means those capital expenditures (a) reasonably believed by the Borrower in its good faith judgment to be required to be expended in order to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment or damage to property, or (b) incurred for the purpose of permitting the Borrower or any Subsidiary to comply with Applicable Law.

“Required Lenders” means as of the date of determination thereof, the Lenders having a majority of the combined outstanding Loans, LC Obligations and unutilized Commitments of all Lenders, as determined by the Administrative Agent; provided, however, the outstanding Loans, LC Obligations and unutilized Commitments of any Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Restricted Payment” means, with respect to any Person, (a) any Distribution made by such Person and (b) any payment by such Person in respect of any Indebtedness that is subject to an Affiliate Subordination Agreement.

“Revolving Loan” has the meaning assigned to such term in Section 2.1(a), and shall include any New Revolving Loans, or, as the context requires, their principal amount from time to time outstanding, whether outstanding as a Base Rate Loan or SOFR Loan or otherwise (each of which is a Type of Loan hereunder).

“Revolving Loan Availability Period” means the period from the Closing Date until the earlier of (a) the date on which the Commitments hereunder are terminated or cancelled in full and (b) the Revolving Loan Maturity Date.

“Revolving Loan Borrowing” means, as to any Borrowing, the Revolving Loans comprising such Borrowing.

“Revolving Loan Commitment” means, with respect to each Revolving Loan Lender, the commitment, including any New Revolving Loan Commitments, of such Revolving Loan Lender to make Revolving Loans pursuant to Section 2.1(a), as set forth on Schedule 1.1(d), Part B, or as set forth in the applicable Joinder Agreement, as applicable, subject to an adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Loan Lender” means each financial institution from time to time party to this Agreement, including each assignee Revolving Loan Lender pursuant to Section 13.18 hereof and any New Revolving Loan Lender, that has a Revolving Loan Commitment or has an outstanding Revolving Loan.

“Revolving Loan Maturity Date” has the meaning assigned to such term in Section 2.5(b).

“Revolving Loan Note” has the meaning assigned to such term in Section 2.9(d).

“Rolling Period” means, as of the last day of any calendar quarter, a period of four (4) consecutive calendar quarters ending on such date; provided, however, if fewer than four (4) complete consecutive calendar quarters have elapsed subsequent to the Closing Date or the date on which any Facility achieved Commercial Operation, then information with respect to any calendar quarter that has not elapsed subsequent to the Closing Date or the date on which such Facility achieved Commercial Operation shall be determined by reference to the information in the Pro Forma Model for such calendar quarter (other than any such information for which specific amounts have been deemed in this Agreement).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“Secured Parties” has the meaning assigned to such term in the Security Agreement. “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means that certain Collateral Agency and Security Agreement among the Borrower, the Guarantors, the Intermediary (as defined therein), the Administrative Agent, and the Collateral Agent, in substantially the form of Exhibit G-2, dated as of the Closing Date, as amended, restated, modified, renewed, extended, refunded, refinanced, replaced, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Account Control Agreement, the Holdco Pledge Agreement, all Uniform Commercial Code financing statements, and any such other security agreement or instrument to be filed with respect to the Liens on personal property and fixtures of the grantor of the Liens created under such documents, and any other mortgages, deeds of trust, security agreements, pledge agreements or account control agreements entered into after the Closing Date and providing security interests in favor of the Secured Parties to secure the Obligors’ obligations under the Credit Documents.

“Sensitive Area” means an area in a sensitive location, including, inter alia, national parks and other protected areas identified by national or international law, and other sensitive locations of international, national or regional importance, such as wetlands (except to the extent that all necessary wetlands-related Governmental Approvals in respect of the applicable site have been obtained and remain in full force and effect as of the date on which the certification required under Section 7.2(g)(v) hereof is made), forests with high biodiversity value, areas of archaeological or cultural significance, and areas of importance for Indigenous peoples or other groups at higher risk of vulnerability or marginalization, as well as any areas that are otherwise protected areas.

“Shadow-Rated Offtaker” means any Power Purchaser or Community Solar Counterparty (or a Person who irrevocably, directly and fully guarantees or otherwise supports the obligations of such Power Purchaser or Community Solar Counterparty under the applicable Power Purchase Agreement or Community Solar Arrangement) that does not have a public credit rating but has an equivalent shadow rating as determined pursuant to Moody’s RiskCalc or S&P’s Capital IQ, using credit cycle adjustment without qualitative overlay.

“Shadow-Rated Offtaker Cap” means, at any time of determination, ten percent (10%).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Determination Day” is defined in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Rate Day” is defined in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital; and (e) the Borrower and its Subsidiaries are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Excluded Offtakers” means (i) Community Solar Counterparties under Community Solar Arrangements, (ii) Power Purchasers under Power Purchase Agreements described in clause (iii) of the definition of Power Purchase Agreement, (iii) Shadow-Rated Offtakers in respect of the Facilities directly owned by the Subsidiaries listed on Part B of Schedule 6.4, and (iv) any other Approved Excluded Offtakers.

“Sponsor” means Greenbacker Renewable Energy Corporation, a Maryland corporation.

“Sponsor Certificate” means a certificate in the form of Exhibit J, duly executed by the chief executive officer, chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Sponsor.

“Sponsor Guaranty” means the guaranty issued by the Sponsor, dated as of the Closing Date, substantially in the form of Exhibit I attached hereto.

“Storage Facility” means any Facility that is a solar photovoltaic generation plus storage facility or a standalone storage facility.

“Subsequent Facility Funding Date” is defined in Section 7.3 hereof.

“Subsidiary” means with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Each reference to a Subsidiary shall, in the case of Borrower, be a reference to a Subsidiary of Borrower or, in the case of Sponsor, be a reference to Borrower or a Subsidiary of Borrower and not to any other Affiliate of Sponsor.

“Supermajority Lenders” means, as of the date of determination thereof, the Lenders having combined outstanding Loans, LC Obligations and unutilized Commitments of more than sixty-six point sixty-seven percent (66.67%) of the total combined outstanding Loans, LC Obligations and unutilized Commitments of all Lenders as determined by the Administrative Agent; provided, however, the outstanding Loans, LC Obligations and unutilized Commitments of any Defaulting Lender shall be excluded for purposes hereof in making a determination of Supermajority Lenders.

“Supported QFC” is defined in Section 13.32 hereof.

“Sustainability Loan Terms and Conditions” shall mean the terms and conditions set forth in Exhibit U attached hereto.

“Sustainability Structuring Agent” shall mean Wells Fargo Securities, LLC.

“Sustainability Warehouse Loan” is defined in Exhibit U attached hereto.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Credits” means the energy credit determined under Section 48 of the Code.

“Tax Equity Commitment Available Amount” means the amount determined pursuant to the Debt Sizing Criteria set forth in clause (b) of Schedule 1.1(g) of the Credit Agreement.

“Tax Equity Commitment Ineligibility Event” means, with respect to a Facility, (i) the termination of any Permitted Tax Equity Arrangement for such Facility, (ii) a material breach by the Borrower or any Affiliate under the applicable Tax Equity Documents or (iii) Borrower’s reasonable expectation that any condition precedent to funding under the applicable Tax Equity Documents will not be fully satisfied or waived, in each case unless sufficient alternative replacement funding is provided in respect of such Facility (subject, solely in the case of any such alternative replacement funding, to the consent of the Required Lenders).

“Tax Equity Contribution Reserve Account” means an Account of the Borrower maintained with a bank or financial institution that has entered into a blocked Account Control Agreement in respect of such Account, and funded from time to time in the amounts required pursuant to Section 2.7(a)(iv).

“Tax Equity Documents” means, with respect to a Facility or an Affiliate Facility, any contract to which any Subsidiary of the Borrower that directly or indirectly owns such Facility or Affiliate Facility is a party (and in the case of credit support, to which any other Affiliate of such Subsidiary is a party) entered into with or for the benefit of any Tax Equity Investor, including any equity capital contribution agreement, membership interest purchase agreement, limited liability company agreement, any lease, rental schedule or other agreement required in connection with a “sale leaseback” or “inverted lease” transaction, and any related guarantees or other credit support in connection with any of the foregoing, along with all amendments and supplements thereto.

“Tax Equity Investor” means, with respect to any Facility or an Affiliate Facility, any Person (including, in the case of an investor, its parent company guaranteeing such investor’s applicable obligations under the relevant Tax Equity Documents) that is the provider of capital contributions pursuant to a tax equity arrangement through a “partnership flip,” “sale leaseback,” “inverted lease” or other structure.

“Tax Equity Investor Commitment” means, with respect to a Permitted Tax Equity Arrangement in respect of any Facility, the amount committed by the Tax Equity Investor pursuant to the Tax Equity Documents.

“Tax Equity Vehicle” means, with respect to any Facility, any entity directly jointly owned by a Tax Equity Investor and a Subsidiary of the Borrower pursuant to Tax Equity Documents.

“TE Sunset Date” means, with respect to any Facility, the commitment expiration date set forth in the Permitted Tax Equity Arrangements or Facility Sale documentation for such Facility (giving effect to amendments and waivers thereunder provided that, any such amendments or waivers have been made in accordance with the terms of this Agreement).

“Term SOFR” means,

(a)          for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)          for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means the termination of any Power Purchase Agreement or Community Solar Arrangement prior to its scheduled expiry.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 13.32 hereof.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 13.5.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York (or, with respect to perfection or the effects of perfection, any other applicable jurisdiction).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Use” means, with respect to any Hazardous Material and with respect to any Person, the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage, arrangement for disposal or disposal of such Hazardous Material or transportation to or from the assets or property of such Person of such Hazardous Material.

“Wells Fargo Fee Letter” means that certain Wells Fargo Fee Letter among Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, dated as of the Closing Date.

“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned (directly or indirectly) by the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.     Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. Any reference to any agreement herein (i) shall include all exhibits, schedules and other attachments thereto and (ii) shall mean, whether or not stated, such agreement as it may be amended, supplemented, restated, renewed, refunded, replaced or otherwise modified from time to time in accordance with the provisions thereof.

Section 1.3.     Change in Accounting Principles.

If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements required to be delivered to the Administrative Agent pursuant to Section 8.14 hereof and such change shall result in a change in the method of calculation of any standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Administrative Agent and the Borrower, respectively, require that the Required Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in Accounting Principles.

Section 1.4.     Letter of Credit Amounts.

(a)          Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

(b)          For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with this Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Section 1.5.     Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.

Section 1.6.     Facility Sale; Permitted Tax Equity Arrangement. From and after the date of any (i) Facility Sale (other than any Partial Facility Sale) or (ii) funding under a Permitted Tax Equity Arrangement, and in each case the Borrower having (x) made any prepayment of the Obligations in connection with such sale or funding as required under the terms of this Agreement and (y) satisfied all requirements under the Credit Documents with respect to such sale or funding, (a) the applicable sold Subsidiary shall cease to be a Subsidiary, (b) in the case of a Facility Sale pursuant to clause (i) above, the relevant Facility shall be deemed not to be a Facility, (c) in the case of a Facility Sale pursuant to clause (i) above, the equity in and assets of such sold Subsidiary and its Subsidiaries and other Investments shall be deemed not to be part of the Collateral (and any Liens thereon granted under the Security Documents shall be automatically released), (d) in the case of the initial funding under any Permitted Tax Equity Arrangement pursuant to clause (ii) above, the assets and Equity Interests of the Subsidiary in which Equity Interests have been sold pursuant to a Permitted Tax Equity Arrangement and its Subsidiaries and other Investments shall be deemed not to be part of the Collateral (and any Liens thereon granted under the Security Documents shall be automatically released), and (e) in the case of a Facility Sale pursuant to clause (i) above, any breaches, defaults or Events of Default under any Credit Document that relate to such Subsidiaries or Facility shall be deemed cured.

Section 1.7.     Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 13.19(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. THE CREDIT FACILITIES.

Section 2.1.     Revolving Loans and Letters of Credit.

(a)          Revolving Loan General Terms. Each Revolving Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances for each Facility to the Borrower (each, a “Revolving Loan”), at any time during the Revolving Loan Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment at any such time and (ii) the aggregate outstanding Revolving Loans and LC Obligations exceeding the aggregate Revolving Loan Commitments at such time. The Revolving Loans shall be made simultaneously by the Revolving Loan Lenders ratably according to their Revolving Loan Commitments. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may be reborrowed at any time during the Revolving Loan Availability Period prior to the Revolving Loan Maturity Date.

(b)          Revolving Loan Borrowing.

(i)          Subject to the provisions of this Agreement, the Revolving Loan Lenders shall advance the Revolving Loans on the date of the applicable Credit Event; provided that the Borrower shall have provided irrevocable written notice to the Administrative Agent by 10:00 a.m. (New York time) on the day at least three (3) U.S. Government Securities Business Days’ prior to the date of such proposed Credit Event in the case of a SOFR Loan or by 10:00 a.m. (New York time) on the day at least one (1) Business Day prior to the date of such proposed Credit Event in the case of a Base Rate Loan, substantially in the form attached hereto as Exhibit A-1 (the “Notice of Borrowing”).

(ii)         Each Revolving Loan Borrowing with respect to a SOFR Loan shall be in an aggregate amount of $500,000 or a larger multiple of $100,000. Each Revolving Loan Borrowing with respect to a Base Rate Loan shall be in an aggregate amount equal to $500,000 or a larger multiple of $100,000, or, in each case, in such other amount as agreed to by the Required Lenders; provided that any Borrowing with respect to Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

(iii)        Promptly following receipt of a Notice of Borrowing, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(iv)       No more than one (1) Revolving Loan Borrowings may be made in any calendar month.

(c)          Letter of Credit General Terms.

(i)          Subject to the terms and conditions hereof, during the LC Availability Period, and after submittal of an Application by the Borrower to an LC Issuer, such LC Issuer shall issue (or amend, renew or extend) a letter of credit (each, a “Letter of Credit”) in the amount equal to the amount requested, in a form reasonably satisfactory to such LC Issuer and the Borrower, for the account of Borrower in an aggregate stated amount for all Letters of Credit not to exceed the aggregate LC Commitments; provided that no LC Issuer shall be obligated to issue a Letter of Credit if, after giving effect to such issuance, (A) the aggregate amount of the outstanding Letters of Credit issued by such LC Issuer would exceed its LC Commitment, (B) such Lender’s Credit Exposure would exceed such Lender’s Commitment at any such time, (C) the aggregate amount of all outstanding Letters of Credit exceeds the LC Sublimit, or (D) the aggregate amount of all outstanding Revolving Loans and LC Obligations would exceed the aggregate Revolving Loan Commitments at such time.

(ii)        Unless otherwise agreed by the applicable LC Issuer, each Letter of Credit issued as provided in this Section 2.1(c) shall have an expiration date (or shall be cancelable) no later than the earlier of (A) twelve (12) months after the date of issuance (provided, that such expiration date shall be subject to automatic extension as contemplated by Section 2.1(d)(iii)) and (B) the date that is five (5) Business Days prior to the LC Loan Maturity Date.

(d)          Requesting a Letter of Credit; Applications.

(i)          The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent and the LC Issuer of each request for the issuance of each Letter of Credit, and such notice shall be accompanied by an application to such LC Issuer (in such LC Issuer’s customary form of application for letters of credit, as provided to the Borrower from time to time) for such Letter of Credit properly completed and executed by the Borrower (each, an “Application”). In the case of a request for an extension or an amendment with respect to the stated amount of a Letter of Credit, the Borrower shall submit to the Administrative Agent and the LC Issuer a written request therefor, in a form reasonably acceptable to the Administrative Agent and such LC Issuer, in each case, together with any applicable fees required pursuant to this Agreement. Such LC Issuer shall promptly notify the Administrative Agent of the issuance of the Letters of Credit so requested or an amendment with respect to the expiration or stated amount of a Letter of Credit.

(ii)         Notwithstanding anything contained in any Application to the contrary: (A) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1; (B) except as otherwise provided in Section 2.7, unless an Event of Default exists, each LC Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder; (C) if a Letter of Credit is drawn, the terms of Section 2.1(e) shall apply; and (D) each LC Issuer shall not be obligated to issue, amend or renew any Letter of Credit if any LC Lender (other than LC Lenders who are Affiliates of the relevant LC Issuer) purchasing a Participating Interest in such Letter of Credit is, at such time, a Defaulting Lender hereunder, unless the LC Issuer has entered into satisfactory arrangements with the Borrower or such other LC Lender to eliminate such LC Issuer’s risk with respect to such Defaulting Lender, including by cash collateralizing each such Defaulting Lender’s Participating Interest.

(iii)        If an LC Issuer issues any Letter of Credit with an expiration date that is automatically extended, such Letter of Credit shall automatically be extended unless such LC Issuer gives notice of non-renewal before such Letter of Credit is automatically set to be extended in accordance with the terms of such Letter of Credit, which such notice shall only be given without the consent of the Borrower if (A) the expiration date of such Letter of Credit if so extended would be after the date that is five (5) Business Days prior to LC Loan Maturity Date, (B) the Commitments in respect of such Letter of Credit have been terminated, or (C) a Default or an Event of Default exists and is continuing.

(e)          The Reimbursement Obligations.

(i)          Upon receipt from the beneficiary of any Letter of Credit or any draft for payment or notice of drawing under such Letter of Credit, such LC Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Subject to clause (ii) below, the Borrower shall reimburse each LC Issuer for all amounts drawn under a Letter of Credit that has been honored by such LC Issuer (a “Reimbursement Obligation”) by no later than 12:00 Noon (New York time) on the date that such LC Issuer honored the drawing; provided that the Borrower has been informed of such drawing by such LC Issuer at or before 11:30 a.m. (New York time) on the date when such drawing is honored and, if notice of such drawing is given to the Borrower after 11:30 a.m. (New York time) on the date when such drawing is honored, such reimbursement shall be paid by 12:00 Noon (New York time) on the following Business Day, in Same Day Funds at the Administrative Agent’s principal office in New York, New York, or such other office as the Administrative Agent may designate in writing to the Borrower (and the Administrative Agent shall thereafter cause to be distributed to such LC Issuer such amount(s) in like funds); provided, however, if such day is not a Business Day, the date for such payment shall be extended to the next succeeding Business Day.

(ii)         Upon the existence of any Reimbursement Obligation in respect of a Letter of Credit, unless the Administrative Agent is notified by the Borrower by 12:00 Noon (New York time) on the day that such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation with funds not borrowed under this Agreement or unless an Event of Default pursuant to Section 10.1(a), (b), (g) or (h) has occurred and is continuing, the Borrower shall be deemed to have requested a Loan, from the LC Lender or LC Lenders, as applicable, holding a Participating Interest in such Letter of Credit, in an amount equal to such Reimbursement Obligation, and the proceeds of such Loan shall be applied to satisfy such Reimbursement Obligation on behalf of the Borrower in accordance with clause 2.1(g)(ii) below. Any such Loan initially shall be deemed to be requested as, and shall be, a Base Rate Loan.

(iii)        If an LC Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit issued by it on the date such drawing is paid, such Reimbursement Obligation shall bear interest (which the Borrower hereby promises to pay on demand (or if no demand is made, on such dates when interest on Loans are otherwise due hereunder)) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual number of days elapsed).

(f)          Obligations Absolute. The Reimbursement Obligations and the obligation of the Borrower to repay each Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of a Letter of Credit, this Agreement, or any other Credit Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of a Letter of Credit, or any payment made by such LC Issuer under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the LC Issuer.

(g)          The Participating Interests; LC Loans.

(i)          By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the stated amount thereof) by an LC Issuer, and without any further action on the part of such LC Issuer or the LC Lenders, such LC Issuer hereby grants to each LC Lender, and each such LC Lender hereby acquires from such LC Issuer, an undivided participating interest, to the extent of its Percentage, in such Letter of Credit issued by, and each Reimbursement Obligation owed to, such LC Issuer in respect thereof. Each such LC Lender so holding an undivided participating interest as provided in the preceding sentence shall be a “Participating LC Lender” and such undivided participating interest shall be a “Participating Interest”.

(ii)         If (A) an LC Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person, any portion of any payment of any Reimbursement Obligation or (B) the Borrower is deemed to request a Loan in accordance with clause 2.1(e)(ii) above equal to any Reimbursement Obligation, then, in each case, each relevant Participating LC Lender shall fund to the Administrative Agent for the account of such LC Issuer an amount equal to such Participating LC Lender’s Participating Interest in such Reimbursement Obligation, in the case of subclause (A) of this paragraph, in payment for such Participating LC Lender’s Participating Interest in such Reimbursement Obligation or, in the case of subclause (B) of this paragraph, as its advance of such Loan. Payment of each funding pursuant to the preceding sentence by the relevant Participating LC Lender to the Administrative Agent shall be due in Same Day Funds not later than the Business Day it receives a certificate in the form of Exhibit C hereto from the Administrative Agent (with a copy to the applicable LC Issuer) to such effect, if such certificate is received before 1:00 p.m. (New York time), or not later than 1:00 p.m. (New York time) the following Business Day, if such certificate is received after such time, together in each case with interest on such amount accrued from the date the related payment was made by the LC Issuer to the date of such funding by such Participating LC Lender at a rate per annum equal to: (i) from the date the related payment was made by the LC Issuer to the date two (2) Business Days after payment by such Participating LC Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating LC Lender to the date such payment is made by such Participating LC Lender, the Base Rate in effect for each such day. Without limiting the obligations of each Participating LC Lender, the Administrative Agent shall provide such certificate promptly to each Participating LC Lender (with a copy to the LC Issuer) after the event giving rise thereto.

(iii)        Each such Participating LC Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation or Loan, as the case may be, and of interest paid thereon. The several obligations of the Participating LC Lenders to the LC Issuer under this Section 2.1 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating LC Lender may have or have had against the Borrower, the LC Issuer, the Administrative Agent, any LC Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations with respect to any Participating Interest shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any LC Lender, and each payment by a Participating LC Lender under this Section 2.1 shall be made without any offset, abatement, withholding or reduction whatsoever.

(h)          Indemnification. The Participating LC Lenders shall, to the extent of their respective Participating Interests in Letters of Credit, indemnify the LC Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such LC Issuer’s gross negligence or willful misconduct) that such LC Issuer may suffer or incur in connection with any such Letters of Credit issued by it; provided that the Borrower shall be liable to such Participating LC Lenders for any amount by which such Participating LC Lender has paid to the LC Issuer pursuant to this Section 2.1(h). The obligations of the Participating LC Lenders and the Borrower under this Section 2.1 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(i)           No LC Issuer shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing the Letter of Credit, or any law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such LC Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such LC Issuer in good faith deems material to it; or (ii) the issuance of the Letter of Credit would violate one or more policies of such LC Issuer applicable to letters of credit generally.

Section 2.2.         Applicable Interest Rates.

(a)          Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate from time to time in effect, payable on each Payment Date following the date such Loan is advanced or created by conversion, at maturity (whether by acceleration or otherwise) and on the date such Loan is paid in full.

(b)          SOFR Loans. Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of (x) the Applicable Margin plus (y) the Term SOFR applicable for such Interest Period, payable on the last day of such Interest Period, at maturity (whether by acceleration or otherwise) and on the date such Loan is paid in full.

(c)          Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be prima facie evidence of such interest rate except in the case of manifest error.

Section 2.3.     Deemed Borrowings; LC Loans; Type. Each Borrowing requested or deemed requested by the Borrower pursuant to Section 2.1(e)(ii) shall be in the amount of the applicable Reimbursement Obligation. LC Loans made in connection with draws on different Letters of Credit may be outstanding at the same time; provided that all Loans made in connection with draws on Letters of Credit shall be (or shall be promptly made to be) of the same Type. Each Borrowing of Revolving Loans shall be for Revolving Loans of the same Type.

Section 2.4.     Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)          Notice to the Administrative Agent. At any time after Loans are requested by the Borrower pursuant to Section 2.1(b)(i) or deemed requested by the Borrower pursuant to Section 2.1(e)(ii), as applicable, and made by the Lenders pursuant to Section 2.1(b)(i) or Section 2.1(g)(ii), as applicable, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue, with respect to all Loans, the Type of Loan or, all or a portion thereof, as follows: (i) if such Loan is a SOFR Loan, on the last day of the current Interest Period applicable thereto, the Borrower may continue part or all of such Loan as a SOFR Loan or convert part or all of such Loan into a Base Rate Loan or (ii) if such Loan is a Base Rate Loan, on any Business Day, the Borrower may convert all or part of such Loan into a SOFR Loan for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the continuation or conversion of a Borrowing to the Administrative Agent by telephone, facsimile or electronic transmission (which notice shall be irrevocable once given (it being understood that the failure of the Borrower to actually borrow pursuant to Section 2.1 on the specified date shall not result in a reduction of any Commitment but shall result in an obligation of the Borrower to make any required payments under Section 2.10) and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A-2 (each, a “Notice of Continuation/Conversion”), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into SOFR Loans must be given by no later than 11:00 a.m. (New York time) at least three (3) U.S. Government Securities Business Days before the date of the requested continuation or conversion. All such notices concerning the continuation or conversion of a Borrowing shall specify the date of the requested continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be continued or converted, the Type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to consist of SOFR Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or electronic notice given by any person the Administrative Agent in good faith believes is an Authorized Officer of the Borrower without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)          Notice to the Lenders. The Administrative Agent shall give prompt electronic notice to each LC Lender or Revolving Loan Lender, as the case may be, of any notice from the Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders of the applicable Class to make SOFR Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Class by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)          Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of a Base Rate Loan shall automatically be continued as a Base Rate Loan unless (x) the Borrower has notified the Administrative Agent within the period required by Section 2.4(a) that the Borrower intends to convert such Borrowing, subject to Section 7.4 hereof, into a Borrowing of SOFR Loans or (y) such Borrowing is prepaid in accordance with Section 2.7. With respect to any outstanding Borrowing of SOFR Loans, if (x) the Borrower fails to give notice pursuant to Section 2.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans before the last day of its then-current Interest Period within the period required by Section 2.4(a) the Borrower shall be deemed to have elected to continue such SOFR Loans as SOFR Loans with an Interest Period of one (1) month, or (y) there exists and is continuing an Event of Default and such Borrowing is not prepaid in accordance with Section 2.7, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans at the expiration of the then-current Interest Period.

(d)          As provided in Section 2.4(a) hereof, at the time of each request to advance, continue or convert a Borrowing of SOFR Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options.

Section 2.5.     Repayment of Loans.

(a)          The LC Loans, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the earlier of (i) one year after drawing on the related Letter of Credit and (ii) the Revolving Loan Maturity Date (such earlier date, the “LC Loan Maturity Date”). On or prior to the LC Loan Maturity Date, the Borrower may request that the LC Lenders and LC Issuer agree to extend the LC Loan Maturity Date in accordance with Section 13.19(c).

(b)          There will be no scheduled amortization for the Revolving Loans prior to the Revolving Loan Maturity Date. The Revolving Loans, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the date that is the third (3rd) anniversary of the Closing Date (the “Revolving Loan Maturity Date”).

Section 2.6.     Optional Prepayments.

(a)          The Borrower may prepay in whole or in part (but, if in part, then in an amount not less than $250,000, and integral multiples of $100,000 in excess thereof), any Borrowing at any time, upon three (3) U.S. Government Securities Business Days prior notice by the Borrower to the Administrative Agent, such prepayment to be made by the payment of the principal amount to be prepaid, and, in the case of any SOFR Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due to the Lenders under Section 2.10 hereof (including without limitation Breakage Costs and any associated Hedging Termination Values due to the relevant Permitted Hedging Counterparty); provided, however, that the prepayment of Base Rate Loans does not require the Borrower to provide prior days’ notice. Any prepayment made pursuant to this Section 2.6 shall be applied to the outstanding Loans as the Borrower may direct.

(b)          The Borrower shall also pay, at the time of any prepayment pursuant to this Section 2.6, any amounts due the Lenders under Sections 2.10 and 11.3 hereof, together with any Hedging Termination Values due to the relevant Permitted Hedging Counterparty.

Section 2.7.     Mandatory Payments.

(a)          Mandatory Payment Events. The Borrower shall (x) prepay the principal amount of the Loans on the Prepayment Date (as defined in paragraph (b)(i) below), together with accrued and unpaid interest thereon to the date of payment (and without payment of any premium or penalty), plus any amounts due to the Lenders under Section 2.10 hereof (including any associated Hedging Termination Values due to the relevant Permitted Hedging Counterparty) and (y) cash collateralize the outstanding Letters of Credit then outstanding in accordance with the procedures set forth in Section 10.4 (the actions required by clauses (x) and (y) being the “Mandatory Payments”), in each case to the extent necessary to cause no Overadvance to exist after giving effect to any such Mandatory Payment (other than in the case of clauses (vi) and (vii) below):

(i)         if the Borrower directly or indirectly consummates any Facility Sale;

(ii)        if the Obligors collectively receive Net Cash Proceeds in respect of any Casualty Event or Event of Eminent Domain; provided that, in each case, Net Cash Proceeds shall be excluded from the requirements of this clause (ii) if (and solely to the extent) (x) in good faith the Borrower reinvests (directly or indirectly) such Net Cash Proceeds (or reimburses any Affiliate, as permitted pursuant to Section 9.8, for payments made by such Affiliate on behalf of any Obligor or Subsidiary with respect to repairs, replacements or restoration paid for and/or undertaken by such Affiliate with respect to such assets in advance of receipt by an Obligor or Subsidiary of any applicable insurance proceeds), within one hundred eighty (180) days following receipt of such Net Cash Proceeds, or (y) the Borrower (or one of its Subsidiaries) enters into a legally binding commitment to reinvest (directly or indirectly, including any reimbursement of amounts previously invested by the Borrower or any of its Affiliates) such Net Cash Proceeds in accordance with the foregoing sub-clause (x) within one hundred eighty (180) days following receipt thereof, and the Borrower so reinvests (directly or indirectly, including any reimbursement of amounts previously invested by the Borrower or any of its Affiliates) such Net Cash Proceeds within ninety (90) days following such initial one hundred eighty (180) day period; provided, further, that an Authorized Officer of the Borrower shall certify to the Administrative Agent such good-faith intention to reinvest (or commit to reinvest or to reimburse) all or any portion of such Net Cash Proceeds within six (6) Business Days after receipt thereof (it being understood and agreed that (1) delivery of such certification shall not be a condition to the Borrower’s ability to exercise its right to reinvest (or commit to reinvest or to reimburse) all or any portion of such Net Cash Proceeds and (2) failure to deliver such certification shall not result in a prepayment being required under this Section 2.7(a)(ii) if the Borrower reinvests (or commits to reinvest or reimburses) all or any portion of such Net Cash Proceeds as provided herein). If, following its commitment to reinvest (or reimburse) all or any portion of such Net Cash Proceeds, the Borrower is unable to do so, it will comply with this Section 2.7(a)(ii) in respect of any such uninvested proceeds within six (6) Business Days following the end of the applicable period set forth above;

(iii)       if any Facility becomes a Cancelled Facility (it being acknowledged that such Facility may still be eligible for financing hereunder after such mandatory prepayment is made);

(iv)       in connection with any capital contribution or other payment by a Tax Equity Investor in connection with a Permitted Tax Equity Arrangement for which one or more Loans were made hereunder (provided, that subsequent funding commitments shall be assumed to be funded for purposes of determining whether there is an Overadvance and provided further, that in connection with any Permitted Tax Equity Arrangement with multiple funding events, the amount of such capital contribution in excess of the amount required to be prepaid pursuant to this Section 2.7(a)(iv) shall be deposited into the Tax Equity Contribution Reserve Account or otherwise reserved in an Account of a Subsidiary of the Borrower, in each case that is subject to an Account Control Agreement or is otherwise pledged to the Collateral Agent, for the benefit of the Secured Parties (other than the amount of any costs and expenses payable from such capital contributions pursuant to the applicable Tax Equity Documents, which in each case may be paid prior to making any prepayment due and payable pursuant to this Section 2.7(a)(iv)) until the occurrence of the final funding event under such Permitted Tax Equity Arrangement);

(v)        if any updated Pro Forma Model delivered by the Borrower pursuant to Section 8.21 reveals the existence of an Overadvance, in an amount equal to the amount of such Overadvance;

(vi)       if on any date the aggregate outstanding principal amount of all Revolving Loans exceed the aggregate Revolving Loan Commitments under this Agreement at such time, in an aggregate amount equal to such excess;

(vii)      if at any time any Obligor creates, incurs, assumes or permits to exist any Indebtedness, except for Permitted Indebtedness, in an amount equal to the aggregate principal amount of such Indebtedness;

(viii)     if the Obligors collectively receive Net Cash Proceeds in respect of any Termination Event; and

(ix)        if any Loans with respect to a Facility remain outstanding on the date that is eighteen (18) months after substantial completion in accordance with the applicable Facility Documents has been achieved for such Facility.

The Borrower shall make the Mandatory Payments in an aggregate amount specified above, in each case in the manner and to the extent specified in paragraph (b) below.

(b)          Procedures for Mandatory Prepayment. A prepayment of Loans pursuant to Section 2.7(a) shall be made as set forth in this Section 2.7(b):

(i)         Each prepayment pursuant to (x) Section 2.7(a)(i), (ii), (iv), (vi), (vii) or (viii) shall be made within three (3) Business Days of the occurrence of the applicable event set forth in Section 2.7(a)(i), (ii), (iv), (vi), (vii) or (viii) as applicable, (y) Section 2.7(a)(iii) shall be made within thirty (30) days of the occurrence of the applicable event set forth in Section 2.7(a)(iii) and (z) Section 2.7(a)(v) shall be due within thirty (30) days of the later of (1) the delivery of the Pro Forma Model reflecting the Overadvance and (2) the expiration of any applicable cure periods in the Facility Documents applicable to the event giving rise to the Overadvance, and shall in each case be accompanied by a certificate of an Authorized Officer delivered to the Administrative Agent demonstrating the calculation of such prepayment amount (such date, a “Prepayment Date”).

(ii)        In the case of any prepayment pursuant to Section 2.7(a), such prepayment amount shall be applied to the principal amount of Loans outstanding on the Prepayment Date or, if no such Loans are outstanding, to ratable cash collateralization of the Letters of Credit then outstanding in the amount of such prepayment in accordance with the procedures set forth in Section 10.4; provided that no prepayments of Loans under Section 2.7(a) shall permanently reduce the Commitments. Each prepayment of Loans under Section 2.7(a) shall be made together with accrued interest thereon to, but not including, the date of prepayment together with, in the case of any SOFR Loans, any amounts due the LC Lenders under Section 2.11 hereof.

(c)          Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in Section 2.7(a) shall in any manner or way constitute or be deemed to be a release of the obligations secured by, or impair the enforceability of, the Liens and security interests and possessory rights created by or arising from the Credit Documents or restrict the remedies available to any Lender to realize upon the Collateral or alter, modify or release in any manner any of the obligations of the Obligors under this Agreement or the other Credit Documents.

Section 2.8.     Default Rate. Notwithstanding anything to the contrary contained herein, in the event of any failure by the Borrower to pay any amount when due hereunder (including after acceleration), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such overdue amount, at a rate per annum (the “Default Rate”) that is the sum of the interest rate from time to time in effect for any such Loan, plus two percent (2.0%). Interest accruing at the Default Rate shall be paid on demand of the Administrative Agent (or if no demand is made, on such dates when interest on Loans are otherwise due hereunder).

Section 2.9.     Evidence of Indebtedness.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)          The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the Register and the accounts maintained by the Administrative Agent and the accounts maintained by any Lender, the Register shall control in the absence of manifest error.

(d)          Any Lender may request that its Loans be evidenced by a promissory note or notes in substantially the forms of Exhibit B-1 (referred to herein as an “LC Note”) or Exhibit B-2 (referred to herein as a “Revolving Loan Note”), as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender an LC Note or Revolving Loan Note, as applicable, payable to such Lender or registered assigns in the amount of the relevant Commitment. Thereafter, the Loans evidenced by such LC Note or LC Notes, or Revolving Loan Note or Revolving Loan Notes, as applicable, and interest thereon shall at all times (including after any assignment pursuant to Section 13.18) be represented by one or more LC Notes or Revolving Loan Notes, as applicable, payable to the payee named therein or registered assigns, except to the extent that any such Lender or assignee subsequently returns any such LC Note or Revolving Loan Note, as applicable, for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.10.     Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)          any payment, prepayment or conversion of a SOFR Loan on a date other than the last day of its Interest Period;

(b)          any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a SOFR Loan, or to convert a Base Rate Loan into a SOFR Loan, on the date specified in a notice given pursuant to Section 2.4(a) hereof (including without limitation as a result of the revocation of any conditional notice of prepayment);

(c)          any failure by the Borrower to make any payment of principal on any SOFR Loan when due (whether by acceleration or otherwise); or

(d)          any acceleration of the maturity of a SOFR Loan as a result of the occurrence of any Event of Default hereunder;

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense, including, without limitation, any Breakage Cost. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be prima facie evidence as to the amount thereof if reasonably determined.

Section 2.11.     Commitment Terminations.

(a)          The Borrower shall have the right at any time and from time to time, upon two (2) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate or reduce the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) other than in respect of any termination within five (5) Business Days following the Closing Date, in an amount of not less than $250,000 or integral multiples of $100,000 in excess thereof and (ii) allocated ratably among the applicable Lenders in proportion to their respective Percentages; provided that Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans and LC Obligations then outstanding, after giving effect to such reduction and any payments made concurrently therewith (unless, in the case of any LC Obligations under outstanding Letters of Credit, there is no Credit Exposure with respect to such Letters of Credit).

(b)          Any termination of the Commitments pursuant to this Section 2.11 may not be reinstated.

Section 2.12.     Substitution of Lenders. In the event (a) any Lender is a Defaulting Lender or is otherwise in default in any material respect with respect to its obligations under the Credit Documents, (b) any Lender fails to consent to an amendment or waiver requested under Section 13.19 hereof at a time when the Required Lenders or the Supermajority Lenders, as applicable, have approved such amendment or waiver or (c) any Lender makes a demand for compensation of any increased cost, any reduction of the amount of any sum received or receivable by such Lender or any reduction in the rate of return on such Lender’s or any corporation controlling such Lender’s capital pursuant to Section 11.3(a) or 11.3(b) or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1 or Section 13.3 (any such Lender referred to in clauses (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under Applicable Law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder, and the other Credit Documents (including its (or its Affiliate’s) Permitted Hedging Agreements)) to a commercial bank or other financial institution specified by the Borrower; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, to such assignment, (iii) the Affected Lender shall have received all monies (together with, unless the Affected Lender is in default in any material respect with respect to its obligations hereunder, amounts due to such Affected Lender under Section 2.10 hereof as if the Loans owing to it were prepaid rather than assigned) including the principal and accrued interest and fees owed to it hereunder and (iv) the assignment is entered into in accordance with the other requirements of Section 13.18 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 2.13.     Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.19.

(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any LC Issuer hereunder; third, to cash collateralize each LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 10.4; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest-bearing deposit account and released pro rata to (x) satisfy the future obligations of that Defaulting Lender to fund Loans under this Agreement and (y) cash collateralize each LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 7.4 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        (x) The Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 3.1(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); (y) the Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral; and (z) with respect to any commitment fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (x) or (y) above, the Borrower shall (A) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Obligations that has been reallocated to such non-Defaulting Lender below, (B) pay to each LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender and (C) not be required to pay the remaining amount of any such fee.

(b)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (i) the conditions set forth in Section 7.4 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the aggregate LC Obligations of any non-Defaulting Lender to exceed such non-Defaulting Lender’s LC Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non- Defaulting Lender’s increased exposure following such reallocation.

(c)          If the reallocation described in clause (b) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right of remedy available to it hereunder or under law, cash collateralize each LC Issuer’s Fronting Exposure in accordance with procedures set forth in Section 10.4.

(d)          Defaulting LC Lender Cure. If the Borrower, the Administrative Agent and the LC Issuers agree in writing in their sole discretion that a Defaulting Lender that is an LC Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that LC Lender will, to the extent applicable, purchase that portion of outstanding LC Loans of the other LC Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the LC Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the LC Lenders in accordance with their applicable Percentages, whereupon that LC Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that LC Lender was a Defaulting Lender; and provided, further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to LC Lender will constitute a waiver or release of any claim of any party hereunder arising from that LC Lender’s having been a Defaulting Lender.

(e)          Defaulting Revolving Loan Lender Cure. If the Borrower, the Administrative Agent and the Revolving Loan Lenders agree in writing in their sole discretion that a Defaulting Lender that is a Revolving Loan Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Loan Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Revolving Loan Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Revolving Loan Lenders in accordance with their applicable Percentages, whereupon that Revolving Loan Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Loan Lender was a Defaulting Lender; and provided, further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Loan Lender’s having been a Defaulting Lender.

Section 2.14.     Incremental Commitments.

(a)          At any time during the Revolving Loan Availability Period, Borrower may by written notice to Administrative Agent elect to request an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $175,000,000 in the aggregate. Such New Revolving Loan Commitments shall not be less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and shall be in integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (subject to any extension mutually agreed by the Borrower and the Lenders) and (ii) the identity of each Revolving Loan Lender or other Person (each, a “New Revolving Loan Lender”) to whom Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that (A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments; (B) both before and after giving effect to such New Revolving Loan Commitments each of the conditions set forth in Section 7.4 shall be satisfied; (C) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lenders, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 13.5(b); (D) Borrower shall make any payments required pursuant to Section 2.10 in connection with the New Revolving Loan Commitments; (E) the allocations of New Revolving Loan Commitments as among existing Revolving Loan Lenders who are New Revolving Loan Lenders shall be pro rata as determined by the allocations among the existing Revolving Loan Commitments; (F) the Borrower shall not propose the addition of any New Revolving Loan Lender prior to providing the existing Revolving Loan Lenders an opportunity to accept the full amount of New Revolving Loan Commitments and (G) the Borrower shall have approached each existing Revolving Loan Lender concurrently to provide all or a portion of the New Revolving Loan Commitments and each such Lender shall have had the opportunity to elect or decline in its sole discretion (with elections in excess of the requested New Revolving Loan Commitments being allocated ratably). Each request for New Revolving Loan Commitments shall be accompanied by an updated Pro Forma Model, taking into account the effect of any New Revolving Loan Commitments. For the avoidance of doubt, the maturity date for any New Revolving Loan Commitments shall be no earlier than the Revolving Loan Maturity Date unless otherwise agreed by each of the Lenders.

(b)          On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (ii) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c)          Administrative Agent shall notify the Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and, in respect thereof, (i) the New Revolving Loan Commitments and the New Revolving Loan Lenders, and (ii) the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.14.

(d)          The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement or and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. Each Lender hereby directs and authorizes the Administrative Agent to execute or cause to be executed any and all further instruments reasonably required by the Borrower to effectuate the provisions of this Section 2.14 (including entering into one or more joinder agreements, as applicable).

SECTION 3. FEES.

Section 3.1.     Fees.

(a)          Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their respective Percentages, a commitment fee (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) for each day during the period from the date hereof until the Maturity Date at a rate per annum equal to 0.50% of the amount of outstanding LC Commitments or Revolving Loan Commitments that have not been utilized as of such day (the “Commitment Fee”). Such Commitment Fee shall be payable in arrears on each Quarterly Payment Date and on the Maturity Date, unless the LC Commitments and Revolving Loan Commitments are terminated in whole on an earlier date, in which event the unpaid Commitment Fee accrued to but excluding the date of such termination shall be paid on the date of such termination.

(b)          Letter of Credit Fees.

(i)          The Borrower shall pay to the Administrative Agent, for the ratable account of the LC Lenders in accordance with their respective Percentages of the amount of Letters of Credit, a letter of credit fee (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) for each day at a rate per annum equal to the Applicable Margin, of the average stated amount of the Letters of Credit issued and outstanding as of such day (the “Letter of Credit Fee”). Accrued Letter of Credit Fees shall be due and payable in arrears on each Quarterly Payment Date and on the Maturity Date. In addition, the Borrower shall pay to each of the LC Issuers for its own account the applicable LC Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as reasonably established by such LC Issuer from time to time. For the avoidance of doubt, with respect to any Letter of Credit, no Letter of Credit Fee will accrue to the extent that such Letter of Credit has been cash collateralized in accordance with the procedures set forth in Section 10.4 or other credit support reasonably acceptable to the Administrative Agent and LC Lenders has been provided.

(ii)         The Borrower shall pay directly to each LC Issuer, for its own account, a fronting fee as set forth in the Fee Letter entered into with such LC Issuer in accordance with the terms of such Fee Letter.

(c)          Upfront Fee. The Borrower shall pay to each Lender the fees payable in the amounts and at the times provided in the Fee Letters.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.

Section 4.1.     Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Credit Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (New York time) on the due date thereof at the office of the Administrative Agent specified in Section 13.14 (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or Permitted Hedging Counterparties entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Same Day Funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of such Obligations ratably to the Lenders and the Permitted Hedging Counterparties, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders or Permitted Hedging Counterparties in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender or Permitted Hedging Counterparty, as applicable, shall, on demand, repay to the Administrative Agent the amount distributed to such Lender or Permitted Hedging Counterparty, together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender or Permitted Hedging Counterparty and ending on (but excluding) the date such Lender or Permitted Hedging Counterparty repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender or Permitted Hedging Counterparty is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender or Permitted Hedging Counterparty to the date such payment is made by such Lender or Permitted Hedging Counterparty, the Base Rate in effect for each such day.

All payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be applied in accordance with Section 7.09 of the Security Agreement.

Section 4.2.     Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the relevant Lenders, each payment of a commitment fee under Section 3 in respect of Commitments shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments under Section 2.13 shall be applied to the respective Commitments of the relevant Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans and associated Hedging Termination Values by the Borrower shall be made for account of the relevant Lenders and associated Permitted Hedging Counterparties, respectively, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them and corresponding Hedging Termination Values owed to them; and (iv) each payment of interest on Loans and ordinary course payments (other than Hedging Termination Values) due under the Permitted Hedging Agreements by the Borrower shall be made for account of the relevant Lenders and Permitted Hedging Counterparties, respectively, pro rata in accordance with the amounts of interest on such Loans and ordinary course payments then due and payable to the respective Lenders and Permitted Hedging Counterparties.

SECTION 5. GUARANTEE.

Section 5.1.     Guarantee. Each Guarantor hereby guarantees to each Lender at any time outstanding the prompt payment in full, in Dollars, when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of the principal of and interest on the Loans (including interest on any overdue principal) and all other amounts from time to time owing by the Borrower under this Agreement and the other Credit Documents to any Lender or Permitted Hedging Counterparty (including costs, expenses and Indemnified Taxes but excluding Excluded Swap Obligations) (such payments being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Borrower shall default in the payment of any of the Guaranteed Obligations (after giving effect to all applicable grace and cure periods), such Guarantor will (x) promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to any Lender or Permitted Hedging Counterparties, such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such Lender’s or Permitted Hedging Counterparty’s rights under the Credit Documents, including reasonable counsel fees. All obligations of the Guarantors under this Section 5 shall survive the transfer of any Loan, and any obligations of the Guarantors under this Section 5 with respect to which the underlying obligation of the Borrower is expressly stated to survive payment of any Loan shall also survive payment of such Loan. All obligations of the Guarantors under this Section 5 shall be joint and several.

Section 5.2.     Obligations Unconditional.

(a)          The obligations of the Guarantors under Section 5.1 constitute a present and continuing guaranty of payment and not collectability and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the other Credit Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than the payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)          any amendment, supplement or modification of any provision of this Agreement, the other Credit Documents or any assignment or transfer thereof, including the renewal or extension of the time of payment of any of the Loans or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Loans;

(ii)         any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement or the other Credit Documents, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(iii)        any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Borrower or any other Person or the properties or creditors of any of them;

(iv)       the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the other Credit Documents or any other agreement;

(v)        any transfer of any assets to or from the Borrower, including any transfer or purported transfer to the Borrower from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Borrower with or into any Person, any change in the ownership of any Equity Interests of the Borrower, or any change whatsoever in the objects, capital structure, constitution or business of the Borrower;

(vi)       any default, failure or delay, willful or otherwise, on the part of the Borrower or any other Person to perform or comply with, or the impossibility or illegality of performance by the Borrower or any other Person of, any term of this Agreement, the other Credit Documents or any other agreement;

(vii)      any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Borrower or any other Person for any reason whatsoever, including any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, the other Credit Documents or any other agreement;

(viii)     any lack or limitation of status or of power, incapacity or disability of the Borrower or any trustee or agent thereof; or

(ix)        any other thing, event, happening, matter, circumstance or condition whatsoever (other than the payment in full of the Guaranteed Obligations), not in any way limited to the foregoing.

(b)          Each Guarantor hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that any Lender or Permitted Hedging Counterparty exhaust any right, power or remedy against the Borrower under this Agreement, the other Credit Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c)          In the event that any Guarantor shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, such Guarantor shall not exercise any subrogation or other rights hereunder or under the Loans or the Permitted Hedging Agreements (including any transactions thereunder) and each Guarantor hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Borrower, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to any Guarantor on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Lenders or the Permitted Hedging Counterparties and shall forthwith be paid to such Lenders or Permitted Hedging Counterparties to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Each Guarantor agrees that its obligations under this Section 5 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Borrower is rescinded or must be otherwise restored by any Lender or Permitted Hedging Counterparty, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid and that it will indemnify each Lender and Permitted Hedging Counterparty on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(d)          If an event permitting the acceleration of the maturity of the principal amount of the Loans or resulting in a termination of the Permitted Hedging Agreements shall at any time have occurred and be continuing and such acceleration or termination (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Borrower or any other Person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of the guarantee in this Section 5 and such Guarantor’s obligations under this Agreement, the maturity of the principal amount of the Loans shall be deemed to have been accelerated or the Permitted Hedging Agreements shall be deemed to have been terminated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the Lenders had accelerated the same in accordance with the terms of this Agreement, and such Guarantor shall forthwith pay such principal amount, any interest thereon, and any other amounts guaranteed hereunder without further notice or demand.

(e)          The guarantee in this Section 5 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

Section 5.3.     Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 5 constitutes an instrument for the payment of money, and consents and agrees that any Lender, Permitted Hedging Counterparty or the Collateral Agent (acting at the written direction of the Administrative Agent), at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 5.4.     General Limitation on Guarantee Obligations. In any action or proceeding involving any state or provincial corporate law, or any foreign, state, provincial or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 5.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 5.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, any Permitted Hedging Counterparty or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 5.5.     Release of Guarantors. Upon (a) the occurrence of any funding under any Permitted Tax Equity Arrangement or (b) completion of a transaction permitted in Section 9.4 or Section 9.10 pursuant to which (i) all Equity Interests of a Guarantor are sold, assigned, transferred or otherwise disposed, or (ii) a Guarantor has sold, assigned, transferred or otherwise disposed of its entire interest in all Facilities held by it, such Guarantor shall be released from all of its obligations under this Agreement and the other Credit Documents and thereafter, such Person shall no longer constitute a “Guarantor” for all purposes of this Agreement and the other Credit Documents.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each of the Borrower and the Guarantors, as applicable, represents and warrants to the Administrative Agent and the Lenders that:

Section 6.1.     Organization, Powers. (a) It and each of its Subsidiaries is duly organized and validly existing, has all requisite corporate, limited liability company or partnership (as applicable) power and authority to carry on its business as now conducted except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) It and each of its Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) It and each of its Subsidiaries has the corporate, limited liability company or partnership (as applicable) power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (d) It has the corporate, limited liability company or partnership (as applicable) power and authority to execute and deliver this Agreement and the other Credit Documents to which it is or is intended to be a party and to perform the provisions hereof and thereof and create the Liens intended to be created by the Security Documents.

Section 6.2.     Authorization, Enforceability. Each of the Credit Documents to which it is a party (a) has been duly authorized, executed and delivered by it; and (b) when executed and delivered by it and each of the other parties thereto will be the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3.     Disclosure. All written information (other than projections, budgets, reports, forecasts and other forward-looking information prepared by third party consultants (but including written information provided to such consultants by the Borrower), including the Pro Forma Model (which has been prepared using assumptions believed by the Borrower in good faith to be reasonable at the time made, with no assurances as to actual outcome which may deviate materially from such forecast and projections), or information of a general economic nature) provided directly or indirectly by or on behalf of the Borrower to each Lender in connection with the transactions contemplated hereby, when taken as a whole and as of the Closing Date, is complete and correct in all material respects and does not (as of the Closing Date) contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein (taken as a whole) not misleading in light of the circumstances under which such statements were made (giving effect to supplements and updates thereto); provided that with respect to any financial statements, the preceding representations and warranties made with respect thereto are subject to the limitations in Section 6.5(a). There is no fact of which the Obligors have Knowledge that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in such written information provided by the Borrower. Each report, notice and certificate furnished hereunder is true, complete and correct in all material respects at the time of delivery thereof.

Section 6.4.     Subsidiaries. As of the Closing Date, the Borrower, directly or indirectly owns, free and clear of Liens (other than Permitted Liens), the Guarantors party hereto as of the Closing Date and each of the Persons identified in Schedule 6.4 and, as of the Closing Date, all of the issued and outstanding capital stock of such Guarantors and each such Person is validly issued, fully paid and nonassessable. As of the Closing Date, each of the Borrower and the Guarantors party hereto as of the Closing Date has no Subsidiaries and does not otherwise own any Equity Interests in any other Person, except for as set out in Schedule 6.4.

Section 6.5.     Financial Condition; No Material Adverse Effect.

(a)          Financial Condition. To the Knowledge of each Obligor, the financial statements delivered pursuant to Section 8.14, if any, present fairly, in all material respects, the financial position and results of operations and cash flows of the entities covered thereby as of the dates of such financial statements and for such periods in accordance with GAAP.

(b)          No Material Adverse Effect. Since the date of formation of the Borrower, no event or circumstance has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.6.     No Conflicts. Except as set forth on Schedule 6.6, the execution, delivery and performance by an Obligor of this Agreement and the other Credit Documents to which it is a party do not and, to the Knowledge of such Obligor, will not (a) violate any Applicable Law or Material Governmental Approval in any material respect applicable to such Obligor or any of its Subsidiaries, (b) violate any provision of the Organizational Documents of such Obligor or any of its Subsidiaries, (c) violate or result in a default under any material indenture, agreement or other instrument binding upon such Obligor or any of its Subsidiaries or such Obligor’s or Subsidiary’s assets, or give rise to a right thereunder to require any payment to be made by such Obligor or any such Subsidiary except, with respect to any Obligor’s assets, as could not reasonably be expected to be material or (d) except for the Liens created pursuant to the Credit Documents, result in the creation or imposition of any Lien on any asset of such Obligor, other than, in the case of clauses (a)-(d), as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.7.     Applicable Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Obligors or any of their Subsidiaries is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of an order, judgment, decree or ruling of any court, arbitrator or Governmental Authority, or (iii) in violation of any Applicable Law or Material Governmental Approval.

Section 6.8.     Environmental Matters. Except as set forth on Schedule 6.8, or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Obligors or any of their Subsidiaries or any of the Facilities (i) is in violation of any Environmental Law or any Governmental Approval issued thereunder, (ii) is subject to any pending or, to the Knowledge of the Obligor, threatened Environmental Claim or (iii) has Released any Hazardous Materials at or from, and, to Obligors’ Knowledge, no Hazardous Materials are otherwise present, except as necessary for the development, construction, or maintenance of the Facilities at or about any property owned, leased, or operated by the Obligors that could reasonably be expected to result in an Environmental Claim or Environmental Liability, or otherwise require any Obligor or any Subsidiary of an Obligor to conduct any investigation, removal or remedial action pursuant to any Environmental Law.

Section 6.9.     Litigation. Except as set forth on Schedule 6.9, there is (a) no action, suit or proceeding by or before any arbitrator or Governmental Authority now pending against any Obligor or any Subsidiary of an Obligor or, threatened in writing or otherwise to the Knowledge of any Obligor, threatened against any Obligor or any Subsidiary of an Obligor, in each case (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that seeks to invalidate the Credit Documents or the transactions contemplated by the Credit Documents, and (b) no default by any Obligor or any of its Subsidiaries existing under any applicable order, writ, injunction or decree of any Governmental Authority or arbitral tribunal which default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10.     Default. Immediately after giving effect to the Loans (and the application of the proceeds thereof as contemplated by Section 6.14 and Section 8.7), no Default or Event of Default has occurred and is continuing.

Section 6.11.     Taxes. Each Obligor and, to the Knowledge of each Obligor, each of its Subsidiaries has timely filed or caused to be filed all Material Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Taxes shown to be due and payable on such returns and any other Material Taxes imposed on or asserted against such Obligor or such Subsidiary or its assets or property by any Governmental Authority, except those subject to a Good-Faith Contest. To the Knowledge of each Obligor, no Tax Liens (other than Permitted Liens) have been filed against any Obligor or its Subsidiaries or their respective assets or property and no Material Tax claims are being asserted with respect to such Taxes against any Obligor or its Subsidiaries or its assets or property. Each Obligor and each of its Subsidiaries is a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes (other than Persons (other than the Borrower) with different Tax status in connection with a Permitted Tax Equity Arrangement, Tax Equity Document or Facility Acquisition, provided that in each case the expected tax effects of such other Tax status are properly reflected in the applicable Pro Forma Model).

Section 6.12.     Intellectual Property.

(a)          To the Knowledge of the Obligors, no product or service of the Obligors or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)          To the Knowledge of the Obligors, there is no violation by any Person of any right of the Obligors or any Subsidiary with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Borrower that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)          Each Obligor and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to carry on its business, and the use thereof by such Obligor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13.     Compliance with Employee Benefit Plan. No ERISA Event with respect to any Obligor or any ERISA Affiliate, has occurred and is continuing or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of each Obligor, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that is Material. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

Section 6.14.     Use of Proceeds; Margin Regulations.

(a)          The proceeds of any Revolving Loans made on or after the Closing Date shall be used solely to pay Facility Costs (including Facility Costs in connection with the acquisition of such Facility by the Borrower under an Acquisition Document or the reimbursement of Facility Costs in the aggregate paid by an Affiliate) and to pay for fees, costs and expenses incurred in connection with the Credit Documents.

(b)          The proceeds of any LC Loan shall be used solely to pay Reimbursement Obligations in respect of Letters of Credit as provided in Section 2.1(e) and Section 2.1(g).

(c)          Any Letter of Credit issued hereunder shall be used solely to satisfy the Borrower’s and its Subsidiaries’ credit support obligations in respect of the Facilities, credit support obligations of Affiliates of Borrower or its Subsidiaries related to any Affiliate Facility and the Borrower’s obligation to fund the Debt Service Reserve Account as provided in the Security Agreement.

(d)          No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board (or any successor), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Borrower in a violation of Regulation X of the Board (or any successor) or to involve any broker or dealer in a violation of Regulation T of the Board (or any successor). Margin stock does not constitute any of the value of the assets of any Obligor and no Obligor has any present intention that margin stock will constitute any of the value of such assets. As used in this Section 6.14, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 6.15.     Foreign Assets Control Regulations, Etc.

(a)          None of (i) Sponsor, Holdco, the Obligors, any of their Subsidiaries or any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Sponsor, Holdco, any Obligor or any Subsidiary that will act in any capacity in connection with or benefit from the transactions contemplated by this Agreement, (A) is a Sanctioned Person or the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)          Each of Sponsor, Holdco and each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by Sponsor, Holdco, the Obligors and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)          Each of Sponsor, Holdco and each Obligor and each of their respective Subsidiaries, and to the knowledge of each such entity, director, officer, employee, agent and Affiliate of each such entity, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)          No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 9.16.

Section 6.16.     Status.

(a)          Investment Company. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)          Status. Neither the Borrower, any Subsidiary nor any Guarantor is (i) subject to, or not exempt from, regulation as a “public utility” as defined under Section 201(e) of the FPA, other than as (a) an owner or operator of a “qualifying small power production facility” as defined under Section 3(17)(C) of the FPA (“QF”), to the extent QFs are regulated under the FPA or (b) in the case of Albany 1 and Albany 2, as an entity that has obtained market-based rate authorization from FERC, (ii) subject to, or not exempt from, regulation as an “electric utility company,” a “public-utility company” or a “holding company” as such terms are defined in Section 1262 of the Public Utility Holding Company Act of 2005 and FERC’s regulations at 18 C.F.R. § 366.1, other than as an owner or operator of a QF or in the case of Albany 1 and Albany 2, as an exempt wholesale generator as defined in 18 C.F.R. 366.1, or (iii) subject to, or not exempt from, regulation by any state regulatory authority with respect to the rates of electric utilities or the financial and organizational regulation of electric utilities.

Section 6.17.     Ranking of Obligations. This Agreement and the other Credit Documents and the obligations evidenced hereby and thereby, are and will at all times be direct and unconditional general obligations of each Obligor party hereto and thereto and will at all times rank in right of payment and otherwise at least pari passu with all other senior secured Indebtedness of such Obligor, whether now existing or hereafter outstanding.

Section 6.18.     Labor Matters. Neither Borrower nor any Obligor or any of its Subsidiaries is currently engaged in any unfair labor practice that has had or could (individually or together with other similar unfair labor practices) reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint, or comparable proceeding under applicable legislation in any other jurisdiction, pending or threatened in writing against any Obligor or any of its Subsidiaries before the National Labor Relations Board, or comparable governmental board in any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened in writing against any Obligor or any of its Subsidiaries, and (b) no strike, labor dispute, slowdown or stoppage pending or threatened in writing against any Obligor or any of its Subsidiaries, except with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate, such as has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 6.19.     Solvency. The Borrower and its Subsidiaries, on a consolidated basis, immediately after giving effect to the incurrence of Indebtedness outstanding hereunder and the other transactions contemplated by the Credit Documents, are Solvent.

Section 6.20.     Perfection and Priority of Lien. The provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered by the Security Documents. Upon the making of all necessary recordings and filings on or prior to the Closing Date or the applicable Initial Facility Funding Date in all necessary public offices, and the completion of all other necessary and appropriate action as required under the Security Documents on or prior to the Closing Date or the applicable Initial Facility Funding Date, each such Security Document will create, a perfected Lien on and perfected security interest in all right, title and interest of each Obligor and Holdco in the Collateral owned by it and covered thereby, prior and superior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

Section 6.21.     Indebtedness; Liens. The Obligors and each of their Subsidiaries do not have outstanding any Indebtedness other than Permitted Indebtedness and have not agreed or consented to cause or permit any of their property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of their property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, other than Permitted Liens. The Obligors and each of their Subsidiaries are not in default, and no waiver of default is currently in effect, in the payment of principal or interest on any Indebtedness of such Person for borrowed money.

Section 6.22.     Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of the any Obligor or their Subsidiaries for which any party hereto will be responsible.

SECTION 7. CONDITIONS PRECEDENT.

The effectiveness of this Agreement and the obligation of each Lender to advance any Loan or each LC Issuer to issue or extend the expiration date (including by not giving notice of non-renewal) of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent, as applicable:

Section 7.1.       Closing Date. The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions precedent:

(a)          Credit Documents. Each Lender shall have received complete and correct copies of all of the Credit Documents in effect as of the Closing Date, and all conditions precedent to the effectiveness of each such Credit Document shall have been satisfied in full, and each Lender and the Administrative Agent shall have received an Officer’s Certificate certified by the Authorized Officer of the Borrower confirming the foregoing.

(b)          Pro Forma Model. The Borrower shall have delivered to the Lenders a copy of the initial Pro Forma Model.

(c)          Officer’s Certificate. The Administrative Agent and the Lenders shall have received a certificate of an Authorized Officer of the Borrower certifying that the conditions precedent set forth in Section 7.1(a) and (f) have been met.

(d)          KYC. At least three (3) Business Days prior to the Closing Date, each Lender shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities, including a properly completed and signed applicable IRS Form W-8, under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, which are applicable to the Lenders.

(e)          Opinion of Counsel. The Agents and the Lenders shall have received a favorable opinion of counsel to the Sponsor and the Obligors, dated as of the Closing Date, in the jurisdiction of formation of the Sponsor and each Obligor and in each jurisdiction specified by the Administrative Agent determined by it to be relevant in order to confirm, inter alia, valid existence, good standing, due authorization, execution and enforceability of this Agreement and each other Credit Document to which it is a party and compliance with laws.

(f)          Representations and Warranties. The representations and warranties of each Obligor in this Agreement and the other Credit Documents to which it is a party shall be true and correct in all material respects as of the Closing Date (or, if stated to have been made on or as of an earlier date, were true and correct in all material respects on or as of such earlier date); provided that, to the extent that any such representations and warranties are qualified by materiality, such representations and warranties are true and correct in all respects on and as of the Closing Date (or, if stated to have been made on or as of an earlier date, were true and correct in all respects on or as of such earlier date).

(g)          Certificates; Organizational Documents.

(i)          Each Guarantor party hereto as of the Closing Date, the Sponsor, the Borrower and Holdco shall have delivered to the Administrative Agent and each Lender an Officer’s Certificate, dated as of the Closing Date, certifying as to (A) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of each Credit Document to which such Guarantor, the Sponsor, the Borrower or Holdco is a party, (B) such Guarantor’s, the Sponsor’s, the Borrower’s and Holdco’s organizational documents as then in effect and (C) a certificate of another responsible officer as to the incumbency and specimen signature of the natural persons authorized to execute and delivery of each Credit Document to which such Guarantor, the Sponsor, the Borrower or Holdco is a party.

(ii)         The Administrative Agent and the Lenders shall have received a certificate of status, good standing or equivalent, as applicable, for the jurisdiction of formation of each Guarantor party hereto as of the Closing Date, the Sponsor, the Borrower and Holdco.

(h)          Fee Letters; Fees. The Borrower shall have delivered to the Lenders true, correct and complete copies of the Fee Letters. Payment of the fees and expenses required to be paid on or before the Closing Date pursuant to the Credit Documents shall have been made.

(i)           Security.

(i)          Valid and perfected first priority security interests (subject only to Permitted Liens) in the Collateral shall have been created (or if not perfected, arrangements reasonably satisfactory to each Lender shall have been made for perfection (consistent with the requirements of the Security Documents)) in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to each Lender, acting reasonably and each such Lender shall have received evidence of the filing or registration of all appropriate documents and payment of all related fees and expenses in accordance with Applicable Law necessary for the creation and perfection of the Liens intended to be created by the Security Documents, all in form and substance reasonably satisfactory to each such Lender.

(ii)         All Collateral that must be delivered to the Collateral Agent in order to, pursuant to Applicable Law, perfect the security interest therein as a first priority Lien (including, without limitation, notes, bonds or certificated securities) (subject only to Permitted Liens) shall have been delivered to the Collateral Agent.

(j)           Lien and Litigation Searches. The Administrative Agent and the Lenders shall have received (i) customary reports of searches of UCC filings in the jurisdiction of formation or organization, as applicable, of each Obligor and Holdco, together with copies of all such filings disclosed by such searches, disclosing no UCC-1 financing statements or other filings or evidence of Liens (other than any such financing statements or other filings or evidence of Liens in respect of Permitted Liens), or, if so disclosed, the Lenders shall have received UCC-3 termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC-1 financing statements, fixture filings or other evidence of Liens disclosed in such search (other than any such financing statements or other filings or evidence of Liens in respect of Permitted Liens) and (ii) customary litigation searches in the jurisdiction of formation or organization and principal place of business, as applicable, of each Obligor and Holdco.

Section 7.2.     Initial Facility Funding Date. The obligation of each Revolving Loan Lender to extend Revolving Loans hereunder for a Facility (the date on which the initial Revolving Loans are made with respect to a Facility, such Facility’s “Initial Facility Funding Date”) is subject to the satisfaction of each of the following conditions precedent with respect to such Facility for which Revolving Loans are requested:

(a)          Documentary Diligence Requirements. The Borrower shall have provided to the Administrative Agent and the Lenders the deliverables and information set forth in this Section 7.2, at least fifteen (15) Business Days or, in the case of an Initial Facility Funding Date relating to fifteen of more Facilities, twenty (20) Business Days following receipt of such deliverables and information (or to the extent reasonably requested by the Borrower for specified reasons, a shorter period to the extent approved by the Administrative Agent (which such approval shall be provided to the extent no Lender objects to such shorter requested diligence review period)) (such period, the “Diligence Period”), which deliverables and information shall be reasonably satisfactory to the Supermajority Lenders.

(b)          Independent Engineer.

(i)          With respect to any Material Facility, Borrower shall have delivered to the Administrative Agent and the Lenders the Independent Engineer’s summary report with respect to such Facility in a form substantially consistent with the scope for Material Facilities described in Exhibit L and which includes an evaluation of the suitability of the applicable Facility Milestone Schedule for allowing the applicable Facility to achieve substantial completion and final completion in accordance with the applicable Facility Documents; provided that if an Independent Engineer’s summary report has been previously provided for a Facility which, with respect to the new Material Facility, (i) is contracted to the same Power Purchaser, with a reasonably similar base form, or is under the same community solar program, (ii) has the same vendor for modules and inverters, (iii) has the same EPC Contractor and general construction schedule (once commenced), (iv) has the same or similar buffer period/timeline under the relevant PPAs (if any), (v) has similar locations that make the P-case forecasts reasonably similar, and (vi) is located in the same state, the condition precedent under this Section 7.2(b)(i) shall be deemed satisfied by such previously delivered Independent Engineer’s summary report.

(ii)         With respect to any Non-Material Facility, Borrower shall have delivered to the Administrative Agent and the Lenders the Independent Engineer’s summary report with respect to such Facility in a form substantially consistent with the scope for Non-Material Facilities described in Exhibit L and which includes an evaluation of the suitability of the applicable Facility Milestone Schedule for allowing the applicable Facility to achieve substantial completion and final completion in accordance with the applicable Facility Documents; provided that if an Independent Engineer’s summary report has been previously provided for a Facility which, with respect to the new Non-Material Facility, (i) is contracted to the same Power Purchaser or same subscription manager with a reasonably similar base form, (ii) has the same vendor for modules, inverters and trackers, (iii) has the same EPC Contractor and general construction schedule (once commenced), (iv) has the same or similar buffer period/timeline under the relevant PPAs, and (v) has similar locations that make the P-case forecasts reasonably similar, the condition precedent under this Section 7.2(b)(ii) shall be deemed satisfied by such previously delivered Independent Engineer’s summary report.

(iii)       With respect to any Facility with expected capital expenditures of $10,000,000 or higher, (a) the Independent Engineer shall have confirmed that such Facility is a “Category C” Facility pursuant to and as defined in the Equator Principles or (b) the Independent Engineer shall have confirmed that such Facility is a “Category A” or “Category B” Facility, in each case pursuant to and as defined in Equator Principles, and the Borrower shall have delivered to the Administrative Agent and the Lenders an Equator Principles analysis completed by the Independent Engineer with respect to such Facility. During the Diligence Period, the Required Lenders shall review each such Equator Principles analysis and if the Required Lenders do not object or comment within such Diligence Period (or, if the Required Lenders do object or comment, if such objections or comments are addressed to the reasonable satisfaction of the Required Lenders), the applicable Equator Principles analysis shall be deemed satisfactory for purposes of satisfying this condition and for all other purposes under this Agreement and the other Credit Documents.

(c)          Facility Milestone Schedules. With respect to any Construction Facility, Borrower shall have delivered to the Administrative Agent and the Lenders a construction milestone or progress schedule for such Facility either in the form of Exhibit O attached hereto (such construction milestone or progress schedule, as amended, a “Facility Milestone Schedule”) or otherwise approved by the Supermajority Lenders demonstrating that, except with respect to a request made in connection with “Final Completion”, the requested Borrowing does not exceed the amount calculated by adding (1) the product of (x) the percentage of “Cash Flow Advance” indicated in the Facility Milestone Schedule for each milestone achieved multiplied by (y) the Cash Flow Available Amount for such Facility plus (2) the product of (x) the percentage of “Tax Equity Commitment Advance” indicated in the Facility Milestone Schedule for each milestone achieved multiplied by (y) the Tax Equity Commitment Available Amount for such Facility. To the extent multiple Facilities are being financed by a Borrowing or a Facility is comprised of multiple sites, a Facility Milestone Schedule may provide for distinct schedules by Facility or site.

(d)          EPC Contract; Notice to Proceed; Procurement and Supply. With respect to any Construction Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders: (i) a copy of the EPC Contract with respect to such Facility, which shall have been duly executed and be in full force and effect, and which EPC Contract shall require that the work to be performed thereunder shall be substantially and finally completed by guaranteed dates of completion and that the EPC Contractor shall have full and complete responsibility for the performance of such work on a lump sum, fixed price basis, (ii) a notice to proceed or other evidence that the EPC Contractor with respect to such Facility shall have been given or otherwise been unconditionally directed to begin performance with respect to such Facility under the EPC Contract to which it is a party on or prior to the applicable Initial Facility Funding Date and (iii) copies of all equipment procurement arrangements relating to batteries, modules and inverters, as applicable, for such Facility (if such equipment is not otherwise procured by the Borrower or its Affiliates pursuant to the EPC Contract), each of which shall be executed and be in full force and effect (it being acknowledged that equipment supply agreements may be entered into on a fleet-wide basis with Affiliates and assigned to particular Facilities).

(e)          Pro Forma Model. Borrower shall have delivered to Administrative Agent and the Lenders an updated Pro Forma Model, revised as of such Initial Facility Funding Date to reflect any modifications required due to assumptions relating to the Facility or Facilities for which such Revolving Loans are requested and otherwise accounting for the funding of such Revolving Loans and such Letters of Credit for such Facility or Facilities, certified by the Borrower (and confirmed by the Independent Engineer and a third-party consultant acceptable to the Lenders) as to the reasonableness of the underlying technical, operating and construction assumptions set forth therein (including the projected Facility Costs and budget for construction of each Facility and the percentage of Facility Costs required as a Contingency Reserve for each Facility), and demonstrating that (i) such requested Revolving Loans are in compliance with the Debt Sizing Criteria and (ii) the amount of committed capital reflected in the Pro Forma Model with respect to each Facility is sufficient for such Facility to achieve Commercial Operation. An updated Pro Forma Model may cover Facilities subject to subsequent anticipated Borrowings and, provided that Borrower certifies the continued reasonableness of such updated Pro Forma Model in connection with such subsequent Borrowing, this condition shall be deemed satisfied in connection with such subsequent Borrowing without additional Administrative Agent or Lender review.

(f)          Insurance. (i) Certificates of insurance reasonably acceptable to the Administrative Agent evidencing the insurance policies and endorsements required to be maintained by the Obligors pursuant to Section 8.2 and (ii) a certificate from the Borrower’s authorized broker or other insurance representative, dated as of the Initial Facility Funding Date, identifying the type of insurance, amounts, deductibles and policy terms and stating that such insurance is in full force and effect and that all premiums due thereon have been paid, in each case shall have been delivered to the Administrative Agent and each Lender.

(g)          Officer’s Certificate. The Administrative Agent and the Lenders shall have received a certificate of an Authorized Officer of the Borrower certifying that:

(i)          (A) the Eligibility Criteria with respect to each Facility that is the subject of the requested Revolving Loan are true and correct in all respects as of such Initial Facility Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date) and (B) the Limited Eligibility Criteria with respect to all other Facilities in existence as of such Initial Facility Funding Date are true and correct in all respects as of such Initial Facility Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date);

(ii)         each Facility that is the subject of the requested Revolving Loan satisfies the Eligible Vendor Requirements in effect as of such Initial Facility Funding Date;

(iii)        with respect to each Facility that is the subject of the requested Revolving Loan with Tax Equity Documents in place, such Tax Equity Documents constitute a Permitted Tax Equity Arrangement;

(iv)       each Facility that is the subject of the requested Revolving Loan is projected to achieve Commercial Operation on or prior to the Revolving Loan Maturity Date;

(v)        each Facility that is the subject of the requested Revolving Loan is not located in, on or near a Sensitive Area;

(vi)       after giving effect to such Revolving Loan and any Concentration Limits Credit Support, the Borrower shall be in compliance with the Concentration Limits;

(vii)      each of the conditions precedent set forth in Section 7.2(h), (m), (o), (r), (w) and (y) has been satisfied (or waived in accordance with the terms hereof) with respect to such Facility as of such Initial Facility Funding Date; and

(viii)     the Available Amount set forth in the Pro Forma Model delivered pursuant Section 7.2(e) hereof attributable to Shadow-Rated Offtakers (excluding Specified Excluded Offtakers) shall not exceed the Shadow-Rated Offtaker Cap.

(h)          No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Initial Facility Funding Date.

(i)           Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.1(b)(i).

(j)           Security. All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Security Documents shall have been so created and perfected in the applicable jurisdiction.

(k)          Organizational Documents. The Borrower shall have delivered to the Administrative Agent and the Lenders all of the Organizational Documents of each Subsidiary of the Borrower that is formed or acquired on such Initial Facility Funding Date.

(l)           Diligence Summary Memos; Facility Documents.

(i)         With respect to any Material Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders the Diligence Summary Memo for each Power Purchase Agreement and EPC Contract with respect to such Material Facility in existence as of such Initial Facility Funding Date, together with true, correct and complete copies of each such Power Purchase Agreement and EPC Contract, and, solely to the extent in existence as of such Initial Facility Funding Date, true, correct and complete copies of each applicable Purchaser PPA Security, O&M Contract, Tax Equity Document, Community Solar Arrangement, and site control agreement, as applicable. During the Diligence Period, the Lenders shall (following the delivery of all applicable Diligence Summary Memos and applicable Facility Documents) review each such summary and may elect to engage legal counsel to assist with such review during such Diligence Period. If one Lender (in the case that there are no more than three Lenders party hereto at such time) or two or more Lenders (in the case that there are more than three Lenders party hereto at such time) do not object or comment within such Diligence Period (or, if such applicable required Lenders do object or comment, if such objections or comments are addressed to the reasonable satisfaction of such objecting or commenting Lenders), the applicable Facility Document shall be deemed satisfactory for purposes of satisfying this condition and for all other purposes under this Agreement and the other Credit Documents. For the avoidance of doubt, in the case of any O&M Contract substantially in the form attached hereto as Exhibit R, upon delivery to the Administrative Agent and the Lenders of a true, correct and complete copy of such O&M Contract, such O&M Contract shall be deemed satisfactory for purposes of satisfying this condition and for all other purposes under this Agreement and the other Credit Documents.

(ii)         With respect to any Non-Material Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders true, correct and complete copies of each Power Purchase Agreement, applicable Purchaser PPA Security, EPC Contract, O&M Contract, Tax Equity Document, Community Solar Arrangement and site control agreement with respect to such Facility, in each case solely to the extent in existence as of such Initial Facility Funding Date.

(m)         Facility Acquisition. With respect to any Facility subject to an Acquisition Document, the acquisition under such Acquisition Document shall have been consummated or shall be consummated concurrently with the occurrence of the Initial Facility Funding Date of such Facility.

(n)         Power Purchaser Financial Statements. Solely to the extent in Borrower’s possession and permitted to be disclosed pursuant to any confidentiality provisions by which the Borrower or any of its Affiliates is bound, the Borrower shall have delivered to the Administrative Agent and the Lenders copies of the most recently delivered financial statements by the Power Purchaser for such Facility.

(o)         Maximum Nameplate Capacity. Each site comprising such Facility shall have an expected megawatt nameplate AC capacity no greater than twenty (20) megawatts or twenty-five (25) megawatts in the case of the Facility owned by Albany 1 or the Facility owned by Albany 2.

(p)         Moody’s RiskCalc or S&P’s Capital IQ Summary Report. With respect to each Shadow-Rated Offtaker for such Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders a Moody’s RiskCalc or S&P’s Capital IQ summary report for such Shadow- Rated Offtaker and, solely to the extent in Borrower’s possession and permitted to be disclosed pursuant to any confidentiality provisions by which the Borrower or any of its Affiliates is bound, the financial statements used to obtain such Moody’s RiskCalc or S&P’s Capital IQ summary report.

(q)         Consents. Solely to the extent required pursuant to item 16 of the Eligibility Criteria, consent from the relevant counterparty on terms and conditions satisfactory to the Lenders with respect thereto has been obtained.

(r)         Overadvance. No Overadvance shall have occurred and be continuing or would occur as a result of such Initial Facility Funding Date (taking into consideration any Equity Contributions to be made substantially concurrently with such Revolving Loans).

(s)          Debt Service Reserve Account. The Borrower shall have funded the Debt Service Reserve Account with cash and/or Letters of Credit in an amount that is not less than the Debt Service Reserve Required Amount and substantially in the form of Exhibit W.

(t)          Solvency Certificate. The Borrower shall have delivered to the Lenders a certificate from an Authorized Officer, substantially in the form of Exhibit F, certifying that, immediately after giving effect to the transactions contemplated hereunder, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(u)       Category A Projects. With respect to any Facility, an independent expert satisfactory to the Lenders shall have confirmed that such Facility is not a Category A Project.

(v)	EPC Contractors.

(i)       With respect to any EPC Contractor for a Material Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders a written summary of the contractor’s qualifications substantially in the form attached hereto as Exhibit V. The Lenders shall have ten (10) Business Days (following delivery of such summary) to review each such summary. If one Lender (in the case that there are no more than three Lenders party hereto at such time) or two or more Lenders (in the case that there are more than three Lenders party hereto at such time) do not object or comment within such period (or, if such applicable required Lenders do object or comment, if such objections or comments are addressed to the reasonable satisfaction of such objecting or commenting Lenders), the applicable EPC Contractor shall be deemed satisfactory for purposes of satisfying this condition and for all other purposes under this Agreement and the other Credit Documents.

(ii)       With respect to any EPC Contractor for a Non-Material Facility, the Borrower shall have delivered to the Administrative Agent and the Lenders a written summary of the EPC Contractor’s qualifications substantially in the form attached hereto as Exhibit V. For the avoidance of doubt, Lenders shall have no rights to object or comment on any such summary delivered with respect to a Non-Material Facility.

(w)      Minimum Equity Requirement. The Administrative Agent shall have received evidence that the Sponsor has funded (or caused to be funded) the Minimum Equity Requirement.

(x)         Lien and Litigation Search; Real Estate. The Administrative Agent and the Lenders shall have received (i) customary reports of searches, dated as of a recent date before the Initial Facility Funding Date, of UCC filings in the jurisdiction of formation or organization and Facility location, as applicable, of each Facility, together with copies of all such filings disclosed by such searches, disclosing no UCC-1 financing statements or other filings or evidence of Liens (other than any such financing statements or other filings or evidence of Liens in respect of Permitted Liens), or, if so disclosed, the Lenders shall have received UCC-3 termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC-1 financing statements, fixture filings or other evidence of Liens disclosed in such search (other than any such financing statements or other filings or evidence of Liens in respect of Permitted Liens) and (ii) customary litigation searches, dated as of a recent date before the Initial Facility Funding Date, in the jurisdiction of formation or organization and principal place of business, as applicable, of each Facility and (iii) to the extent reasonably available to the Borrower or Sponsor, copies of any title report, ALTA/NSPS Land Title Survey and owner’s title policy related to each Facility.

(y)         Community Solar Facilities. To the extent the Facility is a Community Solar Facility, the Community Solar Criteria are satisfied.

(z)         Sponsor Certificate. With respect to any Non-Committed TE Facility, a Sponsor Certificate shall be provided.

Section 7.3.    Subsequent Facility Funding Date; Other Funding Date. The obligation of each Revolving Loan Lender to extend Revolving Loans (x) in respect of a Construction Facility other than on an Initial Facility Funding Date (each such date on which such Revolving Loans are made, a “Subsequent Facility Funding Date”) or (y) not in connection with a Construction Facility (each such date on which such Revolving Loans are made, an “Other Funding Date”), is subject to the satisfaction of each of the following conditions precedent with respect to the applicable Facility for which Revolving Loans are requested:

(a)         Initial Facility Funding Date. Solely in connection with a Subsequent Facility Funding Date, the Initial Facility Funding Date in respect of the Facility that is the subject of the requested Revolving Loans has occurred on or prior to such Subsequent Facility Funding Date.

(b)       Officer’s Certificate. The Administrative Agent and the Lenders shall have received a certificate of an Authorized Officer of the Borrower certifying that:

(i)       solely in connection with a Subsequent Facility Funding Date, (A) the Eligibility Criteria with respect to each Facility that is the subject of the requested Revolving Loan are true and correct in all respects as of such Subsequent Facility Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date) and (B) the Limited Eligibility Criteria with respect to all other Facilities in existence as of such Subsequent Facility Funding Date are true and correct in all respects as of such Subsequent Facility Funding Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date);

(ii)       solely in connection with a Subsequent Facility Funding Date, as certified by the Borrower, (i) the applicable milestone set forth in the Facility Milestone Schedule relevant to such Borrowing has been achieved or is reasonably expected to be achieved within fifteen (15) days after such Subsequent Facility Funding Date and (ii) except with respect to a request made in connection with “Final Completion”, the requested extension of Revolving Loans does not exceed the amount calculated by adding (1) the product of (x) the percentage of “Cash Flow Advance” indicated in the Facility Milestone Schedule for each milestone achieved since the previous Borrowing with respect to such Facility multiplied by (y) the Cash Flow Available Amount for such Facility plus (2) the product of (x) the percentage of “Tax Equity Commitment Advance” indicated in the Facility Milestone Schedule for each milestone achieved since the previous Borrowing with respect to such Facility multiplied by (y) the Tax Equity Commitment Available Amount for such Facility;

(iii)       solely in connection with a Subsequent Facility Funding Date, either (i) no Independent Engineer summary is required to be delivered pursuant to Section 7.3(i) or (ii) an Independent Engineer summary is required to be delivered pursuant to Section 7.3(i) and has been delivered;

(iv)       each of the conditions precedent set forth in Section 7.3(c), (d), (e), (f) and (h) has been satisfied (or waived in accordance with the terms hereof) with respect to such Facility as of such Subsequent Facility Funding Date; and

(v)       the Available Amount set forth in the most recently delivered Pro Forma Model attributable to Shadow-Rated Offtakers (excluding Specified Excluded Offtakers) shall not exceed the Shadow-Rated Offtaker Cap.

(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(d)         Additional Facility Documents and Tax Equity Documents. Solely in connection with a Subsequent Facility Funding Date, and solely to the extent in existence as of such Subsequent Facility Funding Date, any Power Purchase Agreements, PPA Guaranties, Tax Equity Documents, Community Solar Arrangements, and site control agreements that were not in effect as of the date of any previous Borrowing and that are required in connection with the development and construction of the applicable Facility to be executed and delivered on or prior to the date of such Borrowing of Revolving Loans, shall be in full force and effect and in each case the Administrative Agent and the Lenders shall have received true, correct and complete copies thereof.

(e)         Power Purchase Agreement. The Power Purchase Agreement with respect to such Facility has not been terminated and is in full force and effect.

(f)         Tax Equity Commitment Ineligibility Event. No Tax Equity Commitment Ineligibility Event shall have occurred and be continuing with respect to such Facility.

(g)         Independent Engineer Summary. Solely in connection with a Subsequent Facility Funding Date, in the event that such Borrowing is in respect of a Facility for which (i) there has occurred a cost overrun in excess of five percent (5%) of the costs set forth in the Pro Forma Model delivered in connection with the Initial Facility Funding Date for such Facility or (ii) the achievement of the applicable milestone relevant to such Borrowing has not occurred by the date that is forty-five (45) days after the earliest date for such milestone set forth anywhere in the applicable PPA(s) or other relevant Facility Documents and Tax Equity Documents, the Borrower shall have delivered to the Administrative Agent and the Lenders a summary from the Independent Engineer which includes confirmations that (x) a reasonable amount of funds are available to complete such Facility and (y) such Facility can reasonably be completed with such available funds within the deadlines of the applicable PPA(s) and other relevant Facility Documents and Tax Equity Documents, certified by the Independent Engineer in respect of such Facility, in each case in a form reasonably acceptable to the Required Lenders.

(h)          Overadvance. No Overadvance shall have occurred and be continuing or would occur as a result of such Subsequent Facility Funding Date or Other Funding Date, as applicable (taking into consideration any Equity Contributions to be made substantially concurrently with such Revolving Loans).

(i)            Debt Service Reserve Account. The Borrower shall have funded the Debt Service Reserve Account with cash and/or Letters of Credit in an amount that is not less than the Debt Service Reserve Required Amount and substantially in the form of Exhibit W, and to the extent that Revolving Loans are being requested in connection with the substantial completion date of such Facility, such Debt Service Reserve Required Amount shall be calculated to include the Imputed Amortization Amount with respect to such Facility.

Section 7.4.    All Other Credit Events. At the time of each Credit Event hereunder (other than the advance of a Loan under Section 2.1(g)(ii)):

(a)           each of the representations and warranties made by the Obligors in Section 6 hereof and in the other Credit Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relates to an earlier date;

(b)           no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

(c)           the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.1(b)(i) or a request for the issuance of, increase in the amount of, or extension of the expiration date (other than automatic renewal of a Letter of Credit) of, a Letter of Credit, as applicable.

Each request for the advancing of any Loan or issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) and (b) above of this Section 7.4.

SECTION 8. AFFIRMATIVE COVENANTS.

So long as there exists any Credit Exposure, except to the extent compliance in any case is waived in writing pursuant to the terms of Section 13.19 hereof:

Section 8.1.    Compliance with Applicable Laws and Governmental Approvals. Each Obligor shall, and shall cause each of its Subsidiaries to, comply with (i) Applicable Laws (including applicable Environmental Laws, ERISA and the USA PATRIOT Act) in all material respects, (ii) the Material Governmental Approvals in all material respects, and (iii) all Sanctions Laws, applicable Anti-Money Laundering Laws and applicable Anti-Corruption Laws.

Section 8.2.    Insurance. The Borrower shall maintain or cause to be maintained, without cost to the Collateral Agent or the other Secured Parties, insurance with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance of an Obligor shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder.

Section 8.3.    Payment of Taxes. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge all Material Taxes before such Taxes become delinquent, except those subject to a Good-Faith Contest. Each Obligor shall file all Tax returns required to be filed in any jurisdiction, except where the failure to file such Tax returns could not reasonably be expected to result in a Material Adverse Effect.

Section 8.4.    Construction, Operation and Maintenance.

(a)           Except as otherwise permitted by Section 9.4 and Section 9.10, each Obligor shall, and shall cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, its respective Material Properties in good repair, working order and condition (other than ordinary wear and tear), and construct, operate and maintain the Facilities in all Material respects in accordance with the Facility Documents, Tax Equity Documents, Prudent Industry Practices, Applicable Laws and Material Governmental Approvals.

(b)          Except as otherwise permitted by Section 9.4 and Section 9.10, each Obligor shall, and shall cause each of its Subsidiaries to, preserve and maintain good and valid title or leasehold or easement rights to its Material Properties (subject to no Liens other than Permitted Liens).

Section 8.5.    Maintenance of Existence. Except as otherwise permitted by Section 9.4, each Obligor shall, and shall cause each of its Subsidiaries to, preserve and maintain in full force and effect (a) its legal existence under the laws of the State of its formation or incorporation (as applicable), and (b) all rights, privileges and franchises necessary in the normal conduct of its business, except, in the case of clause (a) with respect to any such Subsidiary that is not an Obligor and in the case of clause (b), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 8.6.    Priority of Obligations. This Agreement and the obligations evidenced hereby, are and will at all times rank in right of payment at least pari passu, without preference or priority, with all other senior secured Indebtedness of the Obligors, whether now existing or hereafter outstanding.

Section 8.7.    Use of Proceeds. The Borrower shall use the proceeds of any Credit Event in compliance with the Sustainability Loan Terms and Conditions; provided that following Declassification, Borrower shall use the proceeds of the Credit Events as follows:

(a)         The proceeds of any Revolving Loan shall be used solely to pay Facility Costs (including Facility Costs in connection with the acquisition of such Facility by the Borrower under an Acquisition Document or the reimbursement of Facility Costs in the aggregate paid by an Affiliate) and to pay for fees, costs and expenses incurred in connection with the Credit Documents.

(b)         The proceeds of any LC Loan shall be used solely to pay Reimbursement Obligations in respect of Letters of Credit as provided in Section 2.1(e) and (g).

(c)         Any Letter of Credit issued hereunder shall be used solely to satisfy the Borrower’s and its Subsidiaries’ credit support obligations related to the Facilities, credit support obligations of Affiliates of Borrower or its Subsidiaries related to any Affiliate Facility and the Borrower’s obligation to fund the Debt Service Reserve Account as provided in the Security Agreement.

Section 8.8.    Accounts. Except as otherwise permitted by Section 9.12, each Obligor shall deposit or cause to be deposited all cash received by it and all cash and Cash Equivalents at any time held by it into Permitted Accounts.

Section 8.9.    Books and Records; Inspection.

(a)         Each Obligor shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in conformity with, in all material respects, GAAP except, in the case of any such Subsidiary that is not an Obligor, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Obligor shall, and shall cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, all transactions and dispositions of assets except, in the case of any such Subsidiary that is not an Obligor, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)         The Obligors shall, upon reasonable prior notice, permit and arrange for the Lenders and any agents or representatives of the Lenders, as the Lenders may desire during normal business hours and subject to the terms and conditions set forth in Section 13.30, to: (i) conduct reasonable inspections and examinations of any properties (subject to any restrictions or safety measures reasonably required by Obligors or their Subsidiaries) and the books and records of the Obligors and their Subsidiaries and, during any period in which a Default or Event of Default has occurred and is continuing, make copies of such books and records; and (ii) discuss the affairs, finances and accounts of the Obligors and their Subsidiaries with the principal officers of the Obligors and their Subsidiaries (which officers the Obligors shall make reasonably available) and their respective auditors; provided that so long as no Default or Event of Default has occurred and is continuing, there shall be no more than one (1) inspection of each of the properties of the Obligors and their Subsidiaries in any calendar year; provided, further, that any inspection conducted after the occurrence and during the continuance of a Default or Event of Default shall be at the Borrower’s expense.

Section 8.10.    Eligible Vendor Updates. The Borrower shall supplement, modify or amend Part A of Schedule 1.1(c) from time to time and at least on an annual basis, in each case following a review of such proposed updated Schedule, together with such supporting information with respect to the proposed additional Eligible Vendors to be added as may be reasonably requested, by the Administrative Agent in consultation with the Independent Engineer and the Lenders; and the Administrative Agent shall execute an amendment on behalf of the Lenders to memorialize each such update if no Lender objects to such amendment request within seven (7) Business Days of the Lenders’ receipt of a draft thereof. In connection with each such supplement, modification or amendment, the Borrower shall remove any vendor that the Lenders request, following consultation with the Borrower, be removed from Part A of Schedule 1.1(c). Notwithstanding anything herein to the contrary, updates to Part A of Schedule 1.1(c) shall only apply prospectively for new agreements to be entered into after the date of the applicable update with respect to Facilities that have not been financed hereunder, and shall have no effect on the vendors previously engaged with respect to a Facility (including for purposes of determining satisfaction of the Eligible Vendor Requirements, and for entering into contracts with respect to the Facilities for which they were engaged).

Section 8.11.    Conduct of Business. Subject to Section 9.4, each Obligor shall, and shall cause each of its Subsidiaries to, (a) act solely in its name and through its duly authorized Authorized Officers, managers, employees, representatives or agents in the conduct of its businesses, (b) conduct its business solely in its own name and in a manner not misleading to other Persons as to its identity except, in the case of clause (a) or (b) with respect to any such Subsidiary that is not an Obligor, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) except as would not reasonably be expected to result in a Material Adverse Effect, comply with the terms of its Organizational Documents.

Section 8.12.    Preservation of Collateral; Further Assurances.

(a)         Each Obligor shall take all action reasonably required to preserve the validity, perfection and priority of the Liens purported to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (subject to Permitted Liens).

(b)         Each Obligor shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements or similar statements) reasonably required to maintain and preserve the validity, perfection and priority of the Liens purported to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (subject to Permitted Liens).

(c)         With respect to any new Wholly-Owned Subsidiary created or acquired (including any Subsidiary that becomes a Wholly-Owned Subsidiary after the acquisition of Equity Interests from any Tax Equity Investor or any other Person) after the Closing Date by the Borrower and directly owned by the Borrower but excluding Excluded Subsidiaries, the Borrower shall, within forty-five (45) days after such Wholly-Owned Subsidiary is created or acquired, (i) notify the Administrative Agent of the creation or acquisition of such Wholly-Owned Subsidiary, (ii) cause such Wholly-Owned Subsidiary to execute and deliver to the Administrative Agent a Guarantor Supplement, substantially in the form of Exhibit K, pursuant to which it will become a Guarantor and bound as a Guarantor by the applicable terms and provisions hereof, (iii) take such other actions as are reasonably necessary to grant to the Collateral Agent a perfected first priority Lien in the Equity Interests of such Wholly-Owned Subsidiary and all Collateral owned by such Wholly-Owned Subsidiary and (iv) upon request of any Lender, provide all documentation and other information required by bank regulatory authorities with respect to such Wholly-Owned Subsidiary, including a properly completed and signed applicable IRS Form W-8, under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, which are applicable to such Lender.

Section 8.13.    Separateness. Each Obligor will, and will cause each of its Subsidiaries to:

(a)         maintain accounts of such Obligor or such Subsidiary, as applicable, separate from those of Sponsor and each of their respective Affiliates (that are not Obligors or subsidiaries thereof) with commercial banking institutions and will not commingle their funds with those of Sponsor or any of its Affiliates (that are not Obligors or subsidiaries thereof);

(b)         cause the assets and liabilities of such Obligor or such Subsidiary, as applicable, to be readily distinguishable from the assets and liabilities of Sponsor and each of their respective Affiliates (that are not Obligors or subsidiaries thereof);

(c)           pay, or cause to be paid, from its own funds and assets all obligations and Indebtedness incurred by it, and not from the funds and assets of Sponsor or any of their respective Affiliates (that are not Obligors or subsidiaries thereof);

(d)           conduct its business solely in its own respective name in a manner not misleading to other Persons as to its identity and shall correct any known misunderstanding regarding its separate identity;

(e)        obtain proper authorization from member(s), director(s) and manager(s) as required by such Obligor’s or such Subsidiary’s, as applicable, limited liability company agreement (or comparable organizational documents) for all of its limited liability company (or other applicable) actions; and

(f)         comply with the terms of such Obligor’s or such Subsidiary’s, as applicable, limited liability company agreement (or comparable organizational documents),

it being understood and agreed by the parties hereto that immaterial breaches of this Section 8.13 that (i) are not, in the aggregate, misleading as to the identity of any Obligor or any such Subsidiary and (ii) otherwise do not materially undermine the purpose intended to be served by the provisions of this Section 8.13 shall not, in each of clauses (a) through (c) above, be deemed a breach of this Section 8.13.

Section 8.14.    Financial Statements; Compliance Certificate. The Borrower shall:

(a)         deliver (or cause to be delivered) to the Administrative Agent within one hundred twenty (120) days after the end of each calendar year of Greenbacker Renewable Energy Company LLC, (i) the audited consolidated and (unaudited) consolidating (but only to show the break-out of Greenbacker Renewable Energy Company LLC and Sponsor on a consolidated basis) balance sheet and related statements of operations, stockholders’ (or members’ or partners’) equity and cash flows of Greenbacker Renewable Energy Company LLC and its Subsidiaries as of the end of and for such calendar year, in each case, setting forth in comparative form the figures for the previous calendar year provided that such figures were not based on investment company accounting principles (to the extent such figures from the previously calendar year were delivered under this Section 8.14(a)), and (ii) the balance sheet and related statements of operations, stockholders’ (or members’ or partners’) equity and cash flows of Borrower and its Subsidiaries, as applicable, as of the end of and for such calendar year, in each case, setting forth in comparative form the figures for the previous calendar year provided that such figures were not based on investment company accounting principles (to the extent such figures from the previously calendar year were delivered under this Section 8.14(a)), which financial statements, in the case of (i) and (ii), all shall be reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based, other than any exception with respect to, or resulting from, an upcoming maturity date of Indebtedness that is scheduled to occur within one (1) year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations, stockholders’ (or members’ or partners’) equity and cash flows of the Borrower on a consolidated basis in accordance with GAAP;

(b)         deliver (or cause to be delivered) to the Administrative Agent within sixty (60) days after the end of each of the first three (3) calendar quarters of each calendar year of the Borrower (beginning with the calendar quarter ended September 30, 2023), the unaudited consolidated balance sheet and related statements of operations, stockholders’ (or members’ or partners’) equity and cash flows of the Borrower and its Subsidiaries for such calendar quarter in accordance with GAAP setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous calendar year provided that such figures were not based on investment company accounting principles (to the extent such figures from the previous calendar year were delivered under this Section 8.14(b)), all certified by an Authorized Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations, stockholders’ (or members’ or partners’) equity and cash flows of the Sponsor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)         deliver (or cause to be delivered) to the Administrative Agent within sixty (60) days after the end of each of the first three (3) calendar quarters of each calendar year of Greenbacker Renewable Energy Company LLC (beginning with the calendar quarter ended September 30, 2023), the unaudited consolidated and unaudited consolidating (but only to show the break-out of Greenbacker Renewable Energy Company LLC and Sponsor on a Consolidated basis) balance sheet and related statements of operations, stockholders’ (or members’ or partners’) equity and cash flows of Greenbacker Renewable Energy Company LLC and its Subsidiaries for such calendar quarter in accordance with GAAP setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous calendar year provided that such figures were not based on investment company accounting principles (to the extent such figures from the previous calendar year were delivered under this Section 8.14(c)), all as reasonably acceptable to the Lenders and be delivered with a Sponsor Certificate that shall include certifications that such balance sheets and related statements present fairly, in all material respects, the financial position and results of operations, stockholders’ (or members’ or partners’) equity and cash flows of the Sponsor and its Subsidiaries, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)         deliver (or cause to be delivered) to the Administrative Agent, (x) concurrently with any delivery of any financial statements under clause (a) or (b) of this Section 8.14, and (y) if no unaudited financial statements are delivered for the fourth calendar quarter of each calendar year of Greenbacker Renewable Energy Company LLC and the Borrower, then no later than sixty (60) days after the end of such fourth calendar quarter, a certificate executed by an Authorized Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred that is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements which results in a change to the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iii) certifying as to the Obligors’ compliance with Section 8.22;

(e)         deliver (or cause to be delivered) to the Administrative Agent (i) concurrently with any delivery of financial statements under clause (a) of this Section 8.14, a certificate executed by an Authorized Officer of the Borrower certifying that all insurance policies required to be maintained by or on behalf of the Obligors’ Subsidiaries pursuant to Section 8.2 are being maintained in accordance with the requirements of Section 8.2, or, if any such insurance policy has not been so maintained by any Obligors’ Subsidiary, providing an explanation for such failure to maintain such insurance policy; and (ii) promptly following receipt thereof, any information received with respect to the termination, cancellation of, adverse change in, expiration of or default under, any insurance policy required to be maintained under Section 8.2;

(f)         deliver (or cause to be delivered) to the Administrative Agent not more than five (5) Business Days after the Administrative Agent and the Borrower agree in writing of the existence of any error in the Pro Forma Model that has resulted in an Overadvance, a Compliance Certificate substantially in the form of Exhibit M;

(g)         deliver (or cause to be delivered) to the Administrative Agent not more than sixty (60) days after the end of each calendar quarter of the Borrower (beginning with the calendar quarter ended September 30, 2023 ), a construction report in respect of the Construction Facilities, including any Cancelled Facilities, covering (i) such calendar quarter and (ii) each of the previous calendar quarters, if any, occurring in that same calendar year, in substantially the form of Exhibit P hereto;

(h)         deliver (or cause to be delivered) to the Administrative Agent not more than sixty (60) days after the end of each calendar quarter of the Borrower (beginning with the calendar quarter ended September 30, 2023 ), a portfolio-level operating report in respect of the Operating Facilities, including any Cancelled Facilities, covering (i) such calendar quarter and (ii) each of the previous calendar quarters, if any, occurring in that same calendar year, in substantially the form of Exhibit Q hereto; provided, that, with respect to any such operating report being delivered at the end of the fourth (4th) calendar quarter of any calendar year of the Borrower, the Borrower will have an additional thirty (30) days to deliver any information in such operating report that cannot be delivered within the initial sixty (60) day period due to the customary annual closing of the Borrower’s books; and

(i)         deliver (or cause to be delivered) to the Administrative Agent, not more than five(5) Business Days after delivery thereof to a Tax Equity Investor, copies of any audited or unaudited financial statements of the Borrower or any of its Subsidiaries delivered to any Tax Equity Investor pursuant to any Tax Equity Document.

Section 8.15.    Notices of Material Events. The Borrower will furnish (or cause to be furnished) to the Administrative Agent written notice, which shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto (if any), of the following within the applicable time period set forth below:

(a)         within five (5) Business Days after an Obligor obtains Knowledge thereof, the occurrence of any event or condition which constitutes (i) a Default or (ii) an Event of Default;

(b)        within five (5) Business Days after an Obligor obtains Knowledge of the Material filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Obligor or any of its Subsidiaries;

(c)         within five (5) Business Days after an Obligor obtains Knowledge of any actual or threatened (in writing) material Environmental Claim by any Person against, or with respect to the activities of, any Obligor or any of its Subsidiaries or any of the Facilities or any material violation or alleged violation of or non-compliance with any Environmental Laws or any Governmental Approvals;

(d)         within five (5) Business Days after an Authorized Officer of an Obligor obtains Knowledge thereof, the existence of any material ERISA Event;

(e)        within five (5) Business Days after an Obligor obtains Knowledge thereof, the occurrence of, or the execution of any agreement providing for, any Change in Control or transfer of direct ownership interest in any Obligor;

(f)         within five (5) Business Days after an Obligor obtains Knowledge thereof, any Power Purchaser or counterparty to a Community Solar Arrangement that was an Investment Grade Offtaker becomes a Non-Investment Grade Offtaker (together with an explanation of the applicable change in circumstances if other than as a result of a ratings downgrade); and

(g)         within five (5) Business Days after an Obligor obtains Knowledge thereof, the occurrence of any other development that has resulted in, or such Obligor believes in good faith will result in, a Material Adverse Effect; and

(h)         within five (5) Business Days after determination to the extent the Borrower makes a determination with respect to whether something is or is not “Material” or has or does not have a “Material Adverse Effect”, together with relevant support for such determination.

Section 8.16.    Delivery of Certain Documents. The Borrower will furnish (or cause to be furnished) to the Administrative Agent the following within the applicable time period set forth below:

(a)        reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Credit Documents, as any Lender or the Administrative Agent may reasonably request;

(b)         with respect to each Facility, promptly upon such documents becoming available, copies of (i) any notice or other document relating to a material failure by any Obligor or any of its Subsidiaries or any other counterparty to perform any of its covenants or obligations under a Facility Document (in the case of equipment supply agreements, limited to supply agreements with respect to batteries, panels, trackers and inverters) or a Tax Equity Document, (ii) any notice or other documents received by any Obligor or any Subsidiary thereof relating to any Subscription Manager’s violation or alleged violation of any applicable consumer protection regulation, in each case, except to the extent such violation has been cured, and (iii) any amendments, modifications, waivers, supplements or terminations of a Facility Document (in the case of equipment supply agreements, limited to supply agreements with respect to batteries, panels, trackers and inverters) or Tax Equity Document, in each case, affecting such Facility; and

(c)        with respect to each Shadow-Rated Offtaker, on or about each anniversary of the Closing Date (or later Initial Facility Funding Date relating to such Shadow-Rated Offtaker), (i) an update to the financial statements provided pursuant to Section 7.2(n), but solely to the extent that Borrower actually has and is permitted to disclose any such updating information and (ii) if requested by the Required Lenders with respect to any such Shadow-Rated Offtaker, an updated Moody’s RiskCalc or S&P’s Capital IQ summary report.

Section 8.17.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, notices, documents, agreements, other information and Officer’s Certificates that are required to be delivered by any Obligor pursuant to Section 8.14, Section 8.15, Section 8.16 and Section 9.8 shall be deemed to have been delivered if the documents required to be delivered are: (a) delivered to the Administrative Agent by e-mail; (b) timely posted by or on behalf of such Obligor on a SharePoint, Intralinks or Debtdomain (or equivalent) website; or (c) made available on its home page on the internet; provided, however, that upon request of the Administrative Agent to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, such Obligor will promptly deliver such paper copies or deliver them by e-mail, as the case may be, to the Administrative Agent.

Section 8.18.    Certain Obligations Respecting Guarantors. In the event that any additional shares of stock shall be issued to the Borrower by any Guarantor, the Borrower agrees forthwith to deliver to the Collateral Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as is necessary and appropriate to perfect the security interest created therein pursuant to the Security Agreement.

Section 8.19.    Subsidiary Distributions. Each Obligor shall, and shall cause each Subsidiary to, distribute on a quarterly basis (and in any event not later than each Quarterly Payment Date) to the Borrower all available cash of such Obligor or Subsidiary, other than (a) cash which may not be distributed in accordance with applicable Tax Equity Documents, applicable Governmental Approvals or Applicable Law and (b) cash in an amount equivalent to the expenses a Project Company reasonably anticipates to incur over the following one hundred and eighty (180) days that is reasonably determined by such Project Company to be necessary or appropriate for constructing, operating or maintenance purposes.

Section 8.20.    Beneficial Ownership Certification. The Borrower shall furnish to any Lender, promptly upon its request, (a) an updated Beneficial Ownership Certification with respect to itself or (b) to the extent applicable, a certification that there has been no change in facts which would render a previously delivered Beneficial Ownership Certification to be untrue, incomplete or misleading.

Section 8.21.    Pro Forma Model. The Borrower shall deliver (or cause to be delivered) to the Administrative Agent (i) not later than five (5) days before the end of each calendar quarter of the Borrower (beginning with the calendar quarter ended September 30, 2023) (provided, that no such quarterly update shall be required to the extent an updated Pro Forma Model has been or will be delivered within fifteen (15) days of such deadline pursuant to clauses (ii) through (vi) of this Section 8.21 or otherwise hereunder), (ii) on the date of any Facility Sale or Facility Acquisition, (iii) upon any Facility becoming a Cancelled Facility, (iv) upon the bankruptcy of any Power Purchaser or any event of default under a Power Purchase Agreement, (v) upon any breach of Section 6, and (vi) in connection with the delivery of a Concentration Limits Certificate (provided, that if the Pro Forma Model delivered pursuant to clause (i) above was delivered within thirty (30) days of the Concentration Limits Certificate, such Pro Forma Model may be used and updated accordingly), an updated Pro Forma Model, dated as of the date thereof, in form and substance reasonably satisfactory to the Required Lenders, certified by the Borrower (and confirmed by the Independent Engineer and third-party consultant acceptable to the Lenders) as to the reasonableness of the underlying technical, operating and construction assumptions set forth therein, demonstrating compliance with the Debt Sizing Criteria and Available Amount, and accompanied by a Compliance Certificate substantially in the form of Exhibit M. Notwithstanding the foregoing, any updated Pro Forma Model delivered in connection with a Concentration Limits Certificate pursuant to clause (vi) above, shall take into account (a) any reduction in commitments under the Tax Equity Documents, (b) events that have resulted in material reductions in the percentage of cash that is projected to be Distributable to the Borrower under the Tax Equity Documents, (c) waivers of or amendments or other modifications to or terminations of material Facility Documents or modifications to Facility assumptions, in each case, that result in a material increase in the projected Facility Costs or a material reduction in projected Cash Flow Available for Debt Service in the Pro Forma Model or would otherwise be reasonably expected to have a Material Adverse Effect on the applicable Facility, (d) any revenue in respect of a Facility from an Investment Grade Offtaker becoming revenue from an Non-Investment Grade Offtaker, and (e) execution of any additional material Facility Documents or Tax Equity Documents that results in a material increase in projected Facility Costs or a material reduction in projected Cash Flow Available for Debt Service in the Pro Forma Model.

Section 8.22.    Equator Principles. Each Obligor shall comply in all material respects with the Equator Principles.

Section 8.23.    Interest Rate Hedging. Within ten (10) Business Days of a Hedging Trigger Event, the Borrower shall enter into one or more transactions under Permitted Hedging Agreements, in form and substance reasonably satisfactory to the Administrative Agent, in an aggregate notional amount of at least seventy-five percent (75%) but not more than one hundred five percent (105%) of the aggregate notional amount of Revolving Loans attributed to Schedule 1.1(g)(a) projected to be outstanding and repaid over the twenty-five (25) years (or shorter) in accordance with the Pro Forma(which such amounts shall be determined by reference to the Pro Forma Model on the relevant Initial Facility Funding Date). To the extent that any prepayment (whether optional or mandatory) of, or reduction in, any portion of the Revolving Loans shall cause the sum of the notional amounts hedged under the Permitted Hedging Agreements to exceed one hundred five percent (105%) of the then outstanding principal amount of the Revolving Loans, the Borrower shall, concurrently with any such prepayment or reduction, partially terminate such Permitted Hedging Agreements to the extent necessary so that the sum of the notional amounts hedged under all Permitted Hedging Agreements is not more than one hundred five percent (105%) of the principal amount of the Revolving Loans then outstanding; provided, that such termination shall be applied ratably to all such Permitted Hedging Agreements.

Section 8.24.    O&M Contract. The Borrower shall deliver an O&M Contract, in substantially the form attached hereto as Exhibit R (otherwise in form and substance reasonably satisfactory to the Required Lenders), that is in compliance with the pricing parameters set forth in the most recently submitted Pro Forma Model in respect of such O&M Contract, in respect of each Facility promptly following execution of such O&M Contract, but in any event before the date of initial funding by the Tax Equity Investor for such Facility pursuant to the applicable Tax Equity Documents.

Section 8.25.    Sustainability Terms and Conditions. To the extent Sustainability Warehouse Loans are outstanding, Borrower shall comply in all material respects with the Sustainability Loan Terms and Conditions.

Section 8.26.    Post Closing Date Deliverables. The Borrower shall comply with the additional covenants set forth on Schedule 8.26.

SECTION 9. NEGATIVE COVENANTS.

So long as there exists any Credit Exposure, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.19 hereof:

Section 9.1.    Indebtedness. No Obligor shall, or shall permit its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

Section 9.2.    Liens. No Obligor shall, or shall permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its other assets or property except for Permitted Liens.

Section 9.3.    Transactions with Affiliates. No Obligor shall, or shall permit its Subsidiaries to, enter into any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except for: (a) transactions upon terms that an Authorized Officer of such Obligor has determined in good faith are not less favorable to such Obligor or Subsidiary (taken as a whole) than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; (b) transactions between the Obligors; (c) transactions pursuant to or in accordance with the agreements listed in Schedule 9.3; (d) Restricted Payments by the Obligors permitted by Section 9.8 and Restricted Payments by any Subsidiary of the Obligors (other than an Obligor) not otherwise prohibited by this Agreement; (e) equity contributions pursuant to or in accordance with the Organizational Documents of such Obligor or such Subsidiary; (f) Permitted Indebtedness described in clause (f) of the definition of “Permitted Indebtedness”; (g) transactions permitted pursuant to Section 9.9; (h) transactions with Subsidiaries of the Obligors in existence on the Closing Date that are not otherwise prohibited hereunder; (i) as otherwise contemplated by or permitted under the Credit Documents (including the reimbursement of Facility Costs in the aggregate paid by an Affiliate); (j) any O&M Contract substantially in the form attached hereto as Exhibit R or any renewable energy credit marketing services agreement substantially in the form attached hereto as Exhibit T, in each case, entered into with any Affiliate of such Obligor; or (k) in the case of any transaction among wholly-owned Subsidiaries of the Borrower, any transaction that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 9.4.    Fundamental Change. No Obligor shall, or shall permit its Subsidiaries to, consolidate with or merge with any other Person, dissolve or dispose of all or substantially all of its assets in a single transaction or series of transactions to any Person, except (a) that such Obligor or Subsidiary may dissolve, consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets to, in the case of any such Obligor, any other Obligor and, in the case of any such Subsidiary (that is not an Obligor), any such other Subsidiary or an Obligor (including by any sale, assignment, transfer or other disposition of Equity Interests to such other Subsidiary or an Obligor), so long as in the case of merger, consolidation, conveyance, transfer or lease (x) solely with respect to an Obligor, the surviving entity shall expressly assume, as applicable, all obligations of such Obligor under the Credit Documents to which it is a party, (y) immediately after giving effect to any such merger, consolidation, conveyance, transfer or lease, no Default or Event of Default would exist and (z) the Collateral Agent shall have, for its own benefit and the equal and ratable benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all of the Collateral (subject to Permitted Liens), (b) the Obligors and their Subsidiaries may make Permitted Dispositions, (c) the Obligors and their Subsidiaries may consummate internal reorganizations so long as such internal reorganization is not adverse to the Lenders in any material respect relative to the Secured Parties’ first priority Lien on the Collateral (a “Permitted Reorganization”) and (d) in the case of the Subsidiaries of the Guarantors, any transactions not otherwise permitted under this Section 9.4 and which, individually or in the aggregate, do not exceed the Materiality Threshold and that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 9.5.    Line of Business. No Obligor shall, or shall permit its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be materially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement or contemplated by the Credit Documents as being engaged in by the Obligors and their Subsidiaries.

Section 9.6.    Modifications of Certain Documents.

(a)        No Obligor shall, or shall permit its Subsidiaries to, amend, modify or supplement its respective Organizational Documents in any manner that could reasonably be expected to have a Material Adverse Effect.

(b)         No Obligor shall, or shall permit its Subsidiaries to, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed):

(i)         change any counterparty to (in the case of any site control agreement, solely if such action would be material);

(ii)         terminate (in the case of any site control agreement, solely if such action would be material); or

(iii)        make any material amendment, modification, waiver or supplement to any Power Purchase Agreement, applicable Purchaser PPA Security, EPC Contract, O&M Contract, Tax Equity Document, Community Solar Arrangement or site control agreement in each case with respect to a Material Facility.

(c)         No Obligor shall, or shall permit its Subsidiaries to, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify or supplement any EPC Contract, equipment supply or procurement contract (or purchase order under a master supply contract), unless the additional amounts payable by the Project Company under any such contract, as a result of such amendment, modification or supplement would not exceed seventy-five percent (75%) of the amount of any remaining Contingency Reserve for such Facility.

Section 9.7.    Economic Sanctions Regulations. The Obligors will not, and each of the Obligors shall cause each of their respective Subsidiaries not to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person, or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Loans or any Letter of Credit) with any Person if such investment, dealing or transaction (i) would cause any party to this Agreement or any Affiliate of such Lender to be in violation of, or subject to sanctions under, any law or regulation applicable to such Lender, or (ii) is prohibited by or subject to sanctions under any Sanctions Laws.

Section 9.8.    Restricted Payments. No Obligor will make, permit its Subsidiaries to make, agree to pay or make, or permit its Subsidiaries to agree to pay or make, directly or indirectly, any Restricted Payment (other than any Restricted Payment made to any other Obligor or any of its Subsidiaries which, in each case, owns any Equity Interests, directly or indirectly, of the Obligor or Subsidiary making the Restricted Payment), unless such Restricted Payment originates solely from one or more Operating Facilities and:

(a)         on the date of such Restricted Payment, such Operating Facility has achieved Commercial Operation;

(b)        on the date of such Restricted Payment, prior to and immediately after giving effect to the making of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(c)         all Reimbursement Obligations and LC Loans have been reimbursed or repaid, as the case may be;

(d)         on the date of such Restricted Payment, prior to and immediately after giving effect to the making of such Restricted Payment, the Debt Service Reserve Account shall be funded in an amount that is not less than the Debt Service Reserve Required Amount (with cash and/or Letters of Credit) in accordance with the terms of the Security Agreement;

(e)        on the date of such Restricted Payment, prior to and immediately after giving effect to the making of such Restricted Payment, no Overadvance shall have occurred and be continuing;

(f)         on the date of such Restricted Payment, no Construction Facility shall have incurred a cost overrun in excess of five percent (5%) of the costs set forth in the Pro Forma Model delivered in connection with the Initial Facility Funding Date for such Construction Facility for which the Borrower does not have adequate funds available to it to achieve Commercial Operation within the deadlines of the applicable PPA(s) and other relevant Facility Documents and Tax Equity Documents; and

(g)        The Historical Debt Service Coverage Ratio calculated solely with respect to the Operating Facilities for the Rolling Period most recently ended prior to such date is not less than 1.20:1.00, and the Borrower shall deliver a certificate to the Administrative Agent reflecting the calculation of the Historical Debt Service Coverage Ratio no later than the date such Restricted Payment is made; provided that for any Restricted Payment made during the first twelve (12) months following the Closing Date, the Historical Debt Service Coverage Ratio will be calculated only on the calendar quarters that have elapsed since the Closing Date.

Notwithstanding anything to the contrary herein, the Borrower and its Subsidiaries shall be permitted to: (1) reimburse any Affiliate for payments made by such Affiliate on behalf of the Borrower or any Subsidiary with respect to: (A) collateral or financial assurance requirements of contracts to which the Borrower or such Subsidiary is party; (B) repairs, replacement or restorations paid for and/or undertaken by such Affiliate in advance of receipt by the Borrower or such Subsidiary of any applicable insurances proceeds; or (C) Facility Costs pursuant to Section 8.7(a); provided that such Restricted Payment is made solely with proceeds of such insurance proceeds when received, (2) make payments pursuant to or in accordance with the agreements listed in Schedule 9.3 and/or any other contract or arrangement with an Affiliate permitted hereunder (other than any contract or arrangement evidencing or relating to Indebtedness subject to an Affiliate Subordination Agreement), (3) make payments pursuant to or in accordance with any Tax Equity Documents, (4) make Restricted Payments, at any time, with the proceeds of (x) any Equity Contribution used to fund all or any portion of the consideration paid to any Subsidiary by another Subsidiary in respect of a Facility Acquisition, and (y) any capital contribution or other payment by a Tax Equity Investor with respect to a Facility in excess of all amounts (if any) required to be prepaid in respect of such Facility pursuant to Section 2.7(a)(iv) and (5) pay Permitted Tax Distributions, in each case, so long as no Default or Event of Default shall have occurred and be continuing at such time, in each case, without satisfying the conditions set forth in clauses (a) through (g) above.

Section 9.9.    Investments. No Obligor or any of its Subsidiaries will make any Investments except: (i) Cash Equivalents; (ii) Investments in (A) any other Obligor or (B) any other Subsidiary of an Obligor; (iii) operating deposit accounts that, solely in the case of an Obligor, constitute Permitted Accounts; (iv) Investments in an Affiliate made from cash that would otherwise be available to make a Restricted Payment pursuant to Section 9.8 or from cash that has been contributed to the equity of the Borrower by its equity holders; provided that if such Investment is (or is considered as) capital stock, partnership or other ownership interests or other securities of an Affiliate, such Affiliate does not at any time engage in any trade or business or own or lease any property (real or otherwise); (v) deposits to secure obligations or performance of bids, leases, tenders or contracts (other than for the repayment of borrowed money) or for purposes of like nature in the ordinary course of its business; (vi) any Investment made as part of a Permitted Reorganization; (vii) any Investment made as part of a Permitted Tax Equity Arrangement; (viii) any Investment made as part of a Permitted GREC Development Affiliate Facility Investment or a Permitted Tax Equity Vehicle Affiliate Facility Investment; (ix) Investments by (A) Borrower not otherwise permitted under this Section 9.9 and which in the aggregate do not exceed $2,500,000 and (B) Subsidiaries of the Borrower not otherwise permitted under this Section 9.9 and which, in the aggregate, do not exceed the Materiality Threshold; (x) accepting contributions and transfers from a Person that owns any outstanding shares of its capital stock or similar Equity Interests or from any Affiliate, (xi) Investments consisting of any Affiliate Facility Letters of Credit, in each case in accordance with Section 8.26, (xii) to the extent constituting an Investment, the formation of Subsidiaries and (xiii) the purchase or other acquisition of all or a part of the Equity Interests in, or an interest in all or substantially all of the property of, or assets constituting solar photovoltaic generation facilities, solar photovoltaic generation plus storage facilities or standalone storage facilities; provided that the purchase or acquisition is consummated substantially concurrently with the Initial Facility Funding Date for such purchased or acquired facility.

Section 9.10.    Disposition of Property. No Obligor or any of its Subsidiaries shall make any Asset Dispositions other than Permitted Dispositions.

Section 9.11.    Hedging Agreements. No Obligor or any of its Subsidiaries will enter into any Hedging Agreements other than Permitted Hedging Agreements.

Section 9.12.    Permitted Accounts. No Obligor will have Accounts other than Permitted Accounts.

Section 9.13.    Restrictive Agreements. No Obligor will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Obligor to create, incur or permit to exist any Lien upon any of its assets or property that constitutes Collateral to secure the Loans or (b) the ability of any Subsidiary of such Obligor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or, solely in the case of a Subsidiary that is a Guarantor, to guarantee the Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that the foregoing obligation shall not apply to restrictions or conditions (i) imposed by applicable Governmental Approvals or Applicable Law, (ii) imposed by reason of customary provisions restricting assignments, subletting and other transfers contained in agreements, leases, licenses and similar agreements to which an Obligor or its Subsidiaries is permitted to be a party hereby which are (x) limited to the property or assets subject to such agreements, leases, licenses and similar agreements, (y) reasonable or necessary under the circumstances, and (z) could not interfere with the ordinary course of operations of the Obligor or Subsidiary, as the case may be, (iii) which are equivalent to the restrictions and conditions provided in the Credit Documents, (iv) contained in any agreement to which an Obligor or any of its Subsidiaries is a party on the Closing Date or by any Organizational Document of such Obligor or Subsidiary as of the Closing Date and as amended from time to time (and any replacement thereof that is entered into on an arm’s-length basis and, taken as a whole, is no more restrictive than the agreement or instrument it replaces); provided, in each case that any such amendments of agreements could not reasonably be expected to have a Material Adverse Effect or (v) contained in any Facility Document or Tax Equity Document to which an Obligor or any of its Subsidiaries is or becomes a party.

Section 9.14.    Tax Status. Except in connection with a Permitted Tax Equity Arrangement, Tax Equity Document or Facility Acquisition, provided that in each case the expected tax effects of such other Tax status are properly reflected in the applicable Pro Forma Model, no Obligor shall, or shall permit its Subsidiaries to, be or become treated as other than a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes; provided that the Borrower shall in all instances remain a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 9.15.    Capital Expenditures. No Obligor shall, or shall permit its Subsidiaries to, make any capital expenditures other than (i) in the case of a Construction Facility, as provided in the construction budget therefor, (ii) Required Capital Expenditures, or (iii) to the extent funded with amounts that would otherwise be payable as a Restricted Payment pursuant to Section 9.8 or the proceeds of any voluntary equity contribution.

Section 9.16.    Sanctions, etc.. The Borrower shall not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.17.    EPC Contractors. No Obligor shall, nor shall permit its Subsidiaries to engage (a) Norwich Technologies, Inc. (doing business as Norwich Solar Technologies), as an EPC Contractor in respect of any Construction Facility in excess of five (5) megawatts or (b) Distributed Energy Infrastructure LLC as an EPC Contractor in respect of any Construction Facility in excess of ten (10) megawatts.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

Section 10.1.    Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)         the Borrower defaults in the payment of any principal on any Loan or Reimbursement Obligation when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or fails to provide Cash Collateral when the same becomes required hereunder; or

(b)         (i) the Borrower defaults in the payment of any interest on any Loan or Reimbursement Obligation for more than three (3) Business Days after the same becomes due and payable or (ii) the Sponsor or any Obligor defaults in the payment of any Obligation (other than the Obligations covered by clause (a) and (b)(i) of this Section 10.1) for more than three (3) Business Days after the same becomes due and payable; or

(c)          any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Sponsor, any Obligor or any Subsidiary thereof in this Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Sponsor, any Obligor or any Subsidiary thereof in this Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made; or

(d)         (i) any Obligor shall fail to comply with any covenant, condition or agreement contained in Section 8.2; 8.5(a), 8.7, 8.15(a), 8.16(b), Section 8.26, or Section 9 or (ii) Sponsor shall fail to comply with any covenant, condition or agreement contained in Section 9(f) of the Sponsor Guaranty; or

(e)         any Obligor, Sponsor, Pledgor or Holdco fails to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in clause (a), (b), (c), or (d), of this Section 10.1) to which it is a party and, in each case, such failure continues uncured for a period of thirty (30) or more days after the earlier of (i) an Authorized Officer of such Obligor, Sponsor, Pledgor or Holdco obtaining Knowledge of such Default and (ii) receipt by the Borrower of a notice of such Default from the Administrative Agent or any Lender; provided, however, that if such Person commences efforts to cure such Default within such thirty (30) day period, it may continue to effect such cure of the Default (and such Default will not be deemed an Event of Default) for an additional sixty (60) days for a total cure period of ninety (90) days; provided, further, that in the case of a Default arising from any failure to comply with Applicable Laws or Material Governmental Approvals in accordance with Section 8.1, if within such periods the relevant Person enters into a consent decree or other arrangement under which the applicable Governmental Authorities agree to stay or delay enforcement due to such non-compliance, then such cure period shall be further extended for the period of such stay or delay; or

(f)         (i) Sponsor, Holdco, , Pledgor any Obligor, any Key Subsidiary or any Group of Non-Key Subsidiaries is in default in payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness beyond any period of grace provided with respect thereto; or (ii) Sponsor, Holdco, Pledgor, any Obligor, any Key Subsidiary or any Group of Non- Key Subsidiaries is in default in the performance of or compliance with any term of any contract or agreement evidencing any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists (excluding mandatory prepayments not arising from a default), and, as a consequence of such default or condition, such Material Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment or the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) is permitted to cause, with the giving of notice and/or lapse of time, if required, such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Sponsor, Holdco, Pledgor, any Obligor, any Key Subsidiary or any Group of Non-Key Subsidiaries or any of their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Sponsor, Holdco, Pledgor, any Obligor, any Key Subsidiary or any Group of Non-Key Subsidiaries or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)         Sponsor, Holdco, Pledgor, any Obligor, any Key Subsidiary or any Group of Non- Key Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of them or for a substantial part of the assets of any of them, (iii) file an answer admitting the material allegations of a petition filed against it in an involuntary case under the Bankruptcy Code or similar law or proceeding, (iv) make a general assignment for the benefit of creditors, (v) take any corporate action for the purpose of effecting any of the foregoing or (vi) admit in writing its inability, or generally be unable, to pay its debts as such debts become due; or

(i)         one or more final judgments (exclusive of judgments covered by insurance) for the payment of money in excess of the Materiality Threshold shall be rendered against any Obligor, Sponsor, Pledgor, any Key Subsidiary or any Group of Non-Key Subsidiaries and remains unpaid, undismissed or unstayed for a period of sixty (60) or more consecutive days or are not otherwise bonded within such sixty (60) days; or

(j)        (i) this Agreement or any other Credit Document shall be declared in a final judgment by a court of competent jurisdiction to be unenforceable, (ii) any Credit Document shall otherwise cease to be valid and binding or in full force and effect or shall be rescinded, terminated, cancelled, invalidated, enjoined or suspended (in each case, except in connection with its expiration in accordance with its terms (and not related to any default thereunder)) or (iii) any Obligor shall expressly repudiate its obligations under any Credit Document to which it is a party in writing; or

(k)        any part of any Obligor’s or its Subsidiaries’ interests in the Facilities shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon shall be enforced and, in any such case, such seizure, execution, attachment, garnishment, distraint or enforcement shall continue in effect and not be released or discharged for more than one hundred twenty (120) days after an Authorized Officer of the Borrower obtains Knowledge thereof other than any such event that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(l)         any Lien purported to be granted by any of the Security Documents in respect of the Collateral shall cease to be a valid and perfected Lien with the priority described in such Security Document; or

(m)         any ERISA Event shall occur that, either individually or together with any other ERISA Event, could reasonably be expected to have a Material Adverse Effect or the aggregate amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect; or

(n)	a Change in Control shall have occurred.

Section 10.2.    Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 10.1(g) or (h) hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Lenders, by written notice to the Borrower:

(a)         terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof);

(b)         declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and

(c)         demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit to be held as cash collateral, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 10.1(c) or this Section 10.2, shall also promptly send a copy of such notice to the Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 10.3.    Bankruptcy Defaults. When any Event of Default described in Section 10.1(g) or (h) hereof has occurred (each such bankruptcy or other insolvency proceeding described therein, a “Bankruptcy Proceeding”), then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit. Without limiting the foregoing, the Administrative Agent shall be entitled, but not obligated, to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans, issued letters of credit and all other obligations that are owing and unpaid under the terms of this Agreement and other Credit Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, LC Issuers and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and LC Issuers under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders or LC Issuers to whom any amounts are owed under this Agreement and other Credit Documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and LC Issuers; and (ii) required to pay to the Agents any amounts due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under this Agreement and other Credit Documents.

Section 10.4.    Collateral for Undrawn Letters of Credit.

(a)         If the prepayment or cash collateralization of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7(b), Section 10.2 or Section 10.3 above (together with any accrued and unpaid fees), the Borrower shall forthwith pay the amount required to be so prepaid or cash collateralized, to be held by the Administrative Agent as provided in clause (b) below.

(b)     All amounts prepaid or cash collateralized pursuant to clause (a) above shall be held by the Administrative Agent in one or more cash collateral account established at a banking institution selected by the Administrative Agent as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made, and to the payment of the unpaid balance of all other Obligations. The collateral account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent and the LC Lenders. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the collateral account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less; provided that, the Administrative Agent is irrevocably authorized to sell investments held in the collateral account when and as required to make payments out of the collateral account for application to amounts due and owing from the Borrower to the Administrative Agent, the LC Lenders and the LC Issuer; provided, further, however, that if the Borrower shall have made payment of all obligations referred to in clause (a) above required under Section 10.2 or Section 10.3 hereof, so long as no Letters of Credit, Loans or other Obligations (other than Contingent Obligations, unless a claim with respect thereto has been asserted), remains outstanding, at the request of the Borrower, the Administrative Agent shall release to the Borrower any remaining amounts held in the collateral account.

Section 10.5.    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 10.1(c), Section 10.1(e) or Section 10.2 hereof, as applicable, promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.6.     Facility Cure. Notwithstanding anything to the contrary contained herein, to the extent any Event of Default described in Sections 10.1(c), (d), (e), (g), (h), (i), (k), (l) or (m) relating to a specific Facility, Obligor or other Subsidiary occurs and is continuing, the Borrower shall have the right to cure such Event of Default (within ten (10) Business Days after the occurrence thereof) by (a) making a prepayment in an amount equal to the difference between (i) the Available Amount, calculated and determined including such Facility, Obligor or other Subsidiary and (ii) the Available Amount, calculated and determined without reference to such Facility, Obligor or other Subsidiary and (b) delivering an updated Pro Forma Model in form and substance reasonably satisfactory to the Required Lenders, certified by the Borrower (and confirmed by the Independent Engineer and a third-party consultant acceptable to the Lenders) as to the reasonableness of the underlying technical, operating and construction assumptions set forth therein, demonstrating compliance with the Debt Sizing Criteria and Available Amount, and accompanied by a Compliance Certificate substantially in the form of Exhibit M.

SECTION 11. CHANGE IN CIRCUMSTANCES.

Section 11.1.    Change of Law. Notwithstanding any other provisions of this Agreement or any other Credit Document, if at any time after the Closing Date any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any SOFR Loans, such Lender shall promptly give notice thereof to the Borrower, such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans and such Lender’s SOFR Loans shall be converted by such Lender to Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender; provided that if such conversion to Base Rate Loans is unlawful for such Lender, the Borrower shall prepay on demand the outstanding principal amount of any such affected SOFR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, further, however, that if such a prepayment is required, and subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected SOFR Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender shall notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

Section 11.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Term SOFR. Without limiting Section 13.19(b), if on or prior to the first day of any Interest Period for any Borrowing of SOFR Loans:

(a)     the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)     the Required Lenders advise the Administrative Agent that Term SOFR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their SOFR Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make SOFR Loans shall be suspended. Upon receipt of such initial notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

Section 11.3.     Increased Cost and Reduced Return.

(a)     If on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency made or issued after the Closing Date:

(i)       shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its SOFR Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Credit Document in respect of its SOFR Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make SOFR Loans, or issue a Letter of Credit, or acquire participations therein (except for Indemnified Taxes and Excluded Taxes); or

(ii)      shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board (or any successor)) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its SOFR Loans, its LC Notes, its Revolving Loan Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make SOFR Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any SOFR Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Credit Document with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (provided that, the Borrower shall not be obligated to pay any additional amount or amounts in compensation for any such increased cost or reduction that accrued or occurred more than one hundred eighty (180) days before the date of such demand, unless such increased costs or reduction is applied on a retroactive basis in which case such one hundred eighty (180) day period should be extended to include the period of retroactive effectiveness of such event).

(b)     If any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Closing Date or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency made or issued after the Closing Date, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction (provided that, the Borrower shall not be obligated to pay any additional amount or amounts in compensation for any such reduction that occurred more than one hundred eighty (180) days before the date of such demand, unless such reduction is applied on a retroactive basis in which case such 180-day period should be extended to include the period of retroactive effectiveness of such event).

(c)     Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a change in Applicable Law regardless of the date enacted, adopted or issued.

(d)     A certificate of a Lender claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence as to the amount thereof if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(e)     If any Lender requests compensation under this Section 11.3, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.18), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees or cash collateralization of any outstanding Letters of Credit) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under this Section 11.3 or payments required to be made pursuant to Section 13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.4.    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or Affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 11.3, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.3 or Section 13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 11.5.     Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to SOFR Loans shall be made as if each Lender had actually funded and maintained each SOFR Loan through the purchase of deposits having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to Term SOFR.

SECTION 12. THE ADMINISTRATIVE AGENT.

Section 12.1.    Appointment and Authorization of Administrative Agent. Each Lender (on behalf of itself and each Affiliate of such Lender that is a Permitted Hedge Counterparty) hereby appoints Wells Fargo Bank, National Association. as the Administrative Agent under the Credit Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Credit Documents, the Borrower or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein. Use of the term “agent” in this Agreement or in any other Credit Document (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties. The Borrower agrees to pay to the Administrative Agent such fees and other charges as may be separately agreed in writing. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

Section 12.2.    Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Credit Documents. The term “Lender” as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References herein to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 12.3.     Action by Administrative Agent.

(a)     If the Administrative Agent receives from the Borrower a written notice of Default or an Event of Default pursuant to Section 8.15 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default.

(b)     The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is provided in writing by a Lender or the Borrower. In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Credit Documents, shall be binding upon all the Lenders and the holders of the Obligations. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power hereunder or under any Credit Document except as expressly instructed in accordance with the terms of this Agreement; provided that the Administrative Agent shall not be required to take any action, which exposes Administrative Agent to any liability or is contrary to any provision of the Credit Documents or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Credit Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.

(c)     The authority to enforce rights and remedies under this Agreement and other Credit Documents against the Borrower or any Guarantor shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Administrative Agent for the benefit of all the Lenders and the LC Issuers.

Section 12.4.     Liability of Administrative Agent; Credit Decision.

(a)     Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower or a Lender.

(b)     Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (A) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an LC Issuer); (C) the performance or observance of any of the covenants or agreements of the Obligors contained herein or in any other Credit Document; (D) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (E) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts (in the absence of its own gross negligence or willful misconduct as determined in a final and non- appealable judgment by a court of competent jurisdiction).

(c)     The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent or attorney-in-fact.

(d)      In the absence of its own gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction, the Administrative Agent shall (i) not incur any liability by acting in reliance upon any notice, consent, certificate, or other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties and (ii) be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person, in each case, to the extent delivered or received in accordance with the terms of the Credit Documents. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon, in each case, to the extent delivered or received in accordance with the terms of the Credit Documents.

(e)      In determining compliance with any condition to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, the Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless the Administrative Agent receives notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent shall have no duty whatsoever to investigate or verify whether any such signature is genuine or authorized or whether the information in any such communication, instruction, certificate, notice or other document is genuine or accurate. In particular and without limiting any of the foregoing, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

(f)       In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Credit Documents or in the exercise of any of its rights or powers under this Agreement except as provided in clause (a) of this Section 12.4.

(g)      Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall not have any liability to any Lender with respect thereto. For purposes of this Section 12.4(g), the term “Lender” includes each LC Issuer.

(h)      The Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Credit Documents, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

(i)       The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(j)       The Administrative Agent shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing.

Section 12.5.    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold each of the Agents, in such capacity, and their respective directors, officers, employees, agents, advisors, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined in a final and non-appealable judgment by a court of competent jurisdiction. The obligations of the Lenders under this Section 12.5 shall survive termination of this Agreement or the resignation or removal of the applicable Agent. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Credit Documents. To the fullest extent permitted by Applicable Law, in no event shall any of the Administrative Agent, Sustainability Structuring Agent, or each their officers, directors, employees, agents and advisors (each such person being called an “Agent Indemnitee”) be liable, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or the use of the proceeds thereof. No Agent Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated thereby.

Section 12.6.    Resignation of Administrative Agent and Successor Agent.

(a)      The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. The Borrower may require the Administrative Agent to resign in the event that the Borrower is required to pay any Indemnified Taxes or additional amounts to the Administrative Agent or any Governmental Authority for the account of the Administrative Agent pursuant to Section 13.1 or Section 13.3.

(b)      Upon the resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may (but shall not be required to), on behalf of the Lenders, appoint a successor Administrative Agent which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that, notwithstanding any of the foregoing, if the Borrower shall fail to provide its consent to a successor Administrative Agent within thirty (30) days of the expiry of the retiring Administrative Agent’s notice of resignation (and the Required Lenders or the retiring Administrative Agent shall otherwise have appointed a successor Administrative Agent in accordance with this clause (b)), the Administrative Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Administrative Agent or for other appropriate relief. The reasonable and documented out-of-pocket costs and expenses (including its reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Administrative Agent in connection with such proceeding shall be paid by the Borrower. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, no successor Administrative Agent shall be appointed without the consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(c)      Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations in such capacity thereunder first accrued after the date of such acceptance (other than its duties and obligations under Section 13.28 of this Agreement). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.

(d)      If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Security Documents (if any) shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 12.7.    LC Issuer. The LC Issuers shall act on behalf of the LC Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each LC Issuer, shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent,” as used in this Section 12, included such LC Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each LC Issuer.

Section 12.8.    Designation of Additional Agents. With the prior consent of the Borrower, the Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 12.9.     Erroneous Payments to Administrative Agent.

(a)      Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or any other Person that has received funds from the Administrative Agent or any of its affiliates, on behalf of a Lender (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates were mistakenly or erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)     Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)      In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that is a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (c) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (c) shall govern in the event of any conflict with the terms and conditions of Section 13.16 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(d)      The parties hereto agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount (provided that the Borrower’s Obligations under the Credit Documents in respect of such subrogation rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.9 or under the indemnifications provisions of this agreement. Nothing in this Section 12.9 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent. The Borrower shall be permitted to enforce this Section 12.9, and the parties hereto agree that remedies at law may not be a sufficient remedy and that the Borrower shall be entitled to specific performance of the terms of this Section 12.9, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(e)      Each party’s obligations under this Section 12.9 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section 12.10.  Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this credit facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 12.11.   Certain ERISA Matters.

(a)      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such “Qualified Professional Asset Manager” made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

SECTION 13. MISCELLANEOUS.

Section 13.1.    Payments Free of Withholding Taxes. Any and all payments by or on account of any obligation of an Obligor under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Obligor or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by such Obligor or the Administrative Agent, then the applicable Obligor or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 13.1) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 13.2.     Payment of Other Taxes by the Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.

Section 13.3.     Indemnification by the Obligors. The Obligors shall indemnify each Lender and/or Agent, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13) payable or paid by any such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Obligor by such Lender or Agent shall be conclusive evidence as to the amount thereof, absent manifest error.

Section 13.4.     Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 13, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Section 13.5.     Status of Lender. (a) If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, it shall deliver to each Obligor and the Administrative Agent, on or prior to the date such Lender acquires an interest in a Loan, and subsequently, at the time or times reasonably requested by any Obligor or the Administrative Agent, such properly completed and executed documentation so requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, on or prior to the date such Lender acquires an interest in a Loan, and subsequently, if reasonably requested by any Obligor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or so requested by such Obligor or the Administrative Agent as will enable such Obligor or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (b)(i), (b)(ii) and (b)(iv) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

If an Obligor becomes obligated to pay any Indemnified Taxes pursuant to this Agreement, each Lender and the Administrative Agent hereby agree to cooperate with such Obligor, at the cost and expense of such Obligor, to avoid the imposition of such Tax, including, without limitation, by designating a different lending office for the Loans of such Lender incurring such Tax or otherwise restructuring the transactions contemplated by this Agreement; provided that, such designation or restructuring will not, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Person.

Each Lender hereby agrees to reimburse each Obligor or the Administrative Agent for any withholding Taxes collected which such Obligor or the Administrative Agent fails to withhold on payments to such Lender as a direct result of the invalidity of any form or certificate required to be provided by such Lender by this Section 13.5 or Section 13.6 hereof.

(b)      Without limiting the generality of the foregoing, in the event that any Obligor is a U.S. Person,

(i)        if any Lender is a U.S. Person it shall deliver to the Borrower (for the benefit of each other Obligor) and the Administrative Agent on or prior to the date on which such Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)       if any Lender is not a U.S. Person it shall, to the extent it is legally entitled to do so, deliver to the Borrower (for the benefit of each other Obligor) and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or, in each case, an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E (or, in each case, an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)     executed copies of IRS Form W-8ECI;

(C)     in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or any of the Guarantors within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower or any of the Guarantors as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or, in each case, an applicable successor form); or

(D)    to the extent a Lender that is not a U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or, in each case, an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 hereto on behalf of each such direct and indirect partner;

(iii)             any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (for the benefit of each other Obligor) and the Administrative Agent (in such number of copies as shall be requested) on or prior to the date on which such Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, any other Obligor or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)             if a payment made to any Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower (for the benefit of each other Obligor) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Obligor and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. For purposes of Section 13.5, the term “Lender” includes each LC Issuer.

Section 13.6.     Status of the Administrative Agent. On or before the date on which Wells Fargo Bank, National Association (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of IRS Form W-9, W-8ECI or W-8BEN-E (as applicable with respect to any payments to be received on its own behalf) and IRS Form W-8IMY or W-9 (as applicable for all other payments).

Section 13.7.     Treatment of Certain Refunds. If, following the imposition of any Taxes on any payment by any Obligor to any Lender or the Administrative Agent in respect of which any Obligor is required to make an additional payment pursuant to this Section 13, any Lender or the Administrative Agent receives a refund of any Taxes as to which it has been indemnified (as determined in the reasonable discretion of the Lender), such Lender or the Administrative Agent will reimburse the Obligors in an amount equal to such refund but only to the extent of indemnity payments made or additional amounts paid by the Obligors under this Section 13 with respect to Taxes giving rise to such refund, net of all out of pocket expenses of such Lender or the Administrative Agent and without interest (other than any net after-tax interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Section 13.7, in no event will any Lender or the Administrative Agent be required to pay any amount to the Obligors pursuant to this Section 13.7, the payment of which would place such Lender or the Administrative Agent in a less favorable net after-tax position than such Lender or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Each Obligor, upon the request of any Lender or the Administrative Agent, agrees to repay to such Lender or the Administrative Agent the amount paid over to the Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such Lender or the Administrative Agent is required to repay such refund or reduction to such Governmental Authority. This Section 13.7 shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Obligors or any other Person.

Section 13.8.     Defined Term. For purposes of Sections 13.1 through 13.7, the term “law” includes FATCA.

Section 13.9. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.10. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.11. Survival of Representations. All representations and warranties made herein or in any other Credit Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.12. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Section 2.10, Section 11.3, and Section 13.21 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Obligations.

Section 13.13. Sharing of Set-Off. Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment pursuant to Section 13.22 hereof in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 13.13, amounts owed to or recovered by the LC Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the LC Issuer as a Lender hereunder. The provisions of this Section 13.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and as a result of the operation of Section 2.13 hereof or, so long as no Default or Event of Default has occurred and is continuing, the payment of Loans on the applicable Maturity Date with respect to such Lender), (y) the application of cash collateral provided for in this Agreement, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 13.13 shall apply).

Section 13.14. Notices. Except as otherwise specified herein, all notices hereunder and under the other Credit Documents shall be in writing (including, without limitation, notice by electronic communication) and shall be given to the relevant party at its address set forth below, or such other address as such party may hereafter specify by notice to the Administrative Agent and the Borrower, by courier, by United States certified or registered mail, or by other electronic communication capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to any Lender shall be addressed to its address set forth on its Administrative Questionnaire; and notices under the Credit Documents to the Borrower or the Administrative Agent shall be addressed to their respective addresses set forth below:

To the Borrower: GREC Warehouse Holdings 1 LLC 230 Park Avenue, Suite 1560 New York, New York 10169 Email: generalcounsel@greenbackercapital.com

To the Administrative Agent:

Wells Fargo Bank, National Association

1700 Lincoln St, 12th Floor

Denver, CO 80203

MAC C7300-128

Attention: Bobby Ausman

Email: Robert.l.ausman@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

1525 West WT Harris Blvd. 1B1 Charlotte,

NC 28262

MAC D110-019

Attn: Leng Xiong

Email: leng.xiong2@wellsfargo.com

Each such notice, request or other communication shall be effective (i) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the addresses specified in this Section 13.14 or in the relevant Administrative Questionnaire; provided that, any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 13.15. Counterparts; Electronic Execution.

(a)          Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Electronic delivery of an executed counterparty of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

(b)          Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Credit Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.

Section 13.16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of and be binding on the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrower may not assign any of its rights or obligations under any Credit Document (other than assignments as a matter of law pursuant to a merger or dissolution permitted by Section 9.4 hereof) without the written consent of all of the Lenders, and any such assignment without such consent shall be void and of no effect.

Section 13.17. Participants. Following the Closing Date, each Lender may sell participations to one or more banks, financial institutions or other Persons (other than natural persons, Borrower or any of Borrower’s Affiliates or Subsidiaries) in all or a portion of its rights and obligations under this Agreement without the consent of the Borrower, the Administrative Agent or any other Person; provided that, the participant shall not become a Lender (but shall, pursuant to the terms of the sale of such participation, be obligated to comply with Section 13.30 hereof as if the participant were a Lender) and (i) such Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) no participant shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Credit Documents, without such participant’s consent, that would (a) increase the Commitments of such participant, (b) reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest (provided that, no participant’s consent shall be required for the rescission of any default interest imposed pursuant to Section 2.8), or (c) release all or substantially all of the Collateral or value of the Guarantees (except as otherwise provided for in the Credit Documents), and for the avoidance of doubt, no participant shall have any rights with respect to waivers of defaults or Events of Default and (v) any participation shall be in a pro rata proportion of such Lenders’ rights and obligations with respect to all of the Loans and Commitments held by such Lender. Any party to which such a participation has been granted shall have the benefits of Section 2.10 and Section 11.3 hereof except that any amount paid to such party under either such section shall not exceed the amount that would have been paid to such Lender in such circumstance. Any party to which such a participation has been granted shall have the benefits and requirements of Sections 13.1 through 13.10 (it being understood that the documentation required under Section 13.5 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.18; provided that such party shall not be entitled to receive any greater payment under Sections 13.1 through 13.8 with respect to any participation than its participating Lender would have been entitled to receive. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section 13.17 any financial or other information pertaining to the Borrower or any Subsidiary, subject to the provisions of Section 13.30 hereof. Each Lender that sells a participation shall, acting solely for this purpose as a “non-fiduciary” agent of the Borrower and each other Obligor, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.18. Assignments.

(a)          Any Lender may at any time assign to one or more banks, financial institutions or other Persons all of such Lender’s rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it), subject to clause (c) below.

(b)          The Borrower shall have the right to require an LC Issuer, at the Borrower’s sole expense and effort, upon notice to such LC Issuer and the Administrative Agent, to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee (which is an Acceptable Bank identified by the Borrower) that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment) if such LC Issuer is no longer an Acceptable Bank; provided that such LC Issuer shall have received payment of all amounts payable to it hereunder.

(c)          Any assignment pursuant to Section 13.18(a) must satisfy all of the following conditions:

(i)           Acceptable Bank. The assignee shall, at the time of such assignment, be an Acceptable Bank.

(ii)          No Partial Assignment. Solely with respect to LC Loans, the assignor must assign, and the assignee must assume, the LC Lender’s entire Commitment and one hundred (100%) of the LC Loans and participation interest in LC Obligations at the time owing to such LC Lender. No LC Lender shall assign a portion or a share of such LC Lender’s rights and obligations under this Agreement with respect to all of the LC Loans and Commitments held by such assigning LC Lender.

(iii)         Required Consents. No consent shall be required for any assignment except:

(A)          the consent of the Administrative Agent shall be required;

(B)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice within twenty (20) Business Days after having received notice thereof;

(C)          the consent of each LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required if (1) such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          if the assignment is by an LC Issuer, then, with respect to all applicable outstanding Letters of Credit, replacement Letters of Credit shall be issued by the assignee LC Issuer simultaneously with the effectiveness of such assignment.

(iv)         Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent); provided, however, that if the assignee is a Lender, or an Affiliate of a Lender, such processing and recordation fee shall not be due, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to the Borrower. No such assignment or participation shall be made to the Borrower or any of its Affiliates or Subsidiaries without the consent of each Lender.

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.18(d) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 13.12 and 13.21 with respect to facts and circumstances occurring prior to the effective date of such assignment, and notwithstanding the foregoing, shall continue to be bound by Section 13.30 hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.18(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.17 hereof.

(d)          Register. The Administrative Agent, acting solely for this purpose as a “non-fiduciary” agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (for its own account), at any reasonable time and from time to time upon reasonable prior notice.

(e)          Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 13.18 shall not apply to any such pledge or grant of a security interest; provided that, no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided, further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.19. Amendments.

(a)          Any provision of this Agreement or the other Credit Documents may be amended or waived if such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of any Agent or any LC Issuer are affected thereby, such Agent or such LC Issuer, as applicable; provided that:

(i)           no amendment or waiver pursuant to this Section 13.19 shall (A) increase any Commitment of any Lender without the consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment), or (B) reduce the amount of or postpone the date for any scheduled payment of principal or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii)          no amendment or waiver pursuant to this Section 13.19 shall, unless signed by each Lender, change the definition of Required Lenders, Supermajority Lenders, change the provisions (or defined terms used therein) of Section 4.2, Section 7.1; Section 7.2; Section 7.3, Section 7.4, Section 13.13, Section 13.17 or Section 13.18 hereof, change the provisions of this Section 13.19, release all or substantially all of (x) the Collateral or (y) subject to Section 5.5, the guaranty provided pursuant to Section 5, change the definitions of Eligibility Criteria, Concentration Limits, Minimum Equity Requirement, Permitted Tax Equity Arrangement or Debt Sizing Criteria in any way that would affect the overall sizing of the aggregate Available Amount or affect the percentage of Lenders required to take any action hereunder or under any other Credit Document;

(iii)         no amendment or waiver pursuant to this Section 13.19 shall, unless signed by each Lender, change any provision hereof in a manner that would alter the pro rata sharing of payments or the pro rata reduction of Commitments among the Lenders or change the priority of payments in the Collateral Accounts;

(iv)         no amendment or waiver pursuant to this Section 13.19 shall, unless signed by each Lender, change the priority of Liens or subordinate the obligations hereunder or under the other Credit Documents to any other Indebtedness or Liens;

(v)          no amendment or waiver pursuant to this Section 13.19 shall, unless signed by the Supermajority Lenders, change the definitions of Permitted Dispositions, Permitted Indebtedness, or Tax Equity Investor, or change the provisions of Section 9.8 or Section 9.9 hereof (whether directly or by modification of the defined terms therein); and

(vi)         no amendment or waiver pursuant to this Section 13.19 shall, unless signed by each Lender adversely affected thereby, (A) extend the applicable Maturity Date, but such Maturity Date may be extended solely with respect to such Lender with the consent of such Lender (no Lender having an obligation to provide any such consent) (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date) or (B) modify any condition precedent to any Credit Event or any defined terms as used in any such condition precedent;

provided, however, that notwithstanding anything to the contrary contained herein, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced (provided that a waiver of the Default Rate shall not constitute a reduction in the rate of interest) and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (2) any amendment, waiver or consent requiring the consent of all of the Lenders or each affected Lender that by its terms adversely affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender, and (y) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (A) to implement New Revolving Loan Commitments under Section 2.14 and (B) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), in each case so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or LC Issuer, if applicable) and the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. No writing shall be required to give effect to the provisions of this Section 13.19.

(b)	Benchmark Replacement Setting.

(i)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document (and any Hedging Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 13.19(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party to this Agreement or any other Credit Document.

(iii)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 13.19(b)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 13.19(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 13.19(b).

(iv)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(c)          Notwithstanding anything herein to the contrary, the LC Loan Maturity Date for any Letter of Credit (and related LC Loans) may be amended or waived in a writing that is signed by (a) the Borrower, (b) the LC Lenders, and (c) the applicable LC Issuer.

Section 13.20. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.21. Costs and Expenses; Indemnification.

(a)          The Borrower shall pay promptly upon written notice from the Administrative Agent all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be delivered hereunder, whether or not any drawdown has been made hereunder, including without limitation, the reasonable and documented fees and out-of-pocket expenses of (i) one counsel and (ii) any transaction-related expenses relating to the maintenance of a Debtdomain (or equivalent) website. The Borrower further agrees to pay all reasonable and documented costs and expenses in connection with (i) audits, (ii) appraisals and valuations, (iii) the preparation or review of waivers, consents and amendments, (iv) questions of interpretation of this Agreement, (v) the establishment of the validity and enforceability of this Agreement, (vi) the preservation or enforcement of rights of the Administrative Agent and the Lenders under this Agreement and other Credit Documents to be delivered hereunder, including conducting searches, filing fees and documentation fees, and (vii) the exercise of any right or remedy of any nature or kind contained herein or in any Credit Document, including, without limitation, all reasonable costs and expenses sustained by the Administrative Agent and the Lenders as a result of any failure by the Borrower to perform or observe any of its obligations hereunder, together with interest at the highest rate borne by the Obligations when such amounts are overdue. Such costs and expenses shall be payable whether or not a Loan is advanced under this Agreement.

(b)          The Borrower shall defend and indemnify the Administrative Agent (and any sub-agent thereof), each Lead Arranger, each Lender and each LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by any party to any Credit Document of its obligations hereunder or thereunder, or any transactions contemplated under any Credit Document, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Facilities, or any Environmental Liability or Environmental Claim related in any way to the Borrower or the Facilities, (iv) the exercise by the Administrative Agent (or the other Secured Parties) of their rights and remedies (including foreclosure) under any Credit Document, (v) any claim, action, civil penalty or fine, any settlement and any other kind of loss or liability, and all reasonable and documented costs and expenses (including reasonable and documented counsel fees and disbursements), incurred by any Indemnitee as a result of conduct of the Borrower or any of their directors, officers, employees, agents or advisors that violates any Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (but, in each case, limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (1) one counsel to all Indemnitees taken as a whole, (2) if reasonably necessary, additional counsel in the event of any actual or potential conflict of interest between Indemnitees and (3) if reasonably necessary, one firm of local counsel in each relevant jurisdiction); provided that such indemnity shall not, as to any Indemnitee, be available solely to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) a claim not involving an act or omission of the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such and other than claims with respect to a Letter of Credit brought by one Indemnitee against another Indemnitee acting in a different capacity or role with respect to such Letter of Credit such as an issuing bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank). This indemnity shall survive the resignation or removal of the Administrative Agent and the termination of this Agreement. Notwithstanding the foregoing, this Section 13.21(b) shall not apply to any loss attributable to any Taxes or Other Taxes, which shall be governed by Section 13.3. To the fullest extent permitted by Applicable Law, in no event shall any Indemnitee be liable, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated thereby.

(c)       A certificate of a Lender as to the amount of any such loss or expense shall be prima facie evidence as to the amount thereof, in the absence of manifest error. The agreements in this Section 13.21 shall survive the termination of this Agreement and repayment of the Obligations.

This Section 13.21 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

Section 13.22. Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each LC Issuer is hereby authorized by the Borrower at any time or from time to time, to the fullest extent permitted by law, upon providing written notice to the Administrative Agent, but without notice to the Borrower or to any other Person other than the Administrative Agent, any such notice being hereby expressly waived, to set-off and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time owing by that Lender or that LC Issuer to or for the credit or the account of the Borrower, whether or not matured, against and on account of the overdue Obligations of the Borrower to that Lender or that LC Issuer under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Lender or that LC Issuer shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have been accelerated pursuant to Section 10 hereof.

Section 13.23. Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.24. Governing Law. This Agreement and the other Credit Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and governed in accordance with the laws of the State of New York.

Section 13.25. Severability of Provisions. Any provision of any Credit Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Credit Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Credit Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Credit Documents invalid or unenforceable.

Section 13.26. Construction. The parties acknowledge and agree that the Credit Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Credit Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Security Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the security documents.

Section 13.27. Lenders’ Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.28. Submission to Jurisdiction; Waiver of Jury Trial.

(a)          The Borrower hereby submits to the nonexclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b)          The borrower, the Administrative Agent, and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating any credit document or the transactions contemplated thereby.

(c)          The Borrower agrees, to the fullest extent permitted by Applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in this Section 13.28 brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(d)          Nothing in this Section 13.28 shall affect the right of any Lender or LC Issuer to serve process in any manner permitted by law, or limit any right that any Lender or LC Issuer may have to bring proceedings against the parties hereto in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 13.29. USA PATRIOT ACT. Each Lender that is subject to the requirements of United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 13.30. Confidentiality.

(a)          The Borrower agrees that the Administrative Agent and each Lender may provide any permitted assignee or participant pursuant to Section 13.17 and Section 13.18 with any information concerning the financial condition, Property and operation of the Borrower and any of its Subsidiaries, subject to such parties agreeing to maintain the confidentiality of such information on a substantially similar basis as provided in Section 13.30(b).

(b)          The Administrative Agent and each Lender acknowledges the confidential nature of this Agreement and the other Credit Documents (and the terms thereof) and the financial, operational and other information and data provided and to be provided to it by the Borrower pursuant hereto (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:

(i)           it may disclose all or any part of the Information (A) if, in its opinion, such disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceeding or in order to comply with Applicable Law; (B) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (C) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person (including any supervisory or self-regulatory authority, such as the National Association of Insurance Commissioners); (D) to any party hereto; (E) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (F) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.30, or (y) becomes available to the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower who did not acquire such information (directly or indirectly) as a result of a breach of this Section 13.30 or (G) with the consent of the Borrower; and

(ii)          it shall incur no liability in respect of any disclosure of Information to any, or pursuant to the requirements of any, judicial authority, law enforcement agency or taxation authority.

(c)          The Administrative Agent and each Lender shall endeavor to provide prior notice to the Borrower, unless prohibited by law from doing so, of any requirement that it deliver information pursuant to Section 13.30(b) and shall disclose only such information as is reasonably required pursuant to any such requirement. The Administrative Agent and the Lenders shall have no liability whatsoever to the Borrower in respect to its failure to provide such notice.

Notwithstanding any contrary provision of this Section 13.30, each Lender shall have the right to publicize its participation in the Loan and the transactions contemplated in this Agreement and the other Credit Documents through industry standard methods including, without limitation, tombstone advertisements and press releases. Prior to any publication, such Lender will secure the Borrower’s approval of the form and content of publication, which will not be unreasonably withheld.

Section 13.31. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          The application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          The effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.32. Acknowledgment Regarding Any Supported QFCs Acknowledgment.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Permitted Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 13.32, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13.33. Liens. If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over certain assets (including real property) pursuant to any law of the United States or any state thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

Section 13.34. Collateral Agent and Intermediary. Each Lender (on behalf of itself and each Affiliate of such Lender that is a Permitted Hedge Counterparty) authorizes the Administrative Agent to enter into the Security Documents and to appoint and authorize the Collateral Agent to act on such Lender and its Affiliates, if applicable, behalf, as set forth therein. Each of the Collateral Agent and the Intermediary shall be entitled to all benefits, rights (including indemnification rights), powers, privileges, protections, indemnities and immunities granted to the Collateral Agent and the Intermediary, respectively, under the Security Agreement, all of which are incorporated herein mutatis mutandis.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

Borrower:

GREC Warehouse Holdings 1 LLC

By:	/s/ Spencer Mash
Name:	Spencer Mash
Title:	Chief Financial officer

[Signature Page to Credit and Guaranty Agreement]

Guarantor:

GREC Development Holdings 1 LLC

By:	/s/ Spencer Mash

Name:	Spencer Mash
Title:	Chief Financial Officer

Guarantor:

Pemaquid Manager LLC

By:	/s/ Spencer Mash

Name:	Spencer Mash
Title:	Chief Financial Officer

[Signature Page to Credit and Guaranty Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Bobby Ausman
Name:	Bobby Ausman
Title:	Director

[Signature Page - Credit & Guaranty Agreement (GREC Warehouse)]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and Initial LC Issuer

By:	/s/ Bobby Ausman
Name:	Bobby Ausman
Title:	Director

Lending Office Address:

1700 Lincoln St, 12th Floor
Denver, CO 80203
MAC C7300-128
Attention: Bobby Ausman
Email: Robert.l.ausman@wellsfargo.com

[Signature Page - Credit & Guaranty Agreement (GREC Warehouse)]